UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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BABCOCK & WILCOX ENTERPRISES, INC.
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2019 Proxy Statement

Global leader in energy and environmental technologies and services

Babcock & Wilcox Enterprises, Inc.

May 13, 2019	Via live webcast at www.virtualshareholdermeeting.com/BW2019
Dear Fellow Stockholders:
On behalf of your Board of Directors, we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (B&W Enterprises) 2019 Annual Meeting of Stockholders on June 14, 2019. This will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time. You will be able to attend the Annual Meeting online and submit questions while it is ongoing by visiting www.virtualshareholdermeeting.com/BW2019. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through The B&W Thrift Plan, which must be voted prior to the meeting).
We invite you to read this year’s proxy statement that highlights key activities and accomplishments in 2018 and presents the matters for which we are seeking your vote at the 2019 Annual Meeting.
Looking Back and Ahead
The past year was challenging for B&W, but we believe that our progress shows we are firmly on the right path forward. Since the beginning of 2018, we have turned over four of our Vølund European loss projects to our customers. In addition, on April 5, 2019, we announced that we had secured additional financing and reached an agreement with our customers to settle and significantly limit future liabilities associated with two of our Vølund European loss projects and terminate our obligations on an additional European waste-to-energy EPC contract that has not yet reached the project phase. Today and always, we remain focused on delivering on our commitments to our customers, improving our business and strengthening the Company for the future.
Our Corporate Governance
We have continued to be guided by strong corporate governance practices that demonstrate our commitment to ethical values and to being responsive to our stockholders. Our engaged, committed and diverse Board serves as a competitive advantage that helps to guide and oversee the Company, and we are pleased that Kenneth Siegel, Bryant Riley and Alan Howe have joined the Board. We welcome feedback from our stockholders and, in response to what we have heard, recommend that they vote in favor of all management’s proposals in this proxy statement.
Your Viewpoint is Important
We hope you are able to participate in our Annual Meeting to hear more about our operations and our progress, and we encourage you to share your thoughts, concerns and suggestions with us. We also want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend, please cast your vote as soon as possible either via:

•	the Internet at www.proxyvote.com

•	by calling 1-800-690-6903, or

•	by returning the accompanying proxy card if you received a printed set of materials by mail.
Further instructions on how to vote your shares can be found in our proxy statement.
While 2018 was a difficult year for B&W Enterprises, we are excited about our opportunities for the future. On behalf of the Board of Directors and employees of B&W Enterprises, I want to thank you for your continued support and investment in our business. If you have any questions or suggestions, please feel free to contact us at the address below or by visiting our website.

Board of Directors Babcock & Wilcox Enterprises, Inc. 20 South Van Buren Avenue Barberton, OH 44203 c/o J. André Hall, Corporate Secretary	Sincerely,

Kenneth Young Chief Executive Officer

May 13, 2019
Babcock & Wilcox Enterprises, Inc.
20 South Van Buren Avenue
Barberton, Ohio 44203
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
The 2019 Annual Meeting of the Stockholders (the “Annual Meeting”) of Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time on June 14, 2019. You will be able to attend the Annual Meeting online and submit questions while it is ongoing by visiting www.virtualshareholdermeeting.com/BW2019. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through The B&W Thrift Plan, which must be voted prior to the meeting). The Annual Meeting will be held to:

(1)
approve amendments to the Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) to declassify the Board of Directors (the "Board") and provide for annual elections of all directors beginning at the 2021 annual meeting of stockholders;

(2)	if Proposal 1 is approved, elect Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel as Class I directors of the Company for a term of two years;

(3)	if Proposal 1 is not approved, elect Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel as Class I directors of the Company for a term of three years;

(4)
approve amendments to the Company’s Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and the Amended and Restated Bylaws (“Bylaws”);

(5)	approve amendments to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock from 200,000,000 shares to 500,000,000 shares;

(6)	approve the Equitization Transactions (as defined in the accompanying proxy statement);

(7)
approve an amendment to the Company’s Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley Financial, Inc. (together with its affiliates, “B. Riley”), Vintage Capital Management, LLC (together with its affiliates, “Vintage”) or their respective directors, officers, shareholders, or employees;

(8)	approve amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock;

(9)	approve an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan;

(10)	ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019;

(11)	approve, on a non-binding advisory basis, the compensation of our named executive officers; and

(12)	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
If you were a stockholder as of the close of business on May 8, 2019 (the “record date”), you are entitled to vote at the Annual Meeting and at any adjournment thereof. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time.
On May 13, 2019, we commenced mailing our proxy materials to all stockholders of record as of the record date and posted our proxy materials at www.proxyvote.com. We have enclosed a copy of our 2018 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.
By Order of the Board of Directors,
J. André Hall
Corporate Secretary

2019 PROXY STATEMENT SUMMARY
Recent Financing and Other Actions
On April 5, 2019, we announced that we had taken action to strengthen our financial position. This included securing additional financing and amending our U.S. credit agreement with our current lenders. The amendment provided for an additional $150.0 million of financing from B. Riley through Tranche A-3 last-out term loans as well as an incremental uncommitted facility of up to $15.0 million to be provided by B. Riley or an assignee. The proceeds from the Tranche A-3 last-out term loans were used to pay the amounts due under the settlement agreements discussed below and for working capital and general corporate purposes. The amendment also, among other things, modified various covenants in our U.S. credit agreement going forward to provide us with additional operational flexibility and created an event of default if we fail to terminate the existing revolving credit facility under the U.S. credit agreement on or before March 15, 2020. In connection with the amendment, the Company agreed to seek stockholder approval for, among other things, the Equitization Transactions described in this proxy statement.
On April 5, 2019, we also announced that we paid a combined £70 million (approximately $91.6 million at exchange rates at the time of announcement) to our customers on our two remaining European Vølund loss projects – referred to as the “second” and “fifth” projects in previous communications – in exchange for significantly limiting our obligations under these contracts, including a waiver of the customer’s rejection and termination rights on the fifth project. We agreed to provide construction services on the fifth project to complete key systems of the plant, not to exceed a minimal cost to complete. The settlement also eliminates all historical claims and remaining liquidated damages. Upon completion of these activities in accordance with the settlement, we will have no further obligation related to the fifth project other than customary warranty of core products. For the second project, the settlement clearly defines and limits the remaining performance obligations and settles prior claims. We expect to turn over the second project in May 2019 and will then assume the plant’s operations and maintenance under a separate contract.
We also entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations and our risk related to acting as the prime EPC should the project move forward.
We believe that this financing and these settlements, when combined with the turnover of the other four European Vølund loss projects which have occurred since the beginning of 2018, will allow us to focus on unlocking the value and strong position of our power business, along with the core technologies of Vølund and SPIG.
2018 Performance
The last fiscal year was a year of significant transition as we focused on project execution, meeting the needs of our customers and implementing disciplined cost reduction to help lay the groundwork for improved profitability, cash flow and liquidity. Our efforts included completing the sale of several subsidiaries, including MEGTEC, Universal and our waste-to-energy operations and maintenance business in West Palm Beach, Florida. We also successfully completed a stock rights offering that provided liquidity and flexibility to make important improvements to our business.
Throughout 2018, our Babcock & Wilcox segment (formerly called the Power segment) remained our core business and a strong performer. As some of our competitors have largely exited the global coal markets, the segment’s aftermarket Parts & Services business is well-positioned to continue serving the North American utility installed base while growing its worldwide market share. In addition, coal remains the fuel of choice for power generation in many international areas, and we continue to pursue significant projects in these regions. The segment is also gaining momentum with its industrial steam generation offerings, such as package boilers, and is driving to leverage its large industrial installed base, particularly in Pulp & Paper, to grow its aftermarket business.
Other developments included moving our headquarters from Charlotte to Ohio, and our announcement that we will relocate our operations to a new, centrally-located leased facility in Akron, Ohio. This will not only reduce overhead costs, but also provides a vibrant, dynamic workplace that helps us to attract and retain our talented people. We also eliminated unnecessary spending, and we aggressively drove cost-improvement initiatives to take costs out of our businesses.
2018 Pay-For-Performance
Our executive compensation programs are based on a strong alignment between pay and performance and this is reflected in the payout amounts under our annual incentive plan and the value of earned awards granted under our long-

term incentive program. Decisions by the Compensation Committee for 2018 also took into account feedback from our stockholders and concern for retention of key personnel while we address operational issues.
The Company again did not perform as expected in 2018. Our safety metrics, which are evaluated independently from our financial performance, accounted for 10% of the target awards and all of the payout for our annual incentive program. Solely as a result of the Company’s safety performance, which exceeded the benchmark set by the Company, the payout percentage for each of our participating named executive officers (“NEOs”) was 10% of the target annual incentive award. For the third year in a row, no payment was earned under the financial component of the annual incentive award. See “2018 Summary Compensation Table” for a comparison of the total compensation received by our NEOs in 2018 versus 2017 and 2016, as applicable.
Our long-term incentive compensation metrics (earnings per share, relative total stockholder return and return on invested capital), have historically been designed to drive performance and align the interests of officers and employees with those of stockholders. In light of our recent financial performance, however, our performance-based share awards granted in 2016 failed to pay out, and the current projected value of the performance-based share awards granted in 2017 under our long-term incentive plan is significantly impaired.
Governance Highlights
Corporate governance is important, and we believe that our governance policies and structures provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.

Board Elections	• Majority voting in uncontested elections
Board Independence	• Five out of seven of our directors are independent • Our Chief Strategy Officer is the only management director
Board Composition
•    Currently the Board consists of seven directors
•    The Board annually assesses its performance through Board and committee self-evaluations
•    The Governance Committee leads the full Board in considering Board competencies and refreshment in light of Company strategy

Board Committees	• We have three standing Board committees – Audit and Finance, Governance, and Compensation • All committees are composed entirely of independent directors
Leadership Structure
•    Our independent Chairman works closely with our CEO and provides feedback to management
•    Among other duties, our Chairman is involved in setting the Board’s agenda and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight
•    Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
•    The Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks, and taking appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the Chairman and other directors • Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainers in shares of common stock
Accountability to Stockholders	• We actively reach out to our stockholders through our engagement program • Stockholders can contact the Board, Chairman or management through our website or by regular mail
Management Succession Planning	• The Board actively monitors our succession planning and people development • At least once per year, the Board reviews senior management succession and development plans
As part of our commitment to effective corporate governance, management and the Board reviewed current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. Similarly, the Board considered the view held by many institutional stockholders that provisions such as those contained in our Certificate of Incorporation that prohibit stockholders from amending certain provisions of our Bylaws or our Certificate of Incorporation without the approval of at least 80% of all outstanding shares of the Company’s common stock can similarly reduce the accountability of directors and management. After careful consideration, the Board unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would (i) eliminate the classified structure of the Board over a two-year period and (ii) eliminate the requirement that at least 80% of all outstanding shares of the Company’s common stock approve certain amendments of our Certificate of Incorporation or our Bylaws.

Page
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)	1
Recommendation and Vote Required	1
IF PROPOSAL 1 IS APPROVED, THE ELECTION OF HENRY E. BARTOLI, CYNTHIA S. DUBIN AND KENNETH SIEGEL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)	2
Recommendation and Vote Required	2
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF HENRY E. BARTOLI, CYNTHIA S. DUBIN AND KENNETH SIEGEL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)	2
Recommendation and Vote Required	2
INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES	3
Vintage and B. Riley Investor Rights Agreement	6
Summary of Director Core Competencies and Attributes	7
CORPORATE GOVERNANCE	8
Director Independence	8
Board Function, Leadership Structure and Executive Sessions	9
Director Nomination Process	10
Communication with the Board	10
Board Orientation and Continuing Education	11
Board Assessments	11
The Role of the Board in Succession Planning	11
The Role of the Board in Risk Oversight	11
Board of Directors and Its Committees	11
COMPENSATION OF DIRECTORS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)	21
Recommendation and Vote Required	21
APPROVAL OF THE AUTHORIZED SHARE INCREASE PROPOSAL (PROPOSAL 5)	22
Recommendation and Vote Required	22
APPROVAL OF THE EQUITIZATION TRANSACTIONS (PROPOSAL 6)	23
Recommendation and Vote Required	33
APPROVAL OF THE BUSINESS OPPORTUNITY PROPOSAL (PROPOSAL 7)	34
Recommendation and Vote Required	34
APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK (PROPOSAL 8)	35
Introduction	35
Recommendation and Vote Required	42

-i-

(continued)

-ii-

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)
General
Our Certificate of Incorporation currently provides for a classified board structure, pursuant to which the Board is divided into three classes and directors are elected to staggered three-year terms, with members of one of the three classes elected every year. After careful consideration, the Board, upon the recommendation of the Governance Committee, unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board by the 2021 annual meeting of stockholders and allow for removal of directors with or without cause when the Board is no longer classified.
Summary of Principal Changes
If this proposal is adopted, Article FIFTH of our Certificate of Incorporation will be amended to provide that all director nominees standing for election will be elected to a one-year term at or after the 2021 annual meeting of stockholders. At the Annual Meeting, directors whose terms expire at that meeting will be elected to a two-year term. At the 2020 annual meeting of stockholders, directors whose terms expire at that meeting will be elected to a one-year term. As a result, beginning at the 2020 annual meeting of stockholders, and at each annual meeting thereafter, all directors will serve one-year terms. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.
In connection with the declassification, Article FIFTH would also be amended to provide that, commencing with the election of directors at the 2021 annual meeting of stockholders, directors may be removed with or without cause as provided in the Delaware General Corporation Law (“DGCL”), and only the approval of a majority of the voting power of the Company would be required to remove a director with or without cause.
This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendments, a copy of which is attached to this proxy statement as Appendix A. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove references to a classified Board and to reflect stockholders’ ability to remove directors on an unclassified Board with or without cause at or after the 2021 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2021 annual meeting of stockholders. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

IF PROPOSAL 1 IS APPROVED, THE ELECTION OF HENRY E. BARTOLI, CYNTHIA S. DUBIN AND KENNETH SIEGEL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)
If Proposal 1 is approved, stockholders will vote to elect three directors to hold office for a two-year term expiring at the 2021 annual meeting of stockholders. In such event, the Board has recommended each of Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel for election as Class I directors, to serve until the 2021 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. All three individuals currently serve as Class I directors whose terms expire at the Annual Meeting. They have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel. You may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. As a result, abstentions and broker non-votes will have no effect on the election of directors.
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF HENRY E. BARTOLI, CYNTHIA S. DUBIN AND KENNETH SIEGEL AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)
If Proposal 1 is not approved, stockholders will vote to elect three directors to hold office for a three-year term expiring at the 2022 annual meeting of stockholders. In such event, the Board has recommended each of Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel for election as Class I directors, to serve until the 2022 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. All three individuals currently serve as Class I directors whose terms expire at the Annual Meeting. They have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel. You may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. As a result, abstentions and broker non-votes will have no effect on the election of directors.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES
The Board currently includes seven highly qualified directors with skills aligned to our business and strategy who bring significant value and diversity to the Company. The Board is comprised of the following members:

NAME	CLASS	YEAR TERM EXPIRES
Henry E. Bartoli	Class I	2019
Cynthia S. Dubin	Class I	2019
Kenneth Siegel	Class I	2019
Matthew E. Avril	Class II	2020
Alan B. Howe	Class II	2020
Brian R. Kahn	Class III	2021
Bryant R. Riley	Class III	2021
The Board currently consists of three classes of directors with each director serving a staggered three-year term. The Class I directors are Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel. The Class II directors are Matthew E. Avril and Alan B. Howe. The Class III directors are Brian R. Kahn and Bryant R. Riley.
If Proposal 1 is approved, the Board will consist of two classes of directors, with the directors in Class I serving until the Company’s 2021 annual meeting of stockholders and the directors in Class II serving until the Company’s 2020 annual meeting of stockholders. If Proposal 1 is approved, the directors currently in Class I and Class III will be designated as Class I directors, and the directors currently in Class II will be designated as Class II directors.
Matthew E. Avril, an independent director, currently serves as Board Chairman. Because the Chairman is an independent director, the Board expects that it would not designate another director as Lead Independent Director.
Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving as a director.
The following section provides information with respect to each nominee for election as a director and each director who will continue to serve as a director after this year’s Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and the Board in assessing the appropriateness of the person to serve as a director (ages are as of April 15, 2019).

Nominees

Qualifications:
Mr. Bartoli was elected to the Board in January 2018, and in November 2018, he was appointed as the Company’s Chief Strategy Officer. Prior to joining the Company, Mr. Bartoli served as President and Chief Executive Officer of Hitachi Power Systems America LTD from 2004 until his retirement in 2014. From 2002 to 2004, he was Executive Vice President of The Shaw Group, after serving in a number of senior leadership roles at Foster Wheeler Ltd. from 1992 to 2002, including Group Executive and Corporate Senior Vice President, Energy Equipment Group, and Group Executive and Corporate Vice President and Group Executive, Foster Wheeler Power Systems Group. Previously, from 1971 to 1992, he served in a number of positions of increasing importance at Burns and Roe Enterprises, Inc.
With more than 35 years of experience in the global power industry, Mr. Bartoli is a valuable member of the Board.

HENRY E. BARTOLI Director since 2018 Age: 72

Qualifications:
Ms. Dubin has served as non-executive director and member of the Audit and Risk Assurance Committee of the UK Competition and Markets Authority since February 2019. She is also a director and member of the Audit Committee of Nasdaq-listed Hurco Companies, Inc. having been appointed in March 2019. Prior to this she was Chief Financial Officer of Pivot Power, a developer and operator of large battery storage projects, from August 2018 to February 2019. From November 2011 through January 2016, Ms. Dubin served as Finance Director of JKX Oil & Gas plc, a publicly held oil and gas exploration, development and production company. Prior to joining JKX Oil & Gas plc, she co-founded and served as Chief Financial Officer of Canamens Energy Limited, an oil and gas exploration and production company focused on the Caspian, North Africa, Middle East and North Sea regions, from 2006 to 2011. Prior to joining Canamens Energy Limited, Ms. Dubin served as Vice President and Finance Director, Europe, Middle East and Africa Division for Edison Mission Energy, a U.S. owned electric power generator which developed, acquired, financed, owned and operated reliable and efficient power systems. Ms. Dubin started her career at The Bank of New York and Mitsubishi Bank advising on and lending to large energy projects.
Ms. Dubin brings valuable finance and energy industry experience to the Company’s Board as well as a unique understanding of the global and European energy markets. With more than 30 years of experience in the energy sector combined with her financial expertise and her international leadership experience, Ms. Dubin is a valuable member of the Board.

CYNTHIA S. DUBIN Director since 2015 Age: 57 Audit and Finance Committee Governance Committee

Qualifications:
Mr. Siegel served as President of Diamond Resorts International, Inc. and a member of its Board of Directors from January 2017 through November 2018. From November 2000 to October 2016, he was Chief Administrative Officer and General Counsel of Starwood Hotels & Resorts where he played a pivotal role in its emergence as an industry leader prior to its acquisition by Marriott International, Inc. in 2016. Prior to joining Starwood, Mr. Siegel spent four years as the Senior Vice President and General Counsel of Cognizant Corporation and its successor companies. Since January 2019, Mr. Siegel serves on the boards of directors of SenesTech, Inc. (NASDAQ: SNES) and Craftworks Holdings, LLC. He also has served as a partner at several law firms.
Mr. Siegel’s extensive legal and executive experience makes him a valuable member of the Board.

KENNETH SIEGEL Director since 2018 Age: 63 Governance Committee
Continuing Directors

Qualifications:
Mr. Avril is a member of the strategic advisory board of Vintage Capital Management, LLC, a private-equity investment organization specializing in the defense, manufacturing and consumer sectors. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc. Previously, he was Chief Executive Officer-elect for Vistana Signature Experiences, Inc., from February to November 2015, after his retirement as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. – a position he held from 2008 to 2012. Before that, from 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana.
Mr. Avril is a Certified Public Accountant (inactive status), and his knowledge of accounting and finance makes him a valuable member of the Board.

MATTHEW E. AVRIL Director since 2018 Age: 58 Audit and Finance Committee Compensation Committee

Qualifications:
Mr. Howe is the Co-founder and Managing Partner of Broadband Initiatives LLC, a boutique corporate advisory and consulting firm, serving in these positions since 2001. Mr. Howe also served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008. He served as CFO and Vice President of Corporate Development for Teletrac, Inc. from April 1995 to April 2001. Before that, he held various executive management positions with Sprint PCS and Manufacturers Hanover Trust Company. He currently serves on the boards of directors of Data I/O Corporation (NASDAQ: DAIO), and Resonant (NASDAQ: RESN). In the last five years, Mr. Howe has also served on a number of private and public boards, including Widepoint, Determine, MagicJack Vocaltec, Cafepress, Proxim Wireless, Urban Communications and Qualstar.
Mr. Howe brings to the Board extensive business development and financial expertise. His CEO, CFO, board level and Chairman experience makes him a valuable member of the Board.

ALAN B. HOWE Director since 2019 Age: 57 Audit and Finance Committee Compensation Committee

Qualifications:
Since 1999, Mr. Kahn has served as the managing partner of Vintage Capital Management, LLC, a private-equity investment organization specializing in the defense, manufacturing and consumer sectors. He served as a director of Aaron’s, Inc., from May 2014 to August 2015. Mr. Kahn also served as the Chairman of the Board of White Electronic Designs Corporation from June 2009 to April 2010. He has also served as a director of numerous privately-held companies including API Technologies Corp., Buddy’s Home Furnishings, Energes Services LLC, IEC Electronics and KVH Industries, Inc.
Mr. Kahn’s extensive experience as a director across multiple industries makes him a valuable member of the Board.

BRIAN R. KAHN Director since 2018 Age: 45 Compensation Committee Governance Committee

Qualifications:
Mr. Riley has served as Co-Chief Executive Officer of B. Riley Financial, Inc., a leader in providing a diverse suite of financial services and solutions for public and private companies as well as high-net-worth individuals, since July 2018. He has served as Chairman since June 2014 and as a director since August 2009. Mr. Riley served as Chief Executive Officer from June 2014 to July 2018, and is currently an Executive Officer of B. Riley FBR, Inc. (formerly FBR Capital Markets & Co., LLC). Mr. Riley also served as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and served as Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006. Mr. Riley has served on the board of directors for B. Riley and Liberty Tax, Inc. (SMY: TAXA) since August 2018. He served on the board of Sonim Technologies, Inc. from October 2017 to March 2019. He also served on the board of directors for several private companies.
Mr. Riley’s experience and expertise in the investment banking industry and extensive experience serving on other public company boards makes him a valuable member of the Board.

BRYANT R. RILEY Director since 2019 Age: 52

Vintage and B. Riley Investor Rights Agreement
On January 3, 2018, the Company entered into an agreement with Vintage and certain related parties, pursuant to which the Company agreed, among other things, to add Henry E. Bartoli, Matthew E. Avril and Brian R. Kahn to the Board to serve as Class I, Class II and Class III directors, respectively. This agreement expired pursuant to its terms earlier this year.
As contemplated by the financing transactions announced on April 5, 2019, on April 30, 2019, the Company entered into an investor rights agreement (the “Investor Rights Agreement”) with Vintage and B. Riley. As part of the Investor Rights Agreement, the Company agreed to appoint three directors to the Board nominated by each of Vintage and B. Riley, with the size of the full Board to remain at seven directors. Vintage re-nominated Henry E. Bartoli and designated Matthew E. Avril and Kenneth Siegel, as its nominees under the Investor Rights Agreement. Messrs. Bartoli and Avril are already members of the Board, serving as Class I and Class II directors, respectively, while Mr. Siegel was designated to serve as a Class I director. B. Riley designated Alan B. Howe to serve as a Class II director, and Bryant R. Riley and Brian R. Kahn to serve as Class III directors, under the Investor Rights Agreement. Messrs. Howe and Riley have been appointed to the Board while Mr. Kahn is already a member of the Board.
Pursuant to the Investor Rights Agreement, each of Vintage and B. Riley will retain their right to nominate directors to serve on the Board so long as they continue to meet certain quantitative thresholds with regard to the amount of Company common stock and debt they beneficially own. B. Riley’s contractual rights to nominate directors will continue with respect to:

1.	prior to the closing of the last of the Equitization Transactions (the "Equitization Closing"):

a.	three Board members, for so long as B. Riley beneficially owns at least $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined;

b.
two Board members, after the first time that B. Riley beneficially owns less than $56.25 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, but for so long as B. Riley continues to beneficially own at least $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined; and

c.	one Board member, after the first time that B. Riley beneficially owns less than $37.50 million of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined;

2.	at and after the Equitization Closing:

a.
three Board members, for so long as B. Riley beneficially owns at least 75% of its Common Stock owned as of the Equitization Closing (the “Closing B. Riley Stock Ownership”) and at least 75% of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, beneficially owned by B. Riley as of the Equitization Closing (the “Closing Loan Ownership”);

b.
two Board members, after the first time that B. Riley beneficially owns less than 75% of the Closing B. Riley Stock Ownership or less than 75% of the Closing Loan Ownership, but for so long as B. Riley continues to beneficially own at least 50% of the Closing B. Riley Stock Ownership and at least 50% of the Closing Loan Ownership; and

c.	one Board member, after the first time that B. Riley beneficially owns less than 50% of the Closing B. Riley Stock Ownership or less than 50% of the Closing Loan Ownership;
Vintage’s contractual rights to nominate directors will continue with respect to:

1.	three Board members, for so long as Vintage beneficially own 75% of its Common Stock owned as of the record date for the Annual Meeting (the “Closing Vintage Stock Ownership”);

2.
two Board members, after the first time that Vintage beneficially owns less than 75% of the Closing Vintage Stock Ownership but so long as Vintage continues to beneficially own at least 50% of the Closing Vintage Stock Ownership; and

3.	one Board member, after the first time that Vintage beneficially owns less than 50% of the Closing Vintage Stock Ownership;
In all instances, Vintage and B. Riley, respectively, must beneficially own at least 5% of the outstanding voting power of all of the Company’s common stock to retain their director nomination rights with regard to any directors.

The Investor Rights Agreement also provides pre-emptive rights to B. Riley with respect to certain future issuances of our equity securities. We have also agreed to reimburse B. Riley and Vintage for all reasonable out-of-pocket costs and expenses they incur, including fees for legal counsel, in the 2019 rights offering (as defined and described under “Approval of the Equitization Transactions (Proposal 6)”).
The rights provided to B. Riley and Vintage as part of the Investors Rights Agreement will remain in full force and effect regardless of whether we are able to complete all or any part of the Equitization Transactions.
Summary of Director Core Competencies and Attributes
The Board provides effective and strategic oversight to support the best interests of the Company and its stockholders. The following chart summarizes the core competencies and attributes represented by the director nominees and the directors who will continue to serve after the Annual Meeting on the Board. More details on each director’s competencies are included in the director profiles on the previous pages.

Competencies / Attributes	Matthew E. Avril	Henry E. Bartoli	Cynthia S. Dubin	Alan B. Howe	Brian R. Kahn	Bryant R. Riley	Kenneth Siegel
COMPLIANCE CONSIDERATIONS
Independent Director	•		•	•	•		•
Financial expertise	•	•	•	•	•	•	•
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC			•			•	•
Fossil Fuel Power Generation		•	•
Manufacturing		•
Engineering and Construction		•
Utility / Power Transmission Distribution			•
International Operations	•	•	•				•
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	•	•	•	•	•	•	•
Strategy / Business Development / M&A	•	•	•	•	•	•	•
Human Resources / Organizational Development	•	•	•		•		•
Legal / Governance / Business Conduct	•	•	•		•		•
Risk Management	•	•	•				•
Public Policy / Regulatory Affairs	•	•		•			•
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size energy company			•
Audit / Finance (Board committee experience with other companies)			•	•		•
Compensation (Board committee experience with other companies)			•	•
Nomination / Governance (Board committee experience with other companies)				•
PERSONAL
Age (as of April 15, 2019)	58	72	57	57	45	52	63
Gender	M	M	F	M	M	M	M

CORPORATE GOVERNANCE
Our Corporate Governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.
The corporate governance section on our Web site contains copies of our principal governance documents. It is found at www.babcock.com at “Investors — Corporate Governance” and contains the following documents:
Amended and Restated Bylaws
Corporate Governance Principles
Code of Business Conduct
Code of Ethics for Chief Executive Officer and Senior Financial Officers
Audit and Finance Committee Charter
Compensation Committee Charter
Governance Committee Charter
Conflict Minerals Policy
Related Party Transactions Policy
Modern Slavery Transparency Statement
Director Independence
The New York Stock Exchange (“NYSE”) listing standards require the Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Based on these independence standards, the Board has determined that the following directors are independent and meet our categorical standards:

Matthew E. Avril	Brian R. Kahn
Alan B. Howe	Kenneth Siegel
Cynthia S. Dubin
Effective March 2, 2018, E. James Ferland, Stephen G. Hanks, Brian K. Ferraioli and Larry L. Weyers resigned as directors of the Company. Further, effective November 18, 2018, Leslie C. Kass resigned as a director of the Company. Finally, effective April 26, 2019, Thomas A. Christopher and Anne R. Pramaggiore resigned as directors of the Company. The Board previously determined that Stephen G. Hanks, Brian K. Ferraioli, Larry L. Weyers Thomas A. Christopher and Anne R. Pramaggiore were independent and met our categorical standards during the applicable periods that they served in 2018 and 2019.
The Board had previously determined that Henry E. Bartoli was independent and met our categorical standards during 2018; however, in connection with his appointment as Chief Strategy Officer of the Company on November 18, 2018, Mr. Bartoli, as an employee of the Company, is no longer considered an independent director.
In determining the independence of the directors, the Board considered transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers had no relationship with the Company during 2018, except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Mr. Ferraioli was formerly an officer of an entity with which we have transacted business in the ordinary course during the last three years, and Ms. Pramaggiore is currently an officer of an entity with which we have transacted business in the ordinary course during the last three years. Mr. Hanks is a director of an entity with which we transact business in the ordinary course. Messrs. Avril, Kahn and Bartoli were appointed by Vintage pursuant to its prior agreement with the Company. Vintage designated Messrs. Avril, Bartoli and Siegel to serve on the Board pursuant to the Investor Rights Agreement. Messrs. Riley, Howe and Kahn were designated by B. Riley to serve on the Board pursuant to the Investor Rights Agreement. Vintage and B. Riley, each of whom will be participating in the Equitization Transactions if they are approved by our stockholders, are significant stockholders of, and lenders to, the Company. B. Riley has also entered into a consulting agreement with the Company in connection with Mr. Young's appointment as the Company's Chief Executive Officer.
Board Function, Leadership Structure and Executive Sessions
The Board oversees, counsels and directs management in the long-term interest of the Company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and assessing our business and enterprise risks;

•	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•	evaluating CEO and senior management performance and determining executive compensation;

•	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•	establishing our effective governance structure, including appropriate board composition and planning for board succession.
The Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. In the recent past, the Board has been structured with a combined Chairman and Chief Executive Officer. In connection with our recent Chief Executive Officer succession in November 2018, Mr. Young was appointed as our Chief Executive Officer, while Mr. Avril currently serves as our Chairman.
Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. If appointed, the Lead Independent Director has the following responsibilities:

•	presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•
serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.
Because the Chairman is an independent director, the Board expects that it would not designate another director as Lead Independent Director. The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with the readily available resources to manage the affairs of the Board. Our Chairman works closely and collaboratively with our Chief Executive Officer to ensure that the views of the Board are taken into account as management carries out the business of the Company. Our independent directors, led by our Chairman, meet in executive session without management at the conclusion of each Board and committee meeting.
Director Nomination Process
Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his or her personal and professional life;

•	professional accomplishment in his or her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•
preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.
The Board recognizes the benefits of a diverse board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.
Our bylaws provide that (1) a person will not be nominated for election or reelection to the Board if such person will have attained the age of 75 prior to the date of election or re-election and (2) any director who attains the age of 75 during his or her term will be deemed to have resigned and retired at the first annual meeting following his or her attainment of the age of 75. Accordingly, a director nominee may stand for election if he or she has not attained the age of 75 prior to the date of election or reelection.
The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior-level executive officers, individuals personally known to the members of the Board and independent director candidate search firms. Mr. Siegel, who was appointed to the Board in September 2018, was recommended to the Board as a director by several of our non-management directors. Messrs. Riley and Howe, who were appointed to the Board in April 2019, were recommended to the Board as directors pursuant to the Investor Rights Agreement with B. Riley.
In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. See “Stockholders’ Proposals” in this proxy statement and our bylaws.
The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. In addition, the Governance Committee will consider whether a candidate meets the Company’s Corporate Governance Guidelines.
Our bylaws provide for a plurality voting standard for directors, but each nominee for director is required to sign an irrevocable contingent resignation letter. If a nominee for director in an uncontested election does not receive a majority of the votes cast “FOR” his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
Communication with the Board
Our stockholders or other interested persons may communicate directly with the Board or its independent members. Written communications to the independent members of the Board can be sent to the following: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 20 South Van Buren Avenue, Barberton, Ohio 44203. All such communications are forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon the

Company’s bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Board Orientation and Continuing Education
Each new director participates in an orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s operations, significant financial, accounting and risk management issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors.
Directors are encouraged to participate in continuing education programs. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise.
The Company provides appropriate funding for any such program in which a director wishes to participate.
Board Assessments
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee oversees this evaluation, solicits comments from all directors and reports annually to the Board with an assessment of the performance of the Board and its committees.
The Role of the Board in Succession Planning
The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.
The Role of the Board in Risk Oversight
As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Corporate Strategy group. This program facilitates the process of reviewing key external, strategic, operational (e.g., cyber security) and financial risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting, and meets periodically with management to review financial risk exposures and the Company’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis — Compensation Philosophy and Process.”
Board of Directors and Its Committees
The Board met 42 times during 2018. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2018. Directors are encouraged to make all reasonable efforts to attend the Annual Meeting. Six out of seven directors then serving on the Board attended our 2018 annual meeting on May 16, 2018, and five out of seven directors then serving attended the reconvening of the 2018 annual meeting on June 1, 2018.
The Board currently has, and appoints the members of, standing Audit and Finance, Compensation and Governance Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investors —Corporate Governance — Governance Documents.”
The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. The Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

Committee Composition:

Committee Member	Audit & Finance	Compensation	Governance
Matthew E. Avril	Member	Member
Cynthia S. Dubin	Chair		Member
Alan B. Howe	Member	Chair
Brian R. Kahn		Member	Member
Bryant R. Riley
Kenneth Siegel			Chair
Audit and Finance Committee:
Ms. Dubin (Chair)
Mr. Avril
Mr. Howe
The Audit and Finance Committee met seven times during 2018. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements.
The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program, and receives regular reports on program effectiveness.
The Board has determined that Mr. Avril, Ms. Dubin and Mr. Howe qualify as “audit committee financial experts” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors.”
Compensation Committee:
Mr. Howe (Chair)
Mr. Avril
Mr. Kahn
The Compensation Committee met 15 times during 2018. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our Executive Incentive Compensation Plan (the “EICP”) and our Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”).
The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more independent directors as the Compensation Committee deems appropriate. The Compensation Committee has engaged Korn Ferry Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. See the “Compensation Discussion and Analysis – Compensation Philosophy and Process” and “Compensation Discussion and Analysis – Key 2018 Compensation Decisions” sections of this proxy statement for information about our 2018 NEO compensation, including a discussion of the role of management and the compensation consultant.
Compensation Committee Interlocks and Insider Participation
No director who served as a member of the Compensation Committee during the year ended December 31, 2018 (Messrs. Avril, Christopher, Hanks, Kahn, and Weyers, and Ms. Pramaggiore) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) other than transactions in the ordinary course, had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or other board committee performing equivalent functions) or the board of directors of any other entity that has an executive officer serving as a member of the Board.
Governance Committee:
Mr. Siegel (Chair)
Ms. Dubin
Mr. Kahn
The Governance Committee met eight times during 2018. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to the Board; and (3) oversee the annual evaluation of the Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists the Board with management succession planning and director and officer insurance coverage.

COMPENSATION OF DIRECTORS
The compensation reflected below summarizes the compensation earned by or paid to our non-employee directors for services as members of the Board during fiscal year 2018. Directors who were also our employees did not receive any compensation for their service as directors.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	TOTAL ($)
Matthew E. Avril[1]	$188,750	$47,500	$95,000	$331,250
Henry E. Bartoli[1]	$215,341	$47,500	$249,340	$512,181
Thomas A. Christopher	$92,500	$—	$95,000	$187,500
Cynthia S. Dubin	$100,000	$—	$95,000	$195,000
Brian K. Ferraioli[2]	$25,000	$—	$—	$25,000
Stephen G. Hanks[2]	$28,750	$—	$—	$28,750
Brian R. Kahn[1]	$106,250	$47,500	$95,000	$248,750
Anne R. Pramaggiore	$85,000	$—	$95,000	$180,000
Kenneth Siegel[3]	$21,250	$—	$71,250	$92,500
Larry L. Weyers[2]	$23,750	$—	$—	$23,750

1.	As discussed above, pursuant to an agreement with Vintage, the Board appointed Messrs. Avril, Bartoli and Kahn to the Board effective January 3, 2018.

2.
Effective March 2, 2018, Stephen G. Hanks, Brian K. Ferraioli and Larry L. Weyers resigned as directors of the Company. Mr. Hanks was formerly Lead Director. Upon Mr. Hanks’ resignation, Mr. Avril became the independent Board Chairman.

3.	The Board elected Kenneth Siegel to serve as a member of the Board on September 6, 2018.
For the last several years, Hay Group has reviewed the Company’s director pay program on an annual basis to help ensure it is both market competitive and aligned with our current business strategy. In May 2018, Hay Group prepared for the Compensation Committee a competitive assessment of the Board’s compensation program relative to both the Company’s peer group and the broader general market. For purposes of this review, Hay Group used the same peer group that was utilized for executive compensation decisions (as described below under “Compensation Discussion and Analysis”), and general market data was obtained from the National Association of Corporate Directors 2016-2017 Director Compensation Report (based on “Medium Companies revenue cut” (generally $1 billion to less than $2.5 billion)). From a compensation perspective, the assessment focused on total compensation for similarly situated directors, board and committee compensation practices and levels, independent chair of the board pay practices, and the prevalence and design of director stock ownership guidelines. The market data provided by Hay Group supported an increase in Board compensation, but in light of the Company’s recent financial performance, the Compensation Committee determined not to approve an increase in the annual cash retainers or annual stock award for non-employee directors. However, the Compensation Committee did approve an additional retainer of $100,000 for the independent Board Chairman (see below) in recognition of the additional responsibilities and time requirements of that role.
Fees Earned or Paid in Cash
Under our current director compensation program, which was recommended by the Compensation Committee and approved by the Board, non-employee directors are eligible to receive an annual retainer of $85,000, paid in quarterly installments and prorated for partial terms.
The chairs of Board committees, and any Lead Independent Director (Mr. Hanks in 2018 until March 2, 2018) or independent Board Chairman (Mr. Avril since March 2, 2018), received additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $15,000;

•	the chair of each of the Compensation and Governance Committees: $10,000;

•	the Lead Independent Director (if any): $20,000; and

•	the Chairman (if any): $100,000.

Under our Supplemental Executive Retirement Plan (the “SERP”), each non-employee director may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. No director made a deferral election with respect to his or her cash retainers in 2018.
The amount shown for Mr. Bartoli includes $109,091 in base salary he received after being appointed as Chief Strategy Officer of the Company in November 2018. Following his appointment as Chief Strategy Officer, Mr. Bartoli no longer received compensation for his services as a director.
Stock Awards
Our stock ownership guidelines require that non-employee directors own stock valued at five times their annual retainer, and they have five years from the date of joining the Board to acquire the required number of shares. All directors are currently in compliance with our stock ownership guidelines.
In addition to the cash payments provided to our directors, our practice has been for each non-employee director to receive an annual stock award in the form of a number of fully vested shares equal to $95,000 divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share (and prorated for partial terms). Consistent with this practice, Messrs. Avril, Bartoli and Kahn were each granted a prorated award of 8,232 fully vested shares in connection with them joining the Board in January 2018. Based on feedback from our stockholders, the Compensation Committee subsequently determined to grant subsequent non-employee director equity awards for 2018 in the form of stock options (as described below) in lieu of restricted stock units (“RSUs”).
The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for these grants made in 2018. For Messrs. Avril, Bartoli and Kahn, the grant date fair values for their stock awards were generally determined using the closing price of our common stock ($5.77) on the date of grant (January 3, 2018). Under our 2015 LTIP, directors may elect to defer payment of all or a portion of their stock awards, but none of the directors elected to do so.
Option Awards
The annual equity awards granted to non-employee directors for 2018 and the prorated equity award granted to Mr. Siegel in connection with him joining the Board in September 2018 were all made in the form of stock options, except for a cash-settled stock appreciation rights (“SARs”) granted to Mr. Bartoli in December 2018 following his appointment as the Company’s Chief Strategy Officer. The amounts reported in the “Option Awards” column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for these grants made in 2018. For Mr. Bartoli, $95,000 of this value was attributable to stock options, and $154,340 was attributable to SARs. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options and SARs granted to our non-employee directors. For more information regarding the compensation expense related to the awards, see the information set forth under the heading “Stock Options” in Note 9, “Stock-Based Compensation,” to the combined financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018. The exercise price of the stock options granted to our non-employee directors was set at $4.17 per share, which was the same exercise price used for stock option awards granted to management on March 6, 2018 (adjusted, as further described below, in connection with our 2018 rights offering). As a result, the exercise price of each stock option award granted to our non-employee directors in 2018 was higher than the closing price of our common stock on the applicable grant date.
Mr. Bartoli’s grant of 843,500 cash-settled SARs was intended to compensate him for his services as an employee. These SARs generally vest after completion of the initial one-year term of Mr. Bartoli’s employment agreement with the Company. After vesting, the SARs will be exercisable during the first ten business days subsequent to a calendar quarter in which the weighted average price of the Company’s common stock for such calendar quarter is at least $2.25 per share. Upon exercise, the amount of cash to be paid will equal the product obtained by multiplying the applicable number of SARs being exercised by the difference between the base price ($2.00) and the “exercise price” determined in accordance with the applicable award agreement.
As of December 31, 2018, the following non-employee directors held the following numbers of outstanding stock options: Mr. Avril, 36,398; Mr. Bartoli, 36,398; Mr. Christopher, 36,398; Ms. Dubin, 36,398; Mr. Kahn, 36,398; Ms. Pramaggiore, 36,398; and Mr. Siegel, 27,298. As of December 31, 2018, Mr. Bartoli held 843,500 outstanding SARs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our common stock;

•	each current executive officer named in the 2018 Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers and directors as a group.
For the institutional beneficial owners listed below, we have based their respective number of shares of our common stock beneficially owned on the most recently reported Schedule 13D or 13G filed by such owners.
For the executive officers and directors listed below, we have based their respective number of shares of our common stock beneficially owned as of April 15, 2019 (unless noted otherwise). The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 20 South Van Buren Avenue, Barberton, OH 44203.

NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS[1]	OWNERSHIP OF OTHER SECURITIES	PERCENT OF CLASS[1]
5% STOCKHOLDERS:
Steel Partners Holdings, L.P.[2]	29,975,041	17.8%	-	*
Vintage Capital Management, LLC[3]	25,080,000	14.9%	-	*
B. Riley Financial, Inc.[4]	10,908,713	6.5%	-	*
NAMED EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES:
Kenneth M. Young	-	*	-	*
Louis Salamone Jr.	-	*	-	*
Matthew E. Avril[5]	452,810	*	-	*
Henry E. Bartoli[6]	67,679	*	-	*
Thomas A. Christopher[7]	50,792	*	29,817	*
Cynthia S. Dubin[8]	111,182	*	-	*
Alan B. Howe	-	*	-	*
Brian R. Kahn[9]	25,124,630	14.9%	-	*
Anne R. Pramaggiore[10]	63,119	*	-	*
Bryant R. Riley[11]	667,292	*	-	*
Kenneth M. Siegel[12]	27,298	*	-	*
Jenny L. Apker[13]	135,353	*	-	*
Mark A. Carano[14]	179,757	*	28,295	*
E. James Ferland[15]	360,119	*	-	*
Elias Gedeon[16]	59,621	*	2,921	*
J. André Hall[17]	125,269	*	-	*
Leslie C. Kass[18]	125,919	*	-	*
Mark S. Low[19]	132,730	*	-	*
Joel Mostrom	-	*	-	*
Jimmy B. Morgan[20]	87,942	*	-	*
All Directors, Director Nominees and Executive Officers as a group (13 persons)[21]	26,720,295	15.8%	61,033	*
*Represents less than 1.0 percent

1.	Percent is based on 168,867,532 outstanding shares of our common stock on April 25, 2019.

2.
As reported on Schedule 13D/A filed with the SEC on May 23, 2018. The Schedule 13D/A reports beneficial ownership of 29,975,041 shares of our common stock by Steel Partners Holdings L.P., SPH Group LLC, SPH Group Holdings LLC, Steel Partners Holdings GP Inc. and Steel Excel Inc., which each have shared voting and dispositive power over 29,975,041 shares. The Schedule 13D/A reports beneficial ownership of 285,000 shares of our common stock by Steel Partners Ltd. and Warren G. Lichtenstein who each have shared voting and dispositive power over 285,000 shares. The reporting person’s address is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

3.
As reported on Schedule 13D/A filed with the SEC on April 5, 2019. The Schedule 13D/A reports beneficial ownership of 25,080,000 shares of our common stock by Vintage Capital Management, LLC and Kahn Capital Management, LLC, which each have sole voting power over zero shares and shared voting and dispositive power over 25,080,000 shares. The Schedule 13D/A reports beneficial ownership of 25,088,232 shares of our common stock by Brian R. Kahn who has sole voting and dispositive power over 8,232 shares and shared voting and dispositive power over 25,080,000 shares. The reporting person’s address is 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819.

4.
As reported on Schedule 13D/A filed with the SEC on May 7, 2019. The Schedule 13D/A reports beneficial ownership of 10,908,713 shares of our common stock by B. Riley Financial, Inc. which has shared voting and dispositive power over 10,908,713 shares.  The Schedule 13D/A reports beneficial ownership of 9,358,437 shares of our common stock by B. Riley FBR, Inc. which has shared voting and dispositive power over 9,358,437 shares. The Schedule 13D/A reports beneficial ownership of 1,550,276 shares of our common stock by B. Riley Capital Management, LLC, BRC Partners Opportunities Fund, LP and BRC Partners Management GP, LLC, which each have shared voting and dispositive power over 1,550,276 shares.  The Schedule 13D/A reports beneficial ownership of 11,576,005 shares of our common stock by Bryant R. Riley, who had sole voting and dispositive power over 514,675 shares and shared voting and dispositive power over 11,061,330 shares. The reporting person’s address is 21255 Burbank Blvd., Suite 400, Woodland Hills, CA  91367.

5.	Shares owned by Mr. Avril include 36,398 shares of common stock that he may acquire on the exercise of stock options.

6.	Shares owned by Mr. Bartoli include 36,398 shares of common stock that he may acquire on the exercise of stock options.

7.
Shares owned by Mr. Christopher include 36,398 shares of common stock that he may acquire on the exercise of stock options. Other securities owned by Mr. Christopher include 29,817 shares of common stock underlying vested RSUs that he elected to defer under our 2015 LTIP.

8.	Shares owned by Ms. Dubin include 36,398 shares of common stock that she may acquire on the exercise of stock options.

9.
Shares owned by Mr. Kahn include 36,398 shares of common stock that he may acquire on the exercise of stock options. Shares owned by Mr. Kahn also include shares beneficially owned by Vintage Capital Management, LLC, as disclosed in footnote 2 above.

10.	Shares owned by Ms. Pramaggiore include 36,398 shares of common stock that she may acquire on the exercise of stock options.

11.
Shares owned by Mr. Riley include shares beneficially owned by B. Riley Financial, Inc., as disclosed in footnote 4 above. As reported on Schedule 13D/A filed with the SEC on May 7, 2019, Mr. Riley’s beneficial ownership of 11,576,005 shares consists of (i) 152,617 shares held jointly with his wife, Carleen Riley, (ii) 20,000 shares held as sole custodian for the benefit of Abigail Riley, (iii) 20,000 shares held as sole custodian for the benefit of Charlie Riley, (iv) 20,000 shares held as sole custodian for the benefit of Eloise Riley, (v) 10,000 shares held as sole custodian for the benefit of Susan Riley, (vi) 256,675 shares held as sole trustee of the Robert Antin Children Irrevocable Trust, (vii) 188,000 shares held in Mr. Riley’s 401(k) account, and (viii) 9,358,437 shares held directly by B. Riley FBR, Inc. and 1,550,276 shares held directly by BRC Partners Opportunities Fund, LP. Mr. Riley disclaims beneficial ownership of the shares held by BRC Partners Opportunities Fund, LP and B. Riley FBR, Inc., which are not directly owned or controlled by Mr. Riley.

12.	Shares owned by Mr. Siegel include 27,298 shares of common stock that he may acquire on the exercise of stock options.

13.
Shares owned by Ms. Apker as of June 1, 2018 include 92,053 shares of common stock that she may acquire on the exercise of stock options and 539 shares of common stock held in The B&W Thrift Plan (the "Thrift Plan").

14.
Shares owned by Mr. Carano as of October 15, 2018 include 112,678 shares of common stock that he may acquire on the exercise of stock options and 262 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Carano include 28,295 shares of common stock underlying vested RSUs that he elected to defer under our 2015 LTIP.

15.
Based on information available to the Company on April 23, 2019, shares owned by Mr. Ferland include 1,359,821 shares of common stock that he may acquire on the exercise of stock options and 532 shares of common held in our Thrift Plan. Other securities owned by Mr. Ferland include 44,550 shares of common stock underlying vested RSUs that he elected to defer under our 2015 LTIP.

16.
Shares owned by Mr. Gedeon as of March 16, 2018 include 40,766 shares of common stock that he may acquire on the exercise of stock options and 189 shares of common held in our Thrift Plan. Other securities owned by Mr. Gedeon include 2,921 shares of common stock underlying vested RSUs that he elected to defer under our 2015 LTIP.

17.	Shares owned by Mr. Hall include 103,240 shares of common stock that he may acquire on the exercise of stock options and 177 shares of common stock held in our Thrift Plan.

18.	Shares owned by Ms. Kass as of November 18, 2018 include 47,817 shares of common stock that she may acquire on the exercise of stock options and 240 shares of common stock held on our Thrift Plan.

19.	Shares owned by Mr. Low as of December 31, 2018 include 77,014 shares of common stock that he may acquire on the exercise of stock options and 729 shares of common stock held on our Thrift Plan.

20.	Shares owned by Mr. Morgan include 72,348 shares of common stock that he may acquire on the exercise of stock options.

21.
Shares owned by all directors and officers as a group, excluding Mses. Apker and Kass and Messrs. Carano, Ferland, Gedeon, Low and Mostrom, include 389,858 shares of common stock that may be acquired on the exercise of stock options and 177 shares of common stock held in our Thrift Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and more than 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our directors, executive officers and more than 10% beneficial owners were satisfied other than one late Form 4 filing for each of Messrs. Hall, Hoehn, Low, Morgan and Muckley with respect to one transaction involving the vesting of cash-settled performance units.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Audit and Finance Committee of the Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. The Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of the Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which the Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.
We enter into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.
Transactions with Vintage, B. Riley and Their Respective Affiliates
In connection with an August 2018 amendment of our U.S. credit agreement, we were required to raise up to net $30.0 million of Tranche A-1 last-out term loans. In September and October 2018, we borrowed net $20.0 million and net $10.0 million, respectively, of Tranche A-1 last-out term loans from an affiliate of B. Riley to satisfy this requirement. These Tranche A-1 last-out term loans were assigned by B. Riley to Vintage in November 2018.
The principal amount of the Tranche A-1 last-out term loans is $35.1 million, which includes a $2.0 million up-front fee, transaction expenses and original issue discounts of 10.0%. The Tranche A-1 last-out term loans were incurred under our U.S. credit agreement and will share on a pari passu basis with the guaranties and collateral provided thereunder to the lenders under our U.S. revolving credit facility, provided, that the last-out term loans are subordinated in right of payment to the prior payment in full of all amounts owed to such other lenders.
Prior to the April 2019 amendment to our U.S. credit agreement, the Tranche A-1 last-out term loans bore interest at a rate per annum equal to (i) if eurocurrency rate loan, the then-applicable U.S. LIBOR rate plus 14.00%, with 5.50% of such interest rate to be paid in cash and the remaining 8.50% payable in kind by adding such accrued interest to the principal amount of the last-out term loans and (ii) if base rate loan, the then applicable U.S. prime rate plus 13.00%, with 4.50% of such interest rate to be paid in cash and the remaining 8.50% payable in kind by adding such accrued interest to the principal amount of the last-out term loans. The total effective interest rate of the last-out term loans was 25.38% on December 31, 2018. As of April 4, 2019, we have paid approximately $1.9 million of interest under the Tranche A-1 last-out term loans.
In March 2019, the Company amended its U.S. credit agreement. This amendment provided $10.0 million in additional commitments from B. Riley under Tranche A-2 of last-out term loans. The Tranche A-2 last-out term loans were generally made on terms, including interest rate, maturity and prepayment, that were the same as the Tranche A-1 last-out term loans. As of April 4, 2019, we have paid approximately $12,000 of interest under the Tranche A-2 last-out term loans. The Tranche A-2 last-out terms loans did not include any fees or original issuance discount.
In April 2019, the Company again amended its U.S. credit agreement. This amendment provided (i) $150.0 million in additional commitments from B. Riley under Tranche A-3 of last-out term loans and (ii) an incremental uncommitted facility of up to $15.0 million, to be provided by B. Riley or an assignee. The proceeds from the Tranche A-3 last-out term loans were used to pay the amounts due under the Company’s previously announced settlement agreements covering certain European Vølund loss projects and for working capital and general corporate purposes.
Pursuant to the amendment, the Company paid an original issue discount of 3.2% of the gross cash proceeds of all Tranche A-3 last-out term loans incurred. After giving effect to the amendment, all outstanding tranches of last-out term loans under the Credit Agreement bear interest at a fixed rate per annum of 7.5% payable in cash and 8% payable in kind. If the Company completes the proposed 2019 rights offering (as defined and described under “Approval of the Equitization Transactions (Proposal 6)”) prior to October 5, 2019 (subject to a three-month extension in certain circumstances) (the “Prepayment Period”), the interest rate on all outstanding last-out term loans will become a fixed rate per annum of 12% payable in cash. If the Company is unable to complete the 2019 rights offering within the Prepayment Period, the interest rate on all outstanding last-out term loans under the Credit Agreement will become a fixed rate per annum of 7.5% payable in cash and 10.5% payable in kind. The amendment also permits the Company to prepay up to $86.0 million of the Tranche A-3 last-out term loans using the proceeds of the 2019 rights offering if completed. In connection with the amendment, the maturity date for all last-out term loans was extended to December 31, 2020. See “Approval of the Equitization Transactions (Proposal 6)” for further information on the 2019 rights offering.
In connection with the amendment to the U.S. credit agreement and the extension of the Tranche A-3 last-out term loans, the Company, B. Riley and Vintage entered into a letter agreement (the “Letter Agreement”) on April 5, 2019, pursuant to which the parties agreed to use their reasonable best efforts to effect a series of equitization transactions for a portion of the last-out term loans subject to, among other things, stockholder approval. B. Riley will use its reasonable best efforts to act as a backstop for the 2019 rights offering, to the extent the 2019 rights offering is not fully subscribed.
On April 30, 2019, the Company entered into the Investor Rights Agreement, the Backstop Exchange Agreement (as defined below) and the Registration Rights Agreement (as defined below) to implement the Equitization Transactions. See “Information Regarding Directors and Director Nominees – Vintage and B. Riley Investor Rights Agreement” and “Approval of the Equitization Transactions (Proposal 6)” for additional information concerning these agreements.
Mr. Young, our Chief Executive Officer, has served as the President of B. Riley Financial, Inc. since July 2018. Mr. Young has also served as the Chief Executive Officer of B. Riley Principal Investment, an affiliate of B. Riley Financial, Inc., since October 2016. Mr. Young continues to receive his salary and benefits from B. Riley Financial, Inc. and its affiliates, and pursuant to a consulting agreement between us and an affiliate of B. Riley Financial, Inc., we pay the affiliate in return for Mr. Young’s services as our Chief Executive Officer. See “Compensation of Named Executive Officers” for additional information regarding the compensation paid for Mr. Young’s services.

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)
General
The Board has recommended and is seeking stockholder approval for amendments to our Certificate of Incorporation that would remove provisions that require the affirmative vote of holders of at least 80% of the voting power of the Company’s outstanding stock to approve certain amendments to our Certificate of Incorporation and Bylaws (the “supermajority vote requirement”) described below, and replace this requirement with a majority vote requirement. Currently, Article FIFTH of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote thereon to amend, modify or repeal Article FIFTH or Article SIXTH of our Certificate of Incorporation. In addition, Article FIFTH (e) of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote generally in the election of directors to amend, modify or repeal the Company’s Bylaws or to adopt new bylaws.
The Board recognizes that a majority voting standard for effecting changes to our Certificate of Incorporation and Bylaws increases the ability of stockholders to participate in governance of the Company and aligns the Company with recognized best practices in corporate governance.
Summary of Principal Changes
If the proposal is approved, the Company intends to file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of all supermajority vote requirements for amending our Certificate of Incorporation and Bylaws. As a result, at future meetings of stockholders, the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote on the matter will be required to amend all provisions of our Certificate of Incorporation and Bylaws. This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendment, a copy of which is attached to this proxy statement as Appendix B. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove all supermajority vote requirements for amending the Bylaws.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation that would remove the supermajority voting requirements to approve certain amendments to our Certificate of Incorporation and our Bylaws. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote "AGAINST" this proposal.

APPROVAL OF THE AUTHORIZED SHARE INCREASE PROPOSAL (PROPOSAL 5)
General
The Board has recommended and is seeking stockholder approval for an amendment to our Certificate of Incorporation that would increase the number of authorized shares of the Company’s common stock from 200,000,000 shares to 500,000,000 shares.
Purpose and effects of the authorized share increase proposal
The Board is recommending this increase in number of authorized shares of our common stock so that we will have sufficient authorized shares to complete the Equitization Transactions. If our stockholders do not approve the proposal, the authorized number of shares of our common stock would remain at 200,000,000 shares and we would be unable to consummate the Equitization Transactions. Other than the Equitization Transactions and the establishment of an equity pool of 16,666,666 shares of our common stock for issuance by the Company for long-term incentive planning, upon such terms (including any vesting period or performance targets), in such amounts and forms of awards as the Compensation Committee of the Board determines, the Board has no other immediate plans, understandings, agreements, or commitments to issue shares of our common stock for any purposes. See “Approval of the Equitization Transactions (Proposal 6)” for further information on the Equitization Transactions.
We could also use the additional shares of common stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations, and investments, although we have no present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our common stock. In addition, we could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 shares to 500,000,000 shares was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that the increase in the number of authorized shares of our common stock could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.
The additional shares of authorized common stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Our issuance of additional shares of common stock may result in substantial dilution (e.g., voting rights, earnings per share, and book value per share) to our existing stockholders, and such issuances may not require subsequent stockholder approval.
If the proposal is approved, the Company intends to file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, reflecting the increase in the authorized number of shares of our common stock from 200,000,000 shares to 500,000,000 shares. This description of the proposed amendment to our Certificate of Incorporation is only a summary of such amendment and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FOURTH of our Certificate of Incorporation, marked to show the proposed amendment, a copy of which is attached to this proxy statement as Appendix C. If adopted, the amendment to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 200,000,000 shares to 500,000,000 shares. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

APPROVAL OF THE EQUITIZATION TRANSACTIONS (PROPOSAL 6)
Introduction
We faced significant financial and liquidity challenges throughout 2018 as a result of our European Vølund loss contracts. These challenges became particularly acute during the first quarter of 2019, and there was substantial doubt regarding our ability to continue operation as a going concern as, among other things, we were nearly fully drawn on our U.S. revolving credit facility and were dependent upon a series of short-term, limited waivers with our lenders to maintain compliance with the covenants in our U.S. credit agreement. After evaluating a range of strategic alternatives, in April 2019, we executed an amendment to our U.S. credit agreement and a Letter Agreement with B. Riley and Vintage pursuant to which we committed to use our reasonable best efforts to effect the following transactions (the “Equitization Transactions”):

1.
a $50 million rights offering allowing our stockholders to subscribe for shares of our common stock at a price of $0.30 per share, the proceeds of which will be used to prepay a portion of the Tranche A-3 last-out term loans under our U.S. credit agreement (the “2019 rights offering”);

2.	the exchange of Tranche A-1 last-out term loans under our U.S. credit agreement for shares of our common stock at a price of $0.30 per share (the “Tranche A-1 debt exchange"); and

3.	the issuance to B. Riley or such other persons as B. Riley may designate of an aggregate 16,666,667 warrants, each to purchase one share of our common stock at an exercise price of $0.01 per share.
If the Equitization Transactions are consummated, we will issue approximately 290.4 million shares of common stock. Based on the number of shares of common stock outstanding as of April 25, 2019, the shares issued in the Equitization Transactions will represent approximately 63% of the total shares of common stock outstanding following the Equitization Transactions. This excludes the 16,666,667 shares of common stock subject to issuance pursuant to the exercise of warrants issued in the Equitization Transactions as well shares of common stock reserved for issuance under the 2015 LTIP. The actual number of shares of common stock issued in the Equitization Transactions may be higher than the amount indicated, however, due to, among other things, the accumulation of paid-in-kind interest on the outstanding Tranche A-1 last-out term loans under our U.S. credit agreement through the completion of the Tranche A-1 debt exchange.
Through this proposal, we are seeking stockholder approval of the Equitization Transactions, including the issuance of shares of our common stock to B. Riley and Vintage as part of the Equitization Transactions. Rule 312.03 of the NYSE Listed Company Manual, requires stockholder approval before we may permissibly issue common stock to a related party such as B. Riley or Vintage, subject to certain exceptions, or engage in a transaction that could result in a change of control of the Company. As a result, our commencement and consummation of the Equitization Transactions are conditioned on, among other things, the receipt of stockholder approval of this proposal to approve the Equitization Transactions, as well as the approval of the authorized share increase proposal (Proposal 5) and the proposal to renounce certain corporate opportunities (Proposal 7) (together with this proposal to approve the Equitization Transactions, the “Equitization Proposals”). If we receive the requisite stockholder vote to approve each of the Equitization Proposals, and all other conditions to the Equitization Transactions described in this proxy statement are satisfied, we intend to commence and complete the Equitization Transactions as promptly as practicable. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. See “—Recommendation and Vote Required.”
In connection with the Equitization Transactions, we entered into a backstop exchange agreement with B. Riley on April 30, 2019 (the “Backstop Exchange Agreement”), pursuant to which B. Riley has agreed to purchase from us all unsubscribed shares of common stock in the 2019 rights offering for cash or by exchanging an equal principal amount of outstanding Tranche A-2 or Tranche A-3 last-out term loans (the “backstop exchange commitment”). The backstop commitment is subject to various terms and conditions that we negotiated with B. Riley, which are described below.
B. Riley and Vintage are significant stockholders of the Company and have various interests in the Equitization Transactions that may differ from those of our other stockholders. See “—Interests of Our Officers, Directors, and Principal Stockholders in the Equitization Transactions” below for more information.
Certain Considerations Relevant to the Equitization Transactions
On April 3, 2019, the Board met, considered and approved the amendment to our U.S. credit agreement and the Letter Agreement with B. Riley and Vintage committing us to pursue the Equitization Transactions. Although the Board determined that the Equitization Transactions are advisable and in the best interests of the Company and our stockholders, the Equitization Transactions involve certain considerations that, in isolation, may be viewed as negative. These considerations include, but are not limited to, the following:

•
existing stockholders (other than B. Riley and Vintage) will see their proportionate ownership interest in the Company reduced as a result of the Equitization Transactions, even if they elect to participate in full in the 2019 rights offering.

•
to the extent that a stockholder does not elect to participate in the 2019 rights offering and the 2019 rights offering is consummated, such stockholder’s proportionate ownership interest in the Company will be substantially reduced.

•
the interest rate on our outstanding last-out term loans is currently a fixed rate per annum of 7.5% payable in cash and 8% payable in kind. If we complete the 2019 rights offering by October 5, 2019, as such date may be extended under our U.S. credit agreement (the “Last-Out Term Loan Prepayment Period”), the interest rate on our outstanding last-out term loans will become a fixed rate per annum of 12% payable in cash. If we are unable to complete the 2019 rights offering within the Last-Out Term Loan Prepayment Period, the interest rate on our outstanding last-out term loans will become a fixed rate per annum of 7.5% payable in cash and 10.5% payable in kind.

•
sales of substantial amounts of our common stock in the public market, and the availability of shares for sale, including through the shares being issued in the Equitization Transactions, could adversely affect the prevailing market price of our common stock and cause the market price of our common stock to remain low for a substantial period of time and stockholders may be able to purchase shares of our common stock on the open market at a price below the subscription price for the 2019 rights offering.

•
if no stockholder elects to participate in the 2019 rights offering and if all warrants issued in the Equitization Transactions are issued to B. Riley, assuming we receive the requisite stockholder vote to approve the Equitization Proposals and B. Riley fully backstops the 2019 rights offering on the terms described below, we will issue an aggregate of approximately 183.3 million shares of common stock to B. Riley and approximately 123.7 million shares of common stock to Vintage, which would increase B. Riley’s ownership percentage of our common stock to approximately 40.8% (assuming B. Riley’s beneficial ownership and total shares outstanding as of April 4, 2019) and would increase Vintage’s ownership percentage of our common stock to approximately 31.3% (assuming B. Riley’s beneficial ownership and total shares outstanding as of April 4, 2019) after giving effect to the Equitization Transactions.

•
depending on the extent to which holders elect to participate in the 2019 rights offering, such other holders might become minority stockholders in a company controlled by B. Riley and Vintage, and there may be very limited liquidity for our common stock and there may be more limited opportunities for stockholders to realize a control premium (whether or not a stockholder elects to participate in the 2019 rights offering).

•	granting B. Riley pre-emptive rights pursuant to the Investor Rights Agreement may enable them to maintain their level of beneficial ownership of our common stock indefinitely in the future.

•
if B. Riley and Vintage, together, own more than 50% of our common stock following consummation of the Equitization Transactions, we will be a “controlled company” within the meaning of the NYSE listing standards, which could lessen the governance protections afforded to our stockholders and could make our common stock less attractive to some investors or otherwise harm our stock price.

•
if approved, the Equitization Transactions are expected to result in a change in ownership as defined under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which would limit our ability to use certain deferred tax assets (consisting primarily of U.S. federal net operating losses (“NOLs”) that are not currently deductible for tax purposes). Under Section 382 of the Code, a company has undergone an ownership change if stockholders owning at least 5% of the company have increased their collective holdings by more than 50% during the prior three-year period. In general, if such an ownership change occurs, our ability to use net operating loss carryforwards and certain credits to reduce tax payments is generally limited to an annual amount based on the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate.

If this proposal to approve the Equitization Transactions is not approved by the requisite stockholder vote, we will not commence the 2019 rights offering or the other Equitization Transactions and the Backstop Exchange Agreement would terminate pursuant to its terms. However, the governance and other rights granted to each of B. Riley and Vintage under the Investor Rights Agreement will remain in full force and effect.

We cannot guarantee that we will be able to complete the Equitization Transactions in a timely manner or at all, even if they are approved by stockholders and commenced. Further, we cannot guarantee that we will be able to identify or complete a strategic financing alternative that would be as beneficial to our capital structure as the Equitization Transactions. Failure to complete the Equitization Transactions on our expected timeline could have a material adverse effect on our financial condition and results of operations.
The 2019 Rights Offering
The following is a discussion of the currently expected key terms of the 2019 rights offering. This discussion assumes that each of the Equitization Proposals are approved by our stockholders. We do not expect to commence the 2019 rights offering unless and until, among other things, we receive the requisite stockholder approval of the Equitization Proposals and until the fulfillment or waiver of certain other conditions described in the Backstop Exchange Agreement.
The Rights
We will distribute, at no charge, to the holders of our common stock on a record date to be set by the Board in consultation with B. Riley and Vintage (the “2019 rights offering record date”) non-transferable rights to purchase an aggregate of 166,666,667 new shares of our common stock. Each holder of our common stock on the 2019 rights offering record date (each such holder, a “rights holder”) will receive one non-transferable right for each share of our common stock that such rights holder owns as of the 2019 rights offering record date. Each right will entitle the rights holder to purchase a number of shares of our common stock determined by dividing 166,666,667 by the total number of shares of common stock outstanding as of the close of business on the 2019 rights offering record date at a price of $0.30 per share of common stock (the “subscription price”). We will use the net proceeds from the 2019 rights offering, if it is completed, to repay, in part, the Tranche A-3 last-out term loans outstanding under our U.S. credit agreement, effectively converting $50 million of Tranche A-3 last-out term loans into equity if all subscription rights are exercised in the 2019 rights offering.
Stockholders are not required to exercise all or any portion of the rights they receive in the 2019 rights offering. We will deliver to the rights holders of record who validly exercise their rights and pay the required subscription price in full, certificates or book-entry credits representing the shares of our common stock purchased with rights promptly following the later of the expiration of the 2019 rights offering or the satisfaction or waiver of the closing conditions of the 2019 rights offering.
All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares of our common stock are null and void and may not be held or exercised by any such holder.
We expect that the shares of our common stock to be issued upon the exercise of rights in the 2019 rights offering, and the subscription price at which such shares will be purchased, will be determined based on the amount of our authorized shares of common stock prior to the Board effecting a reverse stock split. See “Approval of Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Split of the Company’s Common Stock (Proposal 8)” for additional information. If we effect a reverse stock split first, however, the number of shares of our common stock and the subscription price at which such shares will be purchased would be adjusted accordingly.
Extensions, Amendments, Termination and Expiration of the 2019 Rights Offering
The rights will expire no more than 20 days, or such other period as set by the Board, after the rights are first issued to stockholders (the “expiration date”), unless extended as described herein. We may extend the period for exercising the rights (the “subscription period”); provided, however, that we may not extend the subscription period by more than 10 days without the prior written consent of B. Riley. Subject to the foregoing, we may choose to extend the expiration date of the 2019 rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their rights in the 2019 rights offering. Notwithstanding the foregoing, we will extend the duration of the 2019 rights offering as required by applicable law. Stockholders may exercise their rights at any time during the subscription period.
We may extend the expiration date of the 2019 rights offering by giving oral or written notice to the rights agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration date of the 2019 rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.
If a stockholder does not exercise its rights at or before the expiration date of the 2019 rights offering, its unexercised rights will be null and void and will have no value. We will not be obligated to honor a stockholder’s exercise of rights if the rights agent receives the documents or payment of the subscription price relating to a stockholder’s exercise after the 2019 rights offering expires, regardless of when such stockholder transmitted the documents or payment.
The Backstop Exchange Agreement will not prevent us from canceling, terminating, amending, or extending the 2019 rights offering prior to the commencement of the subscription period. However, once the subscription period is commenced, any such cancellation, termination, or amendment will require the prior consent of B. Riley (except for an extension of the subscription period by not more than 10 days) unless the Backstop Exchange Agreement is terminated. Any decision to cancel, terminate, amend or extend the 2019 rights offering will be made by us. If the 2019 rights offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from rights holders prior to termination. All monies received by the rights agent in connection with the 2019 rights offering will be held by the rights agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the 2019 rights offering.
The Backstop Exchange Agreement
We have entered into the Backstop Exchange Agreement with B. Riley. The following is a summary of the terms and conditions of the Backstop Exchange Agreement. This summary is qualified in its entirety by reference to the Backstop Exchange Agreement, which is attached hereto as Appendix D to this proxy statement.
The Backstop Exchange Commitment. Pursuant to the Backstop Exchange Agreement, B. Riley has agreed to purchase from us, at a price per share equal to the subscription price, all unsubscribed shares of our common stock in the 2019 rights offering for cash or by exchanging an equal principal amount of outstanding Tranche A-2 or Tranche A-3 last-out term loans. B. Riley’s obligations under the Backstop Exchange Agreement are subject to various terms and conditions described in the Backstop Exchange Agreement. The purchase of shares of our common stock by B. Riley pursuant to the Backstop Exchange Agreement will be competed in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
Conditions to the Backstop Exchange Commitment. The obligations of the Company and B. Riley to consummate the transactions contemplated by the Backstop Exchange Agreement are subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by either party with respect to itself in its sole discretion) (the “joint conditions”):

(i)
the registration statement relating to the 2019 rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(ii)	the 2019 rights offering shall have been conducted in accordance with the Backstop Exchange Agreement in all material respects without the waiver of any condition thereto;

(iii)
all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the transactions contemplated by the Backstop Exchange Agreement, including the 2019 rights offering, shall have been made or received;

(iv)
no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the 2019 rights offering and the issuance and sale of our common stock in the 2019 rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or, to the knowledge of the parties, threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the 2019 rights offering and the issuance and sale of our common stock in the 2019 rights offering;

(v)	we shall have received requisite stockholder approval of the Equitization Proposals;

(vi)
the shares of our common stock to be issued in the 2019 rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition will not apply in the event our common stock ceases to be listed and traded on the NYSE on or prior to the closing; and

(vii)	the Investor Rights Agreement and the Registration Rights Agreement (as defined below under "—Registration Rights Agreement") shall remain in full force and effect with regard to us and B. Riley.

If required, the Company and B. Riley will file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with B. Riley’s acquisition of common stock in the Equitization Transactions.
In addition to the joint conditions, our obligation to issue and sell to B. Riley shares of our common stock under the Backstop Exchange Agreement is subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):

(i)	the representations and warranties of B. Riley made in the Backstop Exchange Agreement shall be true and correct in all material respects; and

(ii)	B. Riley has performed and complied in all material respects with all covenants and agreements contained in the Backstop Exchange Agreement.
In addition to the joint conditions, B. Riley’s obligation to purchase shares of our common stock under the Backstop Exchange Agreement is subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by B. Riley in its sole discretion):

(i)	our representations and warranties made in the Backstop Exchange Agreement shall be true and correct in all material respects; and

(ii)	we have performed and complied in all material respects with all covenants and agreements contained in the Backstop Exchange Agreement.
In addition to the foregoing, our obligation to commence and consummate the 2019 rights offering under the Backstop Exchange Agreement is subject to the conditions set forth below in "—The 2019 Rights Offering—Conditions to the 2019 Rights Offering."
Termination. The Backstop Exchange Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing of the 2019 rights offering and the backstop exchange commitment:

•	by mutual written agreement of B. Riley and us;

•
by either the Company or B. Riley, if the transactions contemplated by the Backstop Exchange Agreement do not close by the Additional Term Loan Prepayment Transaction Deadline (as defined below); provided, however, that the right to terminate the Backstop Exchange Agreement is not available to any party whose failure to comply with any provision of the Backstop Exchange Agreement is the cause of, or resulted in, the failure of the closing to occur on or prior to such date;

•
by us, (i) if there has been a breach of any covenant or a breach of any representation or warranty of B. Riley, which breach would cause the failure of B. Riley to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to the Additional Term Loan Prepayment Transaction Deadline (as defined below); or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to the Additional Term Loan Prepayment Transaction Deadline (as defined below); and

•
by B. Riley, (i) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of the Company to satisfy any of its conditions, provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to the Additional Term Loan Prepayment Transaction Deadline (as defined below); or (ii) upon the occurrence of any event that results in a failure to satisfy any of the joint conditions, which failure is not reasonably capable of cure on or prior to the Additional Term Loan Prepayment Transaction Deadline (as defined below).

The U.S. credit agreement defines "Additional Term Loan Prepayment Transaction Deadline" to mean (i) October 5, 2019, or (ii) if the 2019 rights offering has not occurred solely as a result of SEC review or other circumstance beyond our control, January 6, 2020.
Indemnification. Pursuant to the Backstop Exchange Agreement, we have agreed to indemnify B. Riley and its affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons for losses arising out of circumstances existing on or prior to the closing date of the 2019 rights offering to which an indemnified party becomes subject arising out of a proceeding instituted by a third-party with respect to the 2019 rights offering, the Backstop Exchange Agreement, the transactions contemplated by the foregoing or certain other transaction documents related thereto, subject to certain limited exceptions.

Transfer Restrictions. B. Riley has agreed that it will not, prior to the closing of the backstop exchange commitment, and without our prior written consent, hold an aggregate principal amount of combined Tranche A-2 last-out term loans and Tranche A-3 last-out term loans which, when combined with B. Riley's unrestricted cash available to satisfy its obligations under the backstop exchange commitment, would be less than $50.0 million.
No Fractional Shares of Common Stock
We will not issue fractional shares of our common stock or cash in lieu of fractional shares of our common stock. Any fractional shares of our common stock created by the exercise of the rights will be rounded to the nearest whole share, with such adjustments as may be necessary to ensure that we offer 166,666,667 shares of common stock in the 2019 rights offering. In the unlikely event that, because of the rounding of fractional shares of common stock, the 2019 rights offering would have been subscribed in an amount in excess of 166,666,667 shares of common stock, all shares issued in the 2019 rights offering will be reduced in an equitable manner as determined by the Company in its sole discretion. Any excess subscription funds will be returned to rights holders by mail within ten business days without interest or deduction after completion of the 2019 rights offering.
Conditions to the 2019 Rights Offering
Our obligation to consummate the 2019 rights offering is subject to the satisfaction of closing conditions (which may be waived in whole or in part by us) prior to the closing of the 2019 rights offering, including:

(i)	the 2019 rights offering shall have been conducted in accordance with the Backstop Exchange Agreement in all material respects;

(ii)	all material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the 2019 rights offering shall have been made or received;

(iii)
no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the 2019 rights offering and the issuance and sale of our common stock in the 2019 rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the 2019 rights offering and the issuance and sale of our common stock in the 2019 rights offering;

(iv)
the registration statement relating to the 2019 rights offering shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto;

(v)	we shall have received approval from the requisite stockholder vote of each of the Equitization Proposals;

(vi)
the shares of our common stock to be issued in the 2019 rights offering shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event our common stock ceases to be listed and traded on the NYSE on or prior to the closing of the 2019 rights offering; and

(vii)	the Investor Rights Agreement and the Registration Rights Agreement (as defined below under "—Registration Rights Agreement") shall remain in full force and effect with regard to us and B. Riley.
Regulatory Limitations
All rights issued to any rights holder who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares of our common stock are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval. We are not undertaking to advise stockholders of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval. We reserve the right to refuse to issue shares of our common stock to any rights holder who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We will not offer or sell, or solicit any purchase of, shares in any state or other jurisdiction in which the 2019 rights offering is not permitted. We reserve the right to delay the commencement of the 2019 rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in the 2019 rights offering in order to carry out the 2019 rights offering in such state or jurisdiction.
Exchange of Tranche A-1 Last-Out Term Loans
Concurrent with the closing of the 2019 rights offering, we expect to complete a debt-for-equity exchange with the holders of all outstanding Tranche A-1 last-out term loans under the U.S. credit agreement, pursuant to which we will exchange shares of our common stock at the subscription price of $0.30 per share for an equal aggregate principal amount of Tranche A-1 last-out term loans under the U.S. credit agreement. If we do not complete the 2019 rights offering, we will not complete the Tranche A-1 debt exchange.
As of December 31, 2018, all outstanding Tranche A-1 last-out term loans under the U.S. credit agreement were held by Vintage. Approval of this proposal would include the approval of any shares of our common stock issued to any related party, including Vintage, in connection with the Tranche A-1 debt exchange. All shares of our common stock issued pursuant to the Tranche A-1 debt exchange will be issued in a transaction exempt from registration under the Securities Act, and we will not have any obligation to issue shares of our common stock to any person in the absence of such an exemption from registration.
The completion of the Tranche A-1 debt exchange will be conditioned on, among other things, the closing of the 2019 rights offering.
Based on approximately $37.1 million aggregate principal amount of Tranche A-1 last-out term loans under the U.S. credit agreement outstanding as of April 4, 2019, if the Tranche A-1 debt exchange is completed, we would issue an aggregate of approximately 123.7 million shares of our common stock to holders of the Tranche A-1 last-out term loans. The actual number of shares of our common stock that we issue in the Tranche A-1 debt exchange will likely be greater than this amount because the Tranche A-1 last-out term loans accrue interest through the date of the exchange at a fixed rate per annum of 7.5% payable in cash and 8% payable in kind.
Issuance of the Warrants
Concurrent with the closing of the 2019 rights offering, we intend to issue to B. Riley, or such other persons as B. Riley directs, an aggregate of 16,666,667 warrants, each to purchase one share of our common stock at a purchase price of $0.01 per share. These warrants, and the shares of our commons stock issuable upon exercise, will be issued in transactions exempt from registration under the Securities Act.
The following is a brief description of the terms of the warrants. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the form of warrant, a copy of which will be filed with the SEC. Currently, there are no other warrants outstanding.
Exercise of the Warrants
Each warrant initially represents the right to purchase one share of our common stock at an initial exercise price of $0.01 per share. All or any portion of the warrants may be exercised at any time, or from time to time, on or before the third anniversary of their issuance by surrender to us of the warrant and a completed notice of exercise attached as an exhibit to the warrant and the payment of the exercise price per share for the shares of common stock for which the warrants are being exercised. As an alternative to this method of exercising the warrants, warrantholders may exchange their warrants for an aggregate number of shares, from which we will withhold and not issue a number of shares of common stock with an aggregate market price (as defined below) equal to the aggregate exercise price.
Upon exercise of warrants, the shares of common stock issuable upon exercise will be issued by our transfer agent for the account of the exercising warrantholder. Shares issued upon exercise of warrants will be issued in the name or names designated by the exercising warrantholder and will be delivered by the transfer agent to the exercising warrantholder either via book-entry transfer crediting the account of such warrantholder or otherwise in certificated form by physical delivery to the address specified by such warrantholder in the exercise notice. We will not issue fractional shares upon any exercise of the warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the pro-rated per share market price of our common stock on the date of exercise of the warrants for any fractional share that would have otherwise been issuable upon exercise of the warrants. We will at all times reserve the aggregate number of shares of our common stock for which the warrants may be exercised.

Issuance of any warrant shares deliverable upon the exercise of warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares.
The warrantholders will have no rights or privileges of holders of our common stock, including any voting rights and rights to dividend payments, until (and then only to the extent) the warrants have been exercised, except if we declare or pay a Liquidating Dividend (as defined and described below). Once the warrants are exercised, we expect them to have a dilutive effect on our current stockholders. See “—Dilutive Effects of the Equitization Transactions.”
Adjustments to the Warrants
Pursuant to the terms of the warrants, the number of shares of our common stock issuable upon exercise of each warrant (the “warrant shares”) and the warrant exercise price will be adjusted upon occurrence of certain events as follows.

•
In the case of subdivisions or combinations of common stock. If we at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of the outstanding shares of our common stock into a greater number of shares, the number of warrant shares issuable upon exercise of the warrants immediately prior to any such subdivision will be proportionately increased. If we at any time combine (by reverse stock split or otherwise) one or more classes of the outstanding shares of our common stock into a smaller number of shares, the number of warrant shares issuable upon exercise of the warrants immediately prior to such combination shall be proportionately decreased.

•
In the case of liquidating dividends. If we declare or pay a dividend upon our common stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of our common stock (a "Liquidating Dividend"), then we will pay to the warrantholders at the time of payment thereof the Liquidating Dividend which would have been paid to such warrantholders on the warrant shares had the warrants been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of our common stock entitled to such dividends are to be determined.

•
In the case of purchase rights. If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property (other than in connection with any awards approved by the Board, or any committee thereof, under our existing or future employee incentive plans) pro rata to the record holders of any class of our common stock (the “purchase rights”), then the warrantholders will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which such holders could have acquired if such holders had held the number of shares acquirable upon complete exercise of their warrants immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of our common stock are to be determined for the grant, issue or sale of such purchase rights.

•
In the case of a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of our assets or other transaction, which in each case is effected in such a way that the holders of our common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for our common stock (any such transaction, an "organic change”). Prior to the consummation of any organic change, we will make appropriate provisions (in form and substance reasonably satisfactory to the warrantholders representing a majority of the warrant shares obtainable upon exercise of all warrants then outstanding) to insure that each of the warrantholders will thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the warrant shares immediately theretofore acquirable and receivable upon the exercise of such holder's warrant, such shares of stock, securities or assets as would have been issued or payable in such organic change (if the holder had exercised the warrant immediately prior to such organic change) with respect to or in exchange for the number of warrant shares immediately theretofore acquirable and receivable upon exercise of such holder’s warrant had such organic change not taken place, including by making appropriate provision (in form and substance reasonably satisfactory to the warrantholders representing a majority of the warrant shares obtainable upon exercise of all warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of the warrant continue to be applicable. We will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than us) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the warrantholders representing a majority of the warrant shares obtainable upon exercise of all warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

•
Certain events. If any event occurs as to which the adjustment provisions described here are not strictly applicable but the failure to make any adjustment would not fairly and adequately protect the purchase rights of the warrants then outstanding (but not including, to avoid doubt, the granting of any awards approved by the Board, or any committee thereof, under our existing or future employee incentive plans), then the Board shall make an appropriate adjustment in the exercise price and the number of warrant shares obtainable upon exercise of the warrants then outstanding so as to protect the rights of the holders of the warrants.

We are required to take all actions as may be necessary to assure that the par value per share of the unissued warrant shares acquirable upon exercise of the warrants is at all times equal to or less than the exercise price then in effect. We will notify the warrantholders of any adjustments. If we fail to give such notice, the exercise price and the number of shares issuable upon exercise of the warrants will nevertheless be adjusted.
For purposes of these adjustment provisions, “market price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by OTC Markets Group, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "market price" is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the domestic over-the-counter market, the “market price” shall be determined in good faith by the Board.
Amendment
The provisions of the warrants may be amended and we may take any action prohibited under the warrant agreement, or omit to perform any act required to be performed by us, only if we have obtained the written consent of the warrantholders representing a majority of the warrant shares obtainable upon exercise of all of the warrants then outstanding; provided that, other than in connection with the adjustments to the warrants described above, no such action may change the exercise price of the warrants or the number of shares or class of stock obtainable upon exercise of each warrant without the written consent of the warrantholders representing 100% of the warrant shares obtainable upon exercise of the warrants then outstanding.
Governing Law
The warrants and the warrant agreement will be governed by New York law.
Registration Rights Agreement
On April 30, 2019, we entered into a registration rights agreement with B. Riley and Vintage (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we have agreed to provide B. Riley and Vintage with customary demand and piggyback registration rights for all shares of our common stock they beneficially own following the completion of the Equitization Transactions. In addition, we have also agreed to provide certain piggyback registration rights to all persons who receive shares of our common stock through the exercise of warrants or through the Tranche A-1 debt exchange and who sign a joinder to the Registration Rights Agreement.
Interests of Our Officers, Directors, and Principal Stockholders in the Equitization Transactions
As described previously in “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions,” B. Riley and Vintage are each significant stockholders of, and lenders to, the Company. A total of five of our seven directors on the Board have been designated by either Vintage or B. Riley pursuant to the Investor Rights Agreement. In addition, we are party to a consulting agreement with B. Riley for the services of our Chief Executive Officer. We have also entered into or will enter into various agreements with each of B. Riley and Vintage to implement the Equitization Transactions. These various agreements and relationships may result in B. Riley and Vintage, and any associated directors and officers of the Company, having interests that may be different from those of our stockholders generally.
In addition, a change in control under certain of our employee compensation plans and awards and management severance agreements would require the accelerated vesting of all outstanding and unvested equity awards. If a change in control were to occur following the completion of the Equitization Transactions, certain members of management would be entitled to cash-based severance payments, health and welfare benefits, and bonus payments if such members of senior management are terminated without cause or for good reason (each as defined in the applicable employee compensation plans and awards and management severance agreements) within 24 months following the change in control.
Effect of the Equitization Transactions on Our Incentive Plans
The Compensation Committee of the Board will determine, at the appropriate time, whether the issuance and sale of our common stock in the Equitization Transactions will result in an equitable adjustment to outstanding awards under our incentive plans or other outstanding awards, based upon, among other things, the market price of shares of our common stock for periods prior to and after the Equitization Transactions have been commenced and completed. In addition, if the Equitization Transactions result in a change in control, it may trigger certain provisions in our management incentive plans that could accelerate the vesting of outstanding awards.
Dilutive Effects of the Equitization Transactions
If the Equitization Transactions are consummated, we will issue approximately 290.4 million shares of common stock. Based on the number of shares of common stock outstanding as of April 25, 2019, the shares issued in the Equitization Transactions will represent approximately 63% of the total shares of common stock outstanding following the Equitization Transactions. This excludes the 16,666,667 shares of common stock subject to issuance pursuant to the exercise of warrants issued in the Equitization Transactions as well shares of common stock reserved for issuance under the 2015 LTIP. The actual number of shares of common stock issued in the Equitization Transactions may be higher than the amount indicated, however, due to, among other things, the accumulation of paid-in-kind interest on the outstanding Tranche A-1 last-out term loans under our U.S. credit agreement through the completion of the Tranche A-1 debt exchange.
If a stockholder does not exercise any rights in the 2019 rights offering, the number of shares of our common stock that such stockholder owns will not change. However, we intend to issue an aggregate 166,666,667 shares of our common stock through the 2019 rights offering and the backstop exchange commitment. If a stockholder does not exercise its rights in the 2019 rights offering in full, its percentage ownership will be materially diluted after the 2019 rights offering. Further, because we will issue additional shares of our common stock in the other Equitization Transactions and our stockholders (other than B. Riley and Vintage) will not be given the opportunity to participate in those issuances, our stockholders (other than B. Riley and Vintage) will see their percentage ownership materially diluted following the other Equitization Transactions regardless of whether they exercise their rights to participate in the 2019 rights offering.
Assuming we are able to complete the Equitization Transactions, B. Riley’s and Vintage’s respective beneficial ownership of our common stock following the Equitization Transactions will be dependent upon, among other things, the level of participation in the 2019 rights offering by the other existing holders of our common stock, the date of the closing of the Equitization Transactions and the persons to whom warrants are issued in the Equitization Transactions. Set forth below, for illustrative purposes only, are four scenarios, as of April 4, 2019, that indicate the effect that the Equitization Transactions could have on B. Riley’s and Vintage’s respective relative interest following the Equitization Transactions. Each scenario assumes the requisite stockholders approve the proposal to approve the Equitization Proposals. All numbers are approximated for illustrative purposes only.
Scenario A. All rights are exercised on a pro rata basis by all of the stockholders to whom the rights were issued. B. Riley purchases only the shares of our common stock that it receives by exercising the rights it receives in the 2019 rights offering in full through an exchange of Tranche A-3 last-out term loans pursuant to the backstop exchange commitment. Vintage exchanges all outstanding Tranche A-1 last-out term loans, totaling approximately $37.1 million aggregate principal amount as of April 4, 2019, for shares of our common stock pursuant to the Tranche A-1 debt exchange. None of the warrants are issued to B. Riley, but instead are issued to unrelated persons.
Scenario B. Holders of half of the shares (not including shares held by B. Riley or Vintage) of our common stock exercise their rights in the 2019 rights offering. Vintage exercises its rights in the 2019 rights offering. B. Riley acquires the remaining shares in the 2019 rights offering through an exchange of Tranche A-3 last-out term loans pursuant to the backstop exchange commitment. Vintage exchanges all outstanding Tranche A-1 last-out term loans, totaling approximately $37.1 million aggregate principal amount as of April 4, 2019, for shares of our common stock pursuant to the Tranche A-1 debt exchange. Half of the warrants are issued to B. Riley, with the remaining warrants issued to unrelated persons.

Scenario C. None of the holders of our common stock (other than Vintage) exercise their rights. B. Riley acquires the remaining shares not purchased by Vintage in the 2019 rights offering through an exchange of Tranche A-3 last-out term loans pursuant to the backstop exchange commitment. Vintage exchanges all outstanding Tranche A-1 last-out term loans, totaling approximately $37.1 million aggregate principal amount as of April 4, 2019, for shares of our common stock pursuant to the Tranche A-1 debt exchange. All of the warrants are issued to B. Riley.
Scenario D. None of the holders of our common stock exercise their rights. B. Riley acquires all shares offered in the 2019 rights offering through an exchange of Tranche A-3 last-out term loans pursuant to the backstop exchange commitment. Vintage exchanges all outstanding Tranche A-1 last-out term loans, totaling approximately $37.1 million aggregate principal amount as of April 4, 2019, for shares of our common stock pursuant to the Tranche A-1 debt exchange. All of the warrants are issued to B. Riley.
B. Riley Illustrative Ownership

Scenario	Beneficial Ownership Before Equitization Transactions		Beneficial Ownership After Equitization Transactions(2)
	Shares(1)	Percentage	Shares(1)	Percentage
A	10.9	6.5%	21.7	4.7%
B	10.9	6.5%	95.6	20.4%
C	10.9	6.5%	169.5	35.6%
D	10.9	6.5%	194.2	40.8%
(1)Number of shares in millions.
(2)Includes warrants issued as part of the Equitization Transactions as these warrants will be exercisable within 60 days following their issuance.
Vintage Illustrative Ownership

Scenario	Beneficial Ownership Before Equitization Transactions		Beneficial Ownership After Equitization Transactions
	Shares(1)	Percentage	Shares(1)	Percentage
A	25.1	14.9%	173.6	37.8%
B	25.1	14.9%	173.6	37.1%
C	25.1	14.9%	173.6	36.5%
D	25.1	14.9%	148.8	31.3%
(1)Number of shares in millions.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of this proposal to approve the Equitization Transactions. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Because abstentions are not counted as votes on this proposal, they will have no effect on the outcome of this proposal. Broker non-votes will not have any effect on this proposal.
The Board has not made, nor will it make, any recommendation to stockholders regarding the exercise of rights in the 2019 rights offering. Our stockholders should make an independent investment decision about whether or not to exercise their rights. This proxy statement is not an offer to sell or the solicitation of an offer to buy shares of common stock or any other securities, including the rights or any shares of common stock issuable upon exercise of the rights. Offers and sales of common stock issuable upon exercise of the rights will only be made by means of a prospectus meeting the requirements of the Securities Act, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus. In connection with the 2019 rights offering, we will file a Registration Statement with the SEC. No offers to sell or solicitations of offers to buy any shares of our common stock or any other securities pursuant to the rights will be made until such Registration Statement has become effective.

APPROVAL OF THE BUSINESS OPPORTUNITY PROPOSAL (PROPOSAL 7)
In the event the authorized share increase proposal (Proposal 5) and the proposal to approve the Equitization Transactions (Proposal 6) are approved by the requisite stockholder vote, the Board has unanimously determined that this business opportunity proposal is advisable and in the best interests of the Company and its stockholders, and has adopted and is recommending that our stockholders approve this business opportunity proposal to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees, which requires the affirmative vote of the holders of a majority of our common stock entitled to vote. We have the authority to seek approval of and implement this business opportunity proposal pursuant to Title 8, Section 122 of the DGCL, which permits every corporation incorporated under the laws of the State of Delaware to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.
If the proposal is approved, the Company intends to file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, reflecting that the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees. This description of the proposed amendment to our Certificate of Incorporation is only a summary of such amendment and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed new Article TENTH of our Certificate of Incorporation, a copy of which is attached to this proxy statement as Appendix E. If adopted, the amendment to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote, and the Board will also adopt a corresponding amendment to our Bylaws.
The Board is requesting your approval of this business opportunity proposal because they believe this business opportunity proposal is necessary and advisable in order to obtain the backstop exchange commitment. B. Riley’s obligation to provide the backstop exchange commitment is conditioned on the approval of this business opportunity proposal. Without the backstop exchange commitment, we will not commence the Equitization Transactions.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” this business opportunity proposal to renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK (PROPOSAL 8)
Introduction
The Board has approved and recommended that our stockholders approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s shares of common stock (the “Reverse Stock Split”) at a ratio within a range of 1:5 to 1:50 (the “Ratio Range”). On April 26, 2019, the Board unanimously adopted a resolution approving the Reverse Stock Split and directing that it be submitted to our stockholders for approval. If this proposal is approved, the Board, or a committee of the Board, in its sole discretion, will have the authority to decide, within 12 months from the Annual Meeting, whether to implement the Reverse Stock Split and the exact ratio of the split within the Ratio Range, if it is to be implemented. If the Board or a committee of the Board decides to implement the Reverse Stock Split, then it will become effective upon the filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”). If the Reverse Stock Split is implemented, then the number of issued and outstanding shares of common stock or shares of common stock held by the Company as treasury stock would be reduced in accordance with the exchange ratio selected by the Board, or a committee of the Board, within the Ratio Range. The total number of authorized shares of common stock, however, would remain unchanged following the Reverse Stock Split. The form of certificate of amendment to the Charter to effect the Reverse Stock Split is attached as Appendix F to this Proxy Statement.
The Board, in its sole discretion, may elect not to implement the Reverse Stock Split. However, the Board believes that having the time-limited authority to take such an action is an important proactive step to maintain and build stockholder value. We currently expect that we would implement the Reverse Stock Split promptly following the completion of the Equitization Transactions. However, we may elect to implement the Reverse Stock Split at any time following approval by our stockholders, including before the Equitization Transactions or if the Equitization Transactions are not completed for any reason.
Purpose and Background of the Reverse Stock Split
The Board’s primary objectives in proposing the Reverse Stock Split are to raise the per share trading price of the common stock and to increase the number of shares of authorized but unissued common stock. The Board believes that the Reverse Stock Split would, among other things, (a) better enable the Company to maintain the listing of its common stock on the NYSE, (b) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and (c) better enable the Company to restructure its debt and to raise funds to finance its planned operations.
On November 27, 2018, the Company received a notice from the NYSE that the Company was not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the NYSE (the “NYSE Listing Manual”), because the average closing price of the Company’s common stock was less than $1.00 per share over a period of 30 consecutive trading days. The Company has six months from the date of receipt of the Notice to achieve compliance with the continued listing standards of Section 802.01C of the NYSE Listing Manual. However, the NYSE rules permit the Company to cure any non-compliance with the continued listing requirements by taking action at the Annual Meeting and implementing such action promptly thereafter. The common stock will regain compliance with the minimum per share listing standards of the NYSE Listing Manual in the event that the closing price for the common stock is $1.00 or more on the last trading day of a calendar month and the average closing price for the common stock for the immediately preceding 30 trading days is $1.00 or above.
The closing sale price of our common stock on April 26, 2019 was $0.29 per share. The Board has considered the potential harm to the Company of a delisting from the NYSE and believes that a reverse stock split would help the Company regain compliance with NYSE’s minimum price per share listing standard. Although the Board believes that implementing the Reverse Stock Split likely will lead to compliance with NYSE rules, there can be no assurance that the closing share price after implementation of the Reverse Stock Split will succeed in restoring such compliance.
The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the common stock to a broader range of investors, and thus potentially improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the common stock.
Furthermore, the Board believes that the Reverse Stock Split would further facilitate the Company’s efforts to restructure its debt and to raise capital to fund its planned operations. The Reverse Stock Split would reduce the number of shares of common stock outstanding without reducing the total number of authorized shares of common stock. As a result, the Company would have a larger number of authorized but unissued shares from which to issue additional shares of common stock, or securities convertible into or exercisable for shares of common stock, in equity financing transactions.
The purpose of seeking stockholder approval of exchange ratios within the Ratio Range (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Stock Split. If the stockholders approve this proposal, then the Board or a committee of the Board in its sole discretion, would effect the Reverse Stock Split only upon the determination by the Board or a committee of the Board that a reverse split would be in the best interests of the Company at that time. If the Board, or a committee of the Board, were to effect the Reverse Stock Split, then the Board would set the timing for such a split and select the specific ratio within the Ratio Range. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If the stockholders approve the proposal, and the Board or a committee of the Board determines to effect the Reverse Stock Split, we would communicate to the public, prior to the Effective Date, additional details regarding the Reverse Stock Split, including the specific ratio within the Ratio Range selected by the Board or a committee of the Board. If the Board or a committee of the Board does not implement the Reverse Stock Split within 12 months from the Annual Meeting, then the authority granted in this proposal to implement the Reverse Stock Split automatically will terminate.
As the Reverse Stock Split does not impact the number of shares of the Company’s common stock authorized for issuance, the Company expects that, if the Reverse Stock Split is implemented, it will have additional authorized but unissued shares available for issuance. The additional authorized shares of common stock would be available for issuance from time to time for corporate purposes, including raising additional capital through equity financing. The Company believes that the availability of these shares of common stock following the Reverse Stock Split will provide the Company with the flexibility to raise capital to execute its business plans, and to otherwise take advantage of favorable opportunities as they arise.
The Board reserves its right to elect not to proceed with the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.
Material Effects of Proposed Reverse Stock Split
The Board believes that the Reverse Stock Split will increase the price level of the common stock in order to, among other things, ensure continued compliance with the NYSE’s minimum per share listing requirements and generate interest in the Company among investors, and in particular institutional investors that have investment policies that prohibit investment in lower-priced securities. The Board cannot predict, however, the effect of the Reverse Stock Split upon the market price for the common stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of common stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Stock Split, which would reduce the market capitalization of the Company. The market price per post-reverse split share may not remain in excess of the $1.00 minimum per share price as required by the NYSE, or the Company may not otherwise meet the additional requirements for continued listing on the NYSE. The market price of the common stock may also be based on our performance and other factors, the effect of which the Board cannot predict.
The Reverse Stock Split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reverse Stock Split results in any of stockholders owning a fractional share. In lieu of issuing fractional shares, the Company may either (a) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the common stock, as quoted on the NYSE on the Effective Date, multiplied by the fractional share amount, or (b) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Stock Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder the applicable pro rata portion of the sale proceeds.
The principal effect of the Reverse Stock Split will be that the number of shares of common stock issued and outstanding will be reduced from 168,861,913 shares as of March 31, 2019 to a range of approximately 3,377,238 to 33,772,383 shares, depending on the exact split ratio chosen by the Board or a committee of the Board within the Ratio Range. In addition, all outstanding options, RSUs and performance-based RSUs (collectively, the “Outstanding Equity Rights”) entitling the holders thereof to acquire, through purchase, exchange or otherwise, shares of common stock will enable such holders to acquire upon exercise of their respective Outstanding Equity Rights that the number of shares of common stock, as adjusted based on the Ratio Range, which such holders would have been able to purchase upon exercise or conversion, as and to the extent applicable, of their respective Outstanding Equity Rights immediately preceding the Reverse Stock Split, at an exercise price or conversion rate, as and to the extent applicable, equal to the exercise price or conversion rate, as applicable, specified before the reverse split, as adjusted by the Ratio Range, resulting in the same aggregate price being required to be paid upon exercise or conversion thereof immediately preceding the Reverse Stock Split. Furthermore, the number of shares reserved for issuance pursuant to the 2015 LTIP will be reduced to the number of shares currently included in such plan as modified based on the Ratio Range.
The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.
The Reverse Stock Split will not affect the par value of the common stock. As a result, on the Effective Date, the present value of the stated capital on the Company’s balance sheet attributable to the common stock will be reduced based on the applicable ratio within the Ratio Range, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be retroactively increased for each period because there will be fewer shares of common stock outstanding.
The Reverse Stock Split will not change the terms of the common stock. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each stockholder’s percentage ownership of the Company based on holdings of common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, the Company will continue to be subject to the periodic reporting requirements of the Exchange Act.
Because the Company will not reduce the number of authorized shares of common stock, the overall effect of the Reverse Stock Split will be an increase in authorized but unissued shares of common stock as a result of the Reverse Stock Split. These authorized shares of common stock may be issued at the Board’s discretion, subject to applicable limitations. Any future issuances of shares of common stock will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.
Because the proposed Charter amendment provides that the number of authorized shares of common stock will be unaffected by the Reverse Stock Split, the amendment that is filed with the Secretary of State of the State of Delaware, if any such amendment is filed, will result in a relative increase in the number of authorized but unissued shares of our common stock in relation to the number of outstanding shares of our common stock after the Reverse Stock Split and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of the Board. The primary purpose of the proposed Reverse Stock Split is to provide the Board with a mechanism to raise the per share trading price of our common stock in order to improve liquidity and help ensure that the price per share of our common stock remains above the minimum amount required to maintain our listing on the NYSE. However, a relative increase in the number of our authorized shares of common stock could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means. The issuance of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares of common stock entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive stockholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over market price that such an attempt could cause. Moreover, the issuance of common stock to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to stockholders generally. The Company has no present intent to use the relative increase in the number of authorized shares of common stock for anti-takeover purposes, and the proposed amendment to the Charter is not part of a plan by the Board to adopt any anti-takeover provisions. However, if the proposed amendment is approved by the stockholders, then a greater number of shares of our common stock would be available for such purpose than currently is available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional shares of common stock to discourage such efforts if they were to arise.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates
If the Reverse Stock Split is approved by the Company’s stockholders, and the Board or a committee of the Board determines it is in the best interests of the Company to effect the split, then the Reverse Stock Split would become effective at such time as the certificate of amendment to the Charter, the form of which is attached as Appendix F to this Proxy Statement, is filed with the Secretary of State of the State of Delaware.
As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. Computershare Trust Company, N.A., the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates.
Certain registered holders of our common stock may hold some or all of their respective shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a periodic statement reflecting the number of shares of common stock registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic. The effect of the Reverse Stock Split on the number of shares of common stock held by stockholders electronically in book-entry form will be reflected in subsequent periodic statements.
Fractional Shares
The Company will not issue fractional certificates for post-Reverse Stock Split shares in connection with the Reverse Stock Split. In lieu of issuing fractional shares, the Company may either (a) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the common stock, as quoted on the NYSE on the Effective Date, multiplied by the fractional share amount, or (b) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Stock Split and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder the applicable pro rata portion of the sale proceeds.
Criteria to be Used for Decision to Apply the Reverse Stock Split
If the stockholders approve the Reverse Stock Split, then the Board or a committee of the Board will be authorized to proceed with the Reverse Stock Split within the time period indicated. In determining whether to proceed with the Reverse Stock Split and setting the exact amount of split within the Ratio Range, if any, the Board or a committee of the Board will consider a number of factors, including market conditions, existing and expected trading prices of the Company’s common stock, the NYSE listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued common stock.
No Dissenter’s Rights
Under the DGCL, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the Charter to effect the Reverse Stock Split, and the Company does not intend to independently provide stockholders with any such right.
Certain Material U.S. Federal Income Tax Considerations
The following description of material U.S. federal income tax considerations regarding the Reverse Stock Split is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and interpretations as in effect on the date of this Proxy Statement. These authorities are subject to change, including possibly with retroactive effect, which could alter the U.S. federal income tax consequences described below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split.
This discussion is intended to provide only a general summary to stockholders who hold their shares of common stock as capital assets and does not discuss the tax consequences of any other transaction that may occur before, after, or at the same time as the Reverse Stock Split. This discussion does not address other federal taxes (such as the alternative minimum tax, gift or estate taxes, the Medicare surtax on net investment income or tax considerations under state, local or foreign laws. This discussion does not address every aspect of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation: (a) partnerships, subchapter S corporations, trusts or other pass-through entities or investors therein; (b) brokers or dealers in securities; (c) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (d) banks or other financial institutions; (e) insurance companies; (f) mutual funds; (g) tax exempt organizations or pension funds; (h) “controlled foreign corporations or “passive foreign investment companies”, as defined in the Code or U.S. expatriates; (i) stockholders whose functional currency is not the U.S. dollar; (j) real estate investment trusts; (k) regulated investment companies; (l) grantor trusts; (m) stockholders who actually or constructively own 10 percent or more of our voting stock; or (n) persons who hold our common stock as part of a hedging, straddle, conversion or other risk reduction transaction.
Tax Consequences to the Company.
The Company will not recognize gain or loss as a result of the Reverse Stock Split.
The Company incurred certain net operating losses (“NOLs”) for U.S. federal income tax purposes during the tax years ending on December 31, 2015, December 31, 2016 and December 31, 2017. Based upon changes in the ownership of the stock of the Company during rolling three-year testing periods, the use of the NOLs to offset taxable income of the Company in future years may be limited pursuant to Section 382 of the Code. We expect that the Equitization Transactions, if approved, would cause such a change in ownership and consequently trigger the Section 382 limitations. If the limitations are triggered, the Company’s tax liability would be larger than if the limitations were not triggered. The consummation of the Reverse Stock Split, however, would not be expected to have any further effect on the use of our NOLs. On the other hand, if the Equitization Transactions do not occur prior to the Reverse Stock Split, the execution of the Reverse Stock Split alone could trigger, or accelerate the triggering of, the limitations on the use of the NOLs. The Company cannot determine at this time whether, in the absence of the Equitization Transactions, the Reverse Stock Split would trigger, or otherwise accelerate the triggering of the application of the Section 382 limitations.
Tax Consequences to U.S. Holders and Non-U.S. Holders on the Exchange of Common Stock Pursuant to the Reverse Stock Split.
A “U.S. holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or entity treated as such for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. A U.S. holder or non-U.S. holder generally will not recognize gain or loss on the Reverse Stock Split for U.S. federal income tax purposes, except in respect of cash, if any, received in lieu of a fractional share interest as discussed below. In general, the aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.
Tax Consequences to U.S. Holders and Non-U.S. Holders on the Receipt of Cash in Lieu of Fractional Shares.
A holder of the pre-Reverse Stock Split shares who receives cash generally will be treated as having exchanged a fractional share interest for cash in a redemption that is subject to Section 302 of the Code, assuming the fractional share interest is purchased directly by the Company. The redemption will be treated as a sale of the fractional share, and not as a distribution under Section 301 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the holder, (b) results in a “complete termination” of the holder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the holder, as described in more detail below:

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Substantially Disproportionate Redemption. A holder’s exchange of common stock for cash in the Reverse Stock Split generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all common stock exchanged for cash in the Reverse Stock Split as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all common stock exchanged for cash in the reverse stock split as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning common stock owned directly as well as indirectly through application of the constructive ownership rules described below.

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Complete Termination. A holder’s exchange of common stock for cash in the reverse stock split generally will result in a “complete termination” of such holder’s interest in us if, in connection with the reverse stock split, either (i) all of the common stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of common stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of common stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such common stock under procedures described in Section 302(c) of the Code.

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Not Essentially Equivalent to a Dividend. In order for a holder’s exchange of common stock for cash in the reverse stock split to qualify as “not essentially equivalent to a dividend”, such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a holder’s exchange of common stock pursuant to the reverse stock split will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” However, some stockholders receiving cash in lieu of a fractional share will have an increase in their percentage ownership interest in the Company and therefore could be subject to dividend treatment on the receipt of cash in lieu of such fractional share ownership interest. Such potential dividend treatment will not apply if the fractional shares interests are aggregated and sold by the Company on the open market, in which case the proceeds will be treated as received in connection with a sale of stock.

In each case, a holder must take into account shares both actually and constructively owned by such holder under certain constructive ownership rules. Under these rules, a holder generally will be considered to own common stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A holder generally will also be considered to own common stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.
If the redemption is treated as a sale, the holder will recognize capital gain or loss equal to the difference between the portion of the tax basis of the post-Reverse Stock Split shares allocated to the fractional share interest and the cash received. If the redemption does not meet one of the Section 302 tests, then the cash distribution will be treated as a distribution under Section 301 of the Code. In such case, the cash distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits allocable to the distribution, and then as a recovery of basis to the extent of the holder’s tax basis in his or her shares (which, for these purposes, may include the holder’s tax basis in all of his or her shares rather than only the holder’s tax basis in the fractional share interest, although the law is not entirely clear), and finally as gain from the sale of stock. We cannot determine prior to the consummation of the reverse stock split the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes.
We recommend that holders of our common stock consult their own tax advisors to determine the extent to which their fractional share redemption is treated as a sale of the fractional share under Section 302 of the Code or as a distribution under Section 301 of the Code and the tax consequences thereof.
In addition, each holder of our common stock should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.
U.S. Holders.
As discussed above, a U.S. holder who receives cash in lieu of a fractional share of new common stock where such exchange is treated as a sale of the fractional share under Section 302 of the Code generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the reverse stock split. If the shares of old common stock attributable to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held for more than one year. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 20%. Net capital gain recognized by individual U.S. Holders from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Certain limitations apply to the deductibility of capital losses.
If, however, the cash received in lieu of fractional shares is instead treated as a dividend pursuant to section 301 of the Code, such dividends are currently taxable at a maximum rate of 20% for individual U.S. Holders if certain holding period and other requirements are satisfied. To the extent that a U.S. Holder’s exchange of common stock for cash in the reverse stock split is treated as a dividend, such holder’s adjusted tax basis in the common stock exchanged therefor generally should be added to the tax basis of any common stock retained by such holder.
A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the reverse stock split may be eligible for the dividends received deduction, subject to certain limitations. In addition, amounts received by a corporate U.S. Holder that are treated as a dividend for U.S. federal income tax purposes may constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s common stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend. Each corporate stockholder is urged consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the reverse stock split.
Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the Reverse Stock Split; provided, however, that gain will be subject to tax if (a) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (b) the gain is recognized by an individual non-U.S. holder who is present in the United States for 183 or more days in the taxable year that includes the Reverse Stock Split and certain other conditions are met, or (c) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding the Reverse Stock Split, and (ii) the non-U.S. holder’s holding period for our common stock, unless our common stock is regularly traded on an established securities market and the non-U.S. holder does not actually or constructively hold more than 5% of such regularly traded common stock at any time within the shorter of the five-year period preceding the Reverse Stock Split and the non-U.S. holder’s holding period for our common stock. The Company believes that for U.S. federal income tax purposes it is not currently a “U.S. real property holding company”, and was not a “U.S. real property holding corporation” at any time during the five-year period preceding the Reverse Stock Split.
Gain described in clause (a) or (c) above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Additionally, if the circumstances described in clause (c) above exist, the Company may withhold an amount equal to 15% of the cash paid in lieu of a fractional share in connection with the Reverse Stock Split. Non-U.S. holders should consult their own tax advisor regarding the impact of any applicable income tax treaties that may provide for different rules.
Gain described in clause (b) above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A Non- U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the reverse stock split will be subject to a tax of 30% (or such lower rate specified by an applicable income tax treaty) collected by withholding at the source, provided that none of (a) through (c) described above are applicable with respect to such Non-U.S. Holder.
Non-U.S. holders should consult their own tax advisor regarding the impact of any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding. A payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Information reported to the IRS also may be made available under a specific treaty or agreement between the U.S. and the tax authorities in the country in which the non-U.S. holder resides or is established.
Backup withholding, currently at a 24% rate, generally will not apply to (a) each U.S. holder who provides us or our paying agent with a properly completed IRS Form W-9 establishing an exemption from backup withholding, and (b) each non-U.S. holder who provides us or our paying agent the required certification as to its non-U.S. status such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or other applicable form or successor form), or certain other requirements are met. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s or non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA. Pursuant to the Foreign Account Tax Compliance Act (“FATCA”) foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with certain requirements of registering with the IRS and reporting certain information with respect to their U.S. account holders and investors. These requirements are relaxed for any foreign financial institution organized in a jurisdiction with which the U.S. has entered into an intergovernmental agreement (“IGA”) with respect to FATCA. The U.S. currently has IGAs in effect with more than 50 countries. A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends).
We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld pursuant to FATCA. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions based on their particular circumstances.
THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND OWNERSHIP OF OUR COMMON STOCK.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions will have the same effect as votes “AGAINST” this proposal. Because the proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

AMENDMENT OF THE BABCOCK & WILCOX ENTERPRISES, INC. AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 9)
Introduction
On June 8, 2015, The Babcock & Wilcox Company (now known as BWX Technologies, Inc., or “BWXT”), as our sole stockholder at the time, approved the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “2015 LTIP”) in anticipation of our spinoff as an independent, publicly traded company. The Board also adopted the 2015 LTIP on the same date.
On February 23, 2016, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the 2016 annual meeting of stockholders, the Amended and Restated 2015 Long-Term Incentive Plan (the “Amended and Restated 2015 LTIP”), and our stockholders approved the Amended and Restated 2015 LTIP at the 2016 annual meeting of stockholders.
On March 6, 2018, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the 2018 annual meeting of stockholders, a further amendment and restatement, in its entirety, of the Amended and Restated 2015 LTIP (the “Second Amended and Restated 2015 LTIP”), and our stockholders approved the Second Amended and Restated 2015 LTIP at the 2018 annual meeting of stockholders.
On November 2, 2018, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted a further amendment and restatement, in its entirety, of the Second Amended and Restated 2015 LTIP (the “Third Amended and Restated 2015 LTIP”).
On April 26, 2019, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, a further amendment and restatement, in its entirety, of the Third Amended and Restated 2015 LTIP (the “Fourth Amended and Restated 2015 LTIP”). The Fourth Amended and Restated 2015 LTIP continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company. This description of the Fourth Amended and Restated 2015 LTIP is only a summary of the proposed plan and is qualified in its entirety by reference to and should be read in conjunction with, the full text of the Fourth Amended and Restated 2015 LTIP, a copy of which is attached to this proxy statement as Appendix G.
The Fourth Amended and Restated 2015 LTIP amends and restates in its entirety the Third Amended and Restated 2015 LTIP. If the Fourth Amended and Restated 2015 LTIP is approved by stockholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting. However, to clarify: the terms and conditions of the Fourth Amended and Restated 2015 LTIP, to the extent they differ from the terms and conditions of either the 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP or the Third Amended and Restated 2015 LTIP, do not apply to or otherwise impact previously granted or outstanding awards under the 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP or the Third Amended and Restated 2015 LTIP, as applicable. Outstanding awards under the 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP and the Third Amended and Restated 2015 LTIP will continue in effect in accordance with their terms. If the Fourth Amended and Restated 2015 LTIP is not approved by our stockholders, no awards will be made under the Fourth Amended and Restated 2015 LTIP, and the Third Amended and Restated 2015 LTIP will remain in effect.
Our principal reason for amending and restating the Third Amended and Restated 2015 LTIP is to increase the number of shares of common stock available for issuance. The Fourth Amended and Restated 2015 LTIP will increase the maximum number of shares available for awards from 12,271,731 to 29,271,731, an increase of 17,000,000 shares (or 10.1% of our outstanding common stock as of April 25, 2019). The increase in the maximum number of shares available for awards will allow us to establish the previously announced equity pool of 16,666,666 shares of our common stock for issuance by us for long-term incentive planning purposes.

Why We Believe You Should Vote for Proposal 9
The Fourth Amended and Restated 2015 LTIP authorizes our Compensation Committee to provide equity-based compensation in the form of options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, or based on or related to common stock, for the purpose of providing our non-employee directors, officers and other employees, and certain consultants incentives and rewards for performance or service. Some of the key features of the Fourth Amended and Restated 2015 LTIP that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Fourth Amended and Restated 2015 LTIP is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our directors, officers and other employees.
The use of common stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance.
Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.
As of April 25, 2019, 5,249,297 shares of common stock remained available for issuance under the Third Amended and Restated 2015 LTIP . If the Fourth Amended and Restated 2015 LTIP is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.
The following includes aggregated information regarding overhang and dilution associated with the 2015 LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP and Third Amended and Restated 2015 LTIP and the potential stockholder dilution that would result if the proposed share increase under the Fourth Amended and Restated 2015 LTIP is approved. This information is as of April 25, 2019. As of that date, there were approximately 168,867,532 shares of common stock outstanding:
Under the 2015 LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP and Third Amended and Restated 2015 LTIP:

•	Outstanding full-value awards (performance- and time-based restricted stock units): 1,755,649 shares (1.04% of our outstanding common stock);

•	Outstanding options: 4,196,496 shares (2.5% of our outstanding common stock) (outstanding options have an average exercise price of $11.65 and an average remaining term of four years);

•	Total shares of common stock subject to outstanding awards, as described above (full-value awards and options): 5,952,145 shares (3.5% of our outstanding common stock);

•	Total shares of common stock available for future awards under the Third Amended and Restated 2015 LTIP: 5,249,297 shares (3.1% of our outstanding common stock); and

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The total number of shares of common stock subject to outstanding awards (5,952,145 shares), plus the total number of shares available for future awards under the Third Amended and Restated 2015 LTIP (5,249,297 shares), represents a current overhang percentage of 6.63% (in other words, the potential dilution of our stockholders represented by the Third Amended and Restated 2015 LTIP).

Under the Fourth Amended and Restated 2015 LTIP:

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Proposed additional shares of common stock available for future awards under the Fourth Amended and Restated 2015 LTIP: 17,000,000 shares (10% of our outstanding common stock - this percentage reflects the simple dilution of our stockholders that would occur if the Fourth Amended and Restated 2015 LTIP is approved).

Total potential overhang or dilution under the Fourth Amended and Restated 2015 LTIP:

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The total shares of common stock subject to outstanding awards as of April 25, 2019 (5,952,145 shares), plus the total shares of common stock available for future awards under the Third Amended and Restated 2015 LTIP as of that date (5,249,297 shares), plus the proposed additional common shares available for future issuance under the Fourth Amended and Restated 2015 LTIP (17,000,000 shares), represent a total fully-diluted overhang of 28,201,442 shares (17%) under the Fourth Amended and Restated 2015 LTIP.

Based on the closing price on the New York Stock Exchange for our common stock on April 25, 2019 of $0.28 per share, the aggregate market value as of April 25, 2019 of the 17,000,000 additional shares of common stock requested under the Fourth Amended and Restated 2015 LTIP was $4,760,000.
In 2016, 2017 and 2018, we granted awards under the 2015 LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP or Third Amended and Restated 2015 LTIP covering 1,027,289 shares, 2,320,140 shares, and zero shares, respectively. Based on our basic weighted average shares of common stock outstanding for those three years of 50,128,922, 46,934,506 and 127,158,000, respectively, for the three-year period 2016-2018, our average burn rate, not taking into account forfeitures, was 1% (our individual years’ burn rates were 2% for 2016, 5% for 2017, and 0% for 2018).
In determining the number of shares to request for approval under the Fourth Amended and Restated 2015 LTIP, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage, in evaluating our proposal for the Fourth Amended and Restated 2015 LTIP.
If the Fourth Amended and Restated 2015 LTIP is approved, we intend to utilize the shares authorized under the Fourth Amended and Restated 2015 LTIP to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Fourth Amended and Restated 2015 LTIP combined with the shares available for future awards will last for about one year based on our recent grant rates, the approximate current share price, and expected grants in connection with the Equitization Transactions, but could last for a shorter or longer period of time if actual practice does not match recent rates, our share price changes or expected grants materially. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of stockholder interests, as described above.
Summary of Certain Material Changes from the Third Amended and Restated 2015 LTIP
Increase in Shares Available for Awards: The Fourth Amended and Restated 2015 LTIP increases the number of shares available for awards by 17,000,000 shares to a total of 29,271,731 shares.
Section 162(m)
Section 162(m) of the Code ("Section 162(m)") generally disallows a deduction for certain compensation paid to certain current and former executive officers to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m). This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Fourth Amended and Restated 2015 LTIP include provisions to help potentially qualify awards granted under the 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP or the Third Amended and Restated 2015 LTIP for the performance-based exception to the $1 million tax deductibility cap under Section 162(m) (provided that such awards were intended to qualify for the performance-based exception). To be clear, stockholders are not being asked to approve the Fourth Amended and Restated 2015 LTIP (or any of its provisions) for purposes of Section 162(m) or the performance-based exception. Currently, the Company does not anticipate that it will be able to make any future grants under the Fourth Amended and Restated 2015 LTIP that will be intended to qualify for the performance-based exception. Unless the transition relief described above should apply, the Company does not expect that such Section 162(m)-related provisions will be material or operable for purposes of future grants made under the Fourth Amended and Restated 2015 LTIP.
Summary of Material Terms of the Fourth Amended and Restated 2015 LTIP
A summary of the Fourth Amended and Restated 2015 LTIP is set forth below and is qualified in its entirety to the text of the Fourth Amended and Restated 2015 LTIP, which is attached as Appendix G to this proxy statement.

Administration. The Fourth Amended and Restated 2015 LTIP is administered by the Compensation Committee, which shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange and (b) be a “non-employee director” within the meaning of Rule 16b-3. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares or units to be optioned or granted to each participant under the Fourth Amended and Restated 2015 LTIP. All or part of the award may be subject to conditions established by the Compensation Committee, which may include continued service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates or other comparable measures of performance. The Compensation Committee generally has full and exclusive power and authority to implement and interpret the Fourth Amended and Restated 2015 LTIP and may, from time to time, adopt rules and regulations in order to carry out the terms of the Third Amended and Restated 2015 LTIP.
The Compensation Committee may delegate all or any part of its authority under the Fourth Amended and Restated 2015 LTIP to a subcommittee. Further, as permitted by law, the Compensation Committee may delegate its duties under the Fourth Amended and Restated 2015 LTIP to our Chief Executive Officer and other senior officers. However, (a) the Compensation Committee may not delegate any authority to grant awards to a non-employee director or an employee who is an officer, director or more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m), (b) the resolution providing for such authorization to grant awards must set forth the total number of shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (c) the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. All interpretations, determinations and decisions made by the Compensation Committee pursuant to the provisions of the Fourth Amended and Restated 2015 LTIP, any award agreement and all related orders and resolutions of the Compensation Committee will be final, conclusive and binding on all persons concerned.
The Compensation Committee may, in its discretion, accelerate the vesting or exercisability of an award, eliminate or reduce the restrictions on an award, waive any restriction or other provision of the Fourth Amended and Restated 2015 LTIP or any award under it, or otherwise amend or modify any award in any manner that is either not adverse to the participant holding the award or is consented to in writing by such participant, and is consistent with the terms of the Fourth Amended and Restated 2015 LTIP and the requirements of Section 409A (if applicable).
Eligibility. Non-employee members of the Board of Directors, officers and other employees of the Company, as well as certain consultants, are eligible to participate in the Fourth Amended and Restated 2015 LTIP if selected by the Compensation Committee. Any participant may receive more than one award under the Fourth Amended and Restated 2015 LTIP. Presently, we anticipate that 6 current non-employee members of the Board of Directors, 5 officers, and 35 other employees will participate in the Fourth Amended and Restated 2015 LTIP going forward. If an eligible person is selected by the Compensation Committee to receive an award under the Fourth Amended and Restated 2015 LTIP, such person is not guaranteed to receive any future awards under the Fourth Amended and Restated 2015 LTIP. The basis for participation in the Fourth Amended and Restated 2015 LTIP by eligible persons is the selection of such persons by the Compensation Committee in its discretion.
Shares Available for Grants Under the Fourth Amended and Restated 2015 LTIP. Subject to the provisions we describe below, 17,000,000 shares of our common stock may be issued under the Fourth Amended and Restated 2015 LTIP. In addition, shares which are subject to awards that are cancelled, terminated, forfeited or expired, are settled in cash, or are unearned, in whole or in part, will become available for issuance under the Fourth Amended and Restated 2015 LTIP to the extent of such cancellation, termination, forfeiture, expiration, cash settlement or unearned amount. The Compensation Committee may adopt and observe such procedures concerning the counting of shares against the Fourth Amended and Restated 2015 LTIP maximum as it may deem appropriate. However, the following shares will not be added to the aggregate number of shares available for awards under the Fourth Amended and Restated 2015 LTIP: (a) shares withheld by us, tendered or otherwise used to pay an option price of an option, (b) shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation, (c) shares subject to an appreciation right that are not actually issued in connection with its share settlement on exercise, and (d) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options. Shares reserved for issuance under the Fourth Amended and Restated 2015 LTIP may be shares of original issuance or shares held in treasury, or a combination thereof. In addition, the Fourth Amended and Restated 2015 LTIP contains a broad-based non-employee director compensation limit: subject to adjustment as described in the plan document, in no event will any non-employee director in any one calendar year be granted compensation for director service having an aggregate maximum value (measured at the date of grant and calculating the value of awards under the Fourth Amended and Restated 2015 LTIP based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Common stock issued or transferred pursuant to awards granted under the Fourth Amended and Restated 2015 LTIP in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Fourth Amended and Restated 2015 LTIP. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Fourth Amended and Restated 2015 LTIP, but will not count against the share limits under the Fourth Amended and Restated 2015 LTIP. Subject to adjustment as described in the Fourth Amended and Restated 2015 LTIP, the maximum number of shares of common stock actually issued pursuant to the exercise of incentive stock options under the Fourth Amended and Restated 2015 LTIP will be 1,657,895.
Types of Awards Under the Fourth Amended and Restated 2015 LTIP. Under the Fourth Amended and Restated 2015 LTIP, the Compensation Committee may award to participants incentive and nonqualified stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and other awards. The forms of awards are described in greater detail below. Generally, a grant of an award under the Fourth Amended and Restated 2015 LTIP will be evidenced by an award agreement or agreements which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Fourth Amended and Restated 2015 LTIP. A brief description of the types of awards that may be granted under the Fourth Amended and Restated 2015 LTIP is set forth below.
Stock Options. The Compensation Committee has discretion to award incentive stock options and nonqualified stock options. A stock option is a right to purchase a specified number of shares of our common stock at a specified exercise price. An incentive stock option is intended to qualify as such under Section 422 of the Code. Under the Fourth Amended and Restated 2015 LTIP, no participant may be granted options and/or appreciation rights during any fiscal year that are exercisable for more than 1,657,895 shares of our common stock, subject to adjustment as described in the Fourth Amended and Restated 2015 LTIP. Incentive stock options may only be granted to employees. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant, subject to adjustment as described in the Fourth Amended and Restated 2015 LTIP. Subject to the specific terms of the Fourth Amended and Restated 2015 LTIP, the Compensation Committee has discretion to determine the number of shares, the exercise price, the terms and conditions of exercise, whether an option will qualify as an incentive stock option under the Code and set such additional limitations on and terms of option grants as it deems appropriate. Moreover, a grant of options may be exercisable early or subject to continued vesting, including on retirement, death or disability or in the event of a change in control. The award agreement will generally specify, among other things, the exercise price, duration and number of shares applicable to the award as well as whether the award is of nonqualified or incentive stock options.
Options granted to participants under the Fourth Amended and Restated 2015 LTIP will expire at such times as the Compensation Committee determines at the time of the grant, but no option will be exercisable later than ten years from the date of grant. Each award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service. The termination provisions will be determined within the discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. Dividend equivalents do not attach to stock options.
Upon the exercise of an option granted under the Fourth Amended and Restated 2015 LTIP, the option price is payable in full to us, subject to applicable law: (1) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (2) by tendering previously acquired shares of our common stock having a fair market value at the time of exercise equal to the total option price; (3) subject to any conditions or limitations established by the Compensation Committee, by our withholding of shares of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement; (4) by a combination of (1), (2) and (3); or (5) by any other method approved by the Compensation Committee in its sole discretion. Further, to the extent permitted by law, any grant of options may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of common stock to which the exercise relates. A grant of options may specify performance goals that must be achieved as a condition to the exercise of such options.
Appreciation Rights. The Fourth Amended and Restated 2015 LTIP provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. A tandem appreciation right is an appreciation right that is granted in tandem with a stock option. A free-standing appreciation right is an appreciation right that is not granted in tandem with a stock option. An appreciation right is a right, exercisable by the surrender of a related stock option (if a tandem appreciation right) or by itself (if a free-standing appreciation right), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem appreciation right) and the value of our common stock on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a tandem appreciation right awarded in relation to an incentive stock option must be granted concurrently with such incentive stock option.
Each award agreement for appreciation rights will specify the applicable terms and conditions of such appreciation rights, including any vesting and forfeiture provisions. A grant of appreciation rights may provide for earlier exercise or be subject to continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control. Any grant of appreciation rights may specify performance goals that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of common stock or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a free-standing appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.
The award agreement for appreciation rights will set forth the extent to which the participant will have the right to exercise the appreciation rights following termination of the participant’s employment or service with the Company or its subsidiaries. Such provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all appreciation rights granted under the Fourth Amended and Restated 2015 LTIP and may reflect distinctions based on the reasons for termination. Tandem appreciation rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of common stock over the exercise price) is positive and by surrender of the related stock option for cancellation. Appreciation rights granted under the Fourth Amended and Restated 2015 LTIP may not provide for dividends or dividend equivalents.
Restricted Stock. The Compensation Committee also is authorized to grant or sell restricted shares of our common stock under the Fourth Amended and Restated 2015 LTIP on such terms and conditions as it shall establish. Although recipients will generally have the right to vote restricted shares from the date of grant, they will generally not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. The award agreement will specify the periods of restriction, any restrictions based on achievement of specific performance goals, restrictions under applicable federal or state securities laws and such other terms the Compensation Committee deems appropriate. A grant or sale of restricted stock may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control.
Unless the Compensation Committee otherwise determines, participants will be credited with cash dividends on their shares of restricted stock. The Compensation Committee in its discretion may apply any restrictions to the dividends that it deems appropriate. Dividends on shares of restricted stock will in all cases be deferred until, and paid contingent upon, the vesting of the restricted stock.
Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested shares of restricted stock following termination of the participant’s employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.
Performance Units, Performance Shares and Cash Incentive Awards. Performance units, performance shares and cash incentive awards are forms of performance awards that are subject to the attainment of one or more pre-established performance goals during a designated performance period. Performance units, performance shares and cash incentive awards may be granted by the Compensation Committee at any time in such amounts and on such terms as the Compensation Committee determines. Each performance unit will have an initial value that is established by the Compensation Committee at the time of the grant. Each performance share will be a bookkeeping entry that records the equivalent of one share of our common stock and have an initial value equal to the fair market value of a share of our common stock on the date of the grant. The Compensation Committee in its discretion will determine the applicable performance period and will establish performance goals for any given performance period. The performance period may be subject to earlier lapse or modification, including in the case of retirement, death or disability of the participant or in the event of a change in control.
During the applicable vesting period, participants will have no voting rights with respect to any shares of our common stock underlying a performance unit or performance share. However, participants shall, unless the Compensation

Committee otherwise determines, receive dividend equivalents on the shares underlying their performance share or performance unit grants in the form of cash or additional performance units or performance shares if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.
Payment of earned performance shares or performance units may be made in cash or in shares of our common stock that have an aggregate fair market value equal to the earned performance units or performance shares. Each award agreement will set forth the extent to which the participant will have the right to receive a payout of performance shares, performance units and/or cash incentive awards following termination of the participant’s employment or service. The termination provisions will be determined by the Compensation Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.
Restricted Stock Units. An award of a restricted stock unit constitutes an agreement by us to deliver shares of our common stock or to pay an amount in cash equal to the fair market value of a share of our common stock for each restricted stock unit to a participant in the future. Restricted stock units may be granted or sold by the Compensation Committee on such terms and conditions as it may establish. The restricted stock unit award agreement will specify the vesting period or periods, any specific performance objectives and such other conditions as may apply to the award. A grant of restricted stock units may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control.
During the applicable vesting period, participants will have no voting rights with respect to the shares of our common stock underlying a restricted stock unit grant. However, participants shall, unless the Compensation Committee otherwise determines, be credited with dividend equivalents on the shares underlying their restricted stock unit grants in the form of cash or additional restricted stock units if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.
Each award agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service.
Other Awards. Subject to applicable law and the limits set forth in the Fourth Amended and Restated 2015 LTIP, the Compensation Committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for common stock, awards with value and payment contingent upon performance of us or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of us. The terms and conditions of any such awards will be determined by the Compensation Committee. Shares of common stock delivered under an award in the nature of a purchase right granted under the Fourth Amended and Restated 2015 LTIP will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee determines.
In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Fourth Amended and Restated 2015 LTIP. The Compensation Committee may also grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of us or a subsidiary to pay cash or deliver other property under the Fourth Amended and Restated 2015 LTIP or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner than complies with Section 409A of the Code.
Any grant of another award may provide for earlier elimination of restrictions applicable to such award or continued vesting, including in the event of the retirement, death, or disability of the participant or in the event of a change in control.
The Compensation Committee may authorize the payment of dividends or dividend equivalents on such other awards on a deferred and contingent basis in the form of cash or additional shares. Such dividend equivalents are subject to the vesting requirements applicable to the other award.
Performance Measures. The Compensation Committee may grant awards under the Fourth Amended and Restated 2015 LTIP to eligible employees subject to the attainment of specified performance measures. We expect that all future performance-based awards will not be able to qualify for the historical Section 162(m) performance-based exception

(a “Qualified Performance-Based Award”). However, the performance measures applicable to any award that is designed to be a Qualified Performance-Based Award to a covered employee must be chosen from among the following performance metrics (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.
The performance measures described above could be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or one of our subsidiaries. Performance measures may also be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance measures themselves. Additionally, in the case of a Qualified Performance-Based Award, each performance measure must be objectively determinable, and, unless otherwise determined by the Compensation Committee, the Compensation Committee could include or exclude from the performance measures research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions and other unusual or infrequent items identified on the date of grant.
Following the end of a performance period, the Compensation Committee determines the value of any Qualified Performance-Based Awards granted for the period based on its determination of the degree of attainment of the pre-established performance goals. The Compensation Committee will have the discretion to adjust determinations of the degree of attainment of the pre-established performance goals. However, except in connection with a change in control, a Qualified Performance-Based Award could not have be adjusted in a manner that would result in the award no longer qualifying as a Qualified Performance-Based Award. The Compensation Committee also has discretion to reduce (but not to increase) the value of any Qualified Performance-Based Awards.
Deferrals. The Compensation Committee will have the discretion to provide for the deferral of an award or to permit participants to elect to defer payment of some or all types of awards in a manner consistent with the requirements of Section 409A of the Code.
Change in Control. Subject to applicable law, regulations or stock exchange rules, the treatment of outstanding awards upon the occurrence of a change in control (as defined in the Fourth Amended and Restated 2015 LTIP) will be determined in the sole discretion of the Compensation Committee in accordance with the terms of the Fourth Amended and Restated 2015 LTIP, will be described in the applicable award agreements and need not be uniform among all awards granted under the Fourth Amended and Restated 2015 LTIP.
Adjustment and Amendments. The Fourth Amended and Restated 2015 LTIP provides for appropriate adjustments in terms such as the number and kind of shares subject to awards and available for future awards, the exercise or other price applicable to outstanding awards, the maximum award limitations under the Fourth Amended and Restated 2015 LTIP (to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify), the fair market value of the common stock, cash incentive awards and other value determinations and other terms applicable to outstanding awards, in the event of changes in our outstanding common stock by reason of a merger, stock split, or certain other events. Further, in the event of certain corporate events, including a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, or a change in control, the Compensation Committee is authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume awards by means of substitution of new awards for previously granted awards or to assume previously granted awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards and the termination of options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of options and the cancellation of options in exchange for such payment as the Compensation Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a change in control of the Company, the Compensation Committee will provide in substitution for any or all outstanding awards under the Fourth Amended and Restated 2015 LTIP such alternative consideration (including cash), if any, as it, in good faith, determines to be equitable in the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an option price or base price greater than the consideration offered in connection with any such transaction or event of change in control, the Compensation Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right.

The Fourth Amended and Restated 2015 LTIP may be modified, altered, suspended or terminated by the Board of Directors at any time and for any purpose that the Board of Directors deems appropriate, but (subject to certain exceptions) no amendment to the Fourth Amended and Restated 2015 LTIP may adversely affect any outstanding awards without the affected participant’s consent. Further, if an amendment to the Fourth Amended and Restated 2015 LTIP (for purposes of applicable stock exchange rules and except as permitted under the adjustment provisions of the Fourth Amended and Restated 2015 LTIP) (a) would materially increase the benefits accruing to participants under the Fourth Amended and Restated 2015 LTIP, (b) would materially increase the number of securities which may be issued under the Fourth Amended and Restated 2015 LTIP, (c) would materially modify the requirements for participation in the Fourth Amended and Restated 2015 LTIP or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or stock exchange rules, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Additionally, if permitted by Section 409A of the Code and subject to the other terms of the Fourth Amended and Restated 2015 LTIP, the Compensation Committee may make adjustments in the terms, conditions or criteria of an award in recognition of certain unusual or nonrecurring events affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate.
Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding options or appreciation rights, or (2) replace or regrant options through cancellation, in exchange for other awards, or if the effect of the replacement or regrant would be to reduce the option price of the options or would constitute a repricing under generally accepted accounting principles (as applicable), without stockholder approval.
Clawbacks. Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Company’s common stock may be traded.
Transferability. Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Fourth Amended and Restated 2015 LTIP will be assignable or transferable by a Fourth Amended and Restated 2015 LTIP participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted to a participant under the Fourth Amended and Restated 2015 LTIP will be exercisable by or available to only the participant during the participant’s lifetime.
Restrictions. Shares of our common stock delivered under the Fourth Amended and Restated 2015 LTIP, if any, may be subject to stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or transaction reporting system on which our common stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law.
Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the Fourth Amended and Restated 2015 LTIP, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by us or any of our subsidiaries outside of the United States of America or who provide services to us under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Fourth Amended and Restated 2015 LTIP (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Fourth Amended and Restated 2015 LTIP as then in effect unless the Fourth Amended and Restated 2015 LTIP could have been amended to eliminate such inconsistency without further approval by our stockholders.
Tax Withholding. We have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of cash or shares of our common stock under the Fourth Amended and Restated 2015 LTIP, or at the time applicable law otherwise requires, an appropriate amount of cash or number of shares of our common stock or combination thereof for payment of taxes required by law or to take such other action as may be necessary in our opinion to satisfy all obligations for withholding of those taxes. The Compensation Committee may permit withholding to be satisfied by the transfer to us of shares of our common stock previously owned by the holder of the award for which withholding is required. If shares of common stock are used to satisfy tax withholding, such shares will be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.
No Right to Continued Employment. The Fourth Amended and Restated 2015 LTIP does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries or affiliates.
Unfunded Plan. Insofar as it provides for awards for cash, shares of our common stock or rights thereto, the Fourth Amended and Restated 2015 LTIP will be unfunded. Although we may establish bookkeeping accounts with respect to plan participants who are entitled to cash, shares of our common stock or rights thereto under the Fourth Amended and Restated 2015 LTIP, we will use any such accounts merely as a bookkeeping convenience.
Duration of the Fourth Amended and Restated 2015 LTIP. The Fourth Amended and Restated 2015 LTIP will remain in effect until all options and rights granted under the plan have been satisfied or terminated under the terms of the Fourth Amended and Restated 2015 LTIP, subject to the right of the Board of Directors to amend or terminate the Fourth Amended and Restated 2015 LTIP at any time subject to the terms of the Fourth Amended and Restated 2015 LTIP. However, in no event will any award be granted under the Fourth Amended and Restated 2015 LTIP on or after the tenth anniversary of the date the Company’s stockholders approved the Second Amended and Restated 2015 LTIP (i.e. May 16, 2018).
Regulations Not Applicable to Plan. The Fourth Amended and Restated 2015 LTIP is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
Material United States Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Fourth Amended and Restated 2015 LTIP based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Fourth Amended and Restated 2015 LTIP participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Non-Qualified Stock Options. A participant will not recognize income upon the grant of a non-qualified stock option. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).
Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of ours (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gains rates.
If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

Appreciation Rights. A participant will not recognize income upon the grant of an appreciation right. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise. The term “unrestricted shares” includes shares that are subject only to restrictions on transfer.
Restricted Shares. A participant will not recognize income upon the receipt of restricted shares, unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”) within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her.
If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to common shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to common shares subject to restrictions will be treated as additional compensation income and not as dividend income.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such shares), and the capital gains/loss holding period for any shares will also commence on such date.
Performance Units and Performance Shares. No income generally will be recognized upon the award of performance units or performance shares. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award, and the capital gains/loss holding period for any shares received will also commence on such date.
Tax Consequences to the Company or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).
New Plan Benefits
All future awards will be made at the discretion of the Compensation Committee of the Board. Therefore, we cannot determine future benefits for any other awards under the Fourth Amended and Restated 2015 LTIP at this time.

The following table shows, as to each NEO and the various indicated groups, the aggregate number of awards under the 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP and the Third Amended and Restated 2015 LTIP from inception of the 2015 LTIP through April 25, 2019:

NAME	NUMBER OF OPTIONS GRANTED	NUMBER OF RSUs GRANTED	NUMBER OF PSUs GRANTED
Named Executive Officers:
Kenneth M. Young - Chief Executive Officer	–	–	–
Leslie C. Kass - Former President and Chief Executive Officer	416,292	176,331	44,737
E. James Ferland - Former Executive Chairman and Chief Executive Officer	2,377,360	526,629	476,223
Joel K. Mostrom - Former Interim Chief Financial Officer	–	–	–
Jenny L. Apker - Former Senior Vice President and Chief Financial Officer	349,702	380,713	93,186
Jimmy B. Morgan - Senior Vice President, Babcock & Wilcox	124,715	130,768	37,503
J. Andre Hall - Senior Vice President, General Counsel and Corporate Secretary	177,967	188,746	42,297
Mark A. Carano - Former Senior Vice President, Industrial and Corporate Development	334,187	318,701	73,109
Elias Gedeon - Former Senior Vice President and Chief Business Development Officer	122,655	153,251	36,924
All current executive officers as a group	302,682	319,514	79,800
All current non-employee directors as a group	136,492	31,144	–
Each nominee for election as a director	100,094	27,912	–
Each associate of any of the foregoing	–	–	–
Each other person who received at least 5% of all options granted	–	–	–
All employees, excluding current executive officers	2,212,987	954,911	442,636
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Fourth Amended and Restated 2015 LTIP with the SEC pursuant to the Securities Act as soon as practicable after approval of the Fourth Amended and Restated 2015 LTIP by our stockholders.The following table provides information on our equity compensation plans as of December 31, 2018:
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	6,249,897	11.51	4,191,007
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	6,249,897	11.51	4,191,007

1.	All of the securities disclosed in this column are available for future issuance other than upon the exercise of an option or right.

Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of the Fourth Amended and Restated 2015 LTIP. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast and, as a result, will have the effect of an "AGAINST" vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on Proposal 9. Broker non-votes will have no effect on the vote on Proposal 9.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2019 (PROPOSAL 10)
The Board has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2019. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
For the years ended December 31, 2018 and December 31, 2017, we paid Deloitte fees, including expenses and taxes, totaling $3,733,800 and $4,798,630 respectively, which are categorized below.

	2018	2017
Audit The Audit fees were for professional services rendered for the audits of the combined and consolidated financial statements of the Company, the audit of the Company’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$3,642,300	$4,703,835
Audit-Related There were no Audit-Related fees in 2018.	$—	$35,800
Tax The tax fees were for professional services rendered for consultations on various U.S. federal, state and international tax compliance matters, as well as consultation and advice on various foreign tax matters.	$91,500	$58,995
All Other There were no other fees for services.	$—	$—
TOTAL	$3,733,800	$4,798,630
It is the policy of our Audit and Finance Committee to pre-approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.
Annually, the independent registered public accounting firm and the Vice President, Controller and Chief Accounting Officer present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2019. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

AUDIT AND FINANCE COMMITTEE REPORT
The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with the Company’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with Deloitte’s independence.
Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.
The Audit and Finance Committee
Cynthia S. Dubin (Chair)
Matthew E. Avril
Anne R. Pramaggiore

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 11)
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution to approve our NEO compensation as reported in this proxy statement as follows:
RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”
It is our belief that our ability to hire, retain and motivate executive officers is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based awards.
As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides a more thorough review of our executive compensation philosophy and how that philosophy has been implemented. We have given considerable attention to how, why and what we pay our executives, which reflects input from our stockholders. Three of our directors (Messrs. Avril, Bartoli and Siegel) were nominated by and provide valuable, ongoing feedback on behalf of Vintage, one of our largest stockholders. We believe the views expressed by these directors are consistent with the views held by a number of our other stockholders on the best ways to align our executive compensation program and strategies to strengthen the Company and better position it for success. Recognizing that no single compensation structure will completely satisfy all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.
Effect of Proposal
The resolution to approve our NEO compensation is not binding on us, the Board or our Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve NEO compensation. However, the Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and expect to carefully consider the results of this advisory vote when evaluating our executive compensation programs.
Advisory votes to approve NEO compensation are scheduled to be held once every year. The next advisory vote to approve NEO compensation is expected to occur at our 2020 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

•	Executive Summary

•	We are Committed to Compensation Best Practices

•	Peer Group

•	Compensation Philosophy and Process

•	Key 2018 Compensation Decisions

•	Other Compensation Practices and Policies
Executive Summary
RECENT FINANCING AND OTHER ACTIONS
On April 5, 2019, we announced that we had taken action to strengthen our financial position. This included securing additional financing and amending our U.S. credit agreement with our current lenders. The amendment provided for an additional $150.0 million of financing from B. Riley through Tranche A-3 last-out term loans as well as an incremental uncommitted facility of up to $15.0 million to be provided by B. Riley or an assignee. The proceeds from the Tranche A-3 last-out term loans were used to pay the amounts due under the settlement agreements discussed below and for working capital and general corporate purposes. The amendment also, among other things, modified various covenants in our U.S. credit agreement going forward to provide us with additional operational flexibility and created an event of default if we fail to terminate the existing revolving credit facility under the U.S. credit agreement on or before March 15, 2020. In connection with the amendment, the Company agreed to seek stockholder approval for, among other things, the Equitization Transactions described in this proxy statement.
On April 5, 2019, we also announced that we paid a combined £70 million (approximately $91.6 million at exchange rates at the time of announcement) to the customers on our two remaining European Vølund loss projects – referred to as the “second” and “fifth” projects in previous communications – in exchange for significantly limiting our obligations under these contracts, including a waiver of the customer’s rejection and termination rights on the fifth project. We agreed to provide construction services on the fifth project to complete key systems of the plant, not to exceed a minimal cost to complete. The settlement also eliminates all historical claims and remaining liquidated damages. Upon completion of these activities in accordance with the settlement, we will have no further obligation related to the fifth project other than customary warranty of core products. For the second project, the settlement clearly defines and limits the remaining performance obligations and settles prior claims. We expect to turn over the second project in May 2019 and will then assume the plant’s operations and maintenance under a separate contract.
We also entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations and our risk related to acting as the prime EPC should the project move forward.
We believe that this financing and these settlements, when combined with the turnover of the other four European Vølund loss projects which have occurred since the beginning of 2018, will allow us to focus on unlocking the value and strong position of our power business, along with the core technologies of Vølund and SPIG.
2018 PERFORMANCE
The last fiscal year was a year of significant transition as we focused on project execution, meeting the needs of our customers and implementing disciplined cost reduction to help lay the groundwork for improved profitability, cash flow and liquidity. Our efforts included completing the sale of several subsidiaries, including MEGTEC, Universal and our waste-to-energy operations and maintenance business in West Palm Beach, Florida. We also successfully completed a stock rights offering that provided liquidity and flexibility to make important improvements to our business.
Throughout 2018, our Babcock & Wilcox segment (formerly called the Power segment) remained our core business and a strong performer. As some of our competitors have essentially pulled out of global coal markets, the segment’s aftermarket Parts & Services business is well-positioned to continue serving the North American utility installed base while growing its worldwide market share. In addition, coal remains the fuel of choice for power generation in many international areas, and we continue to pursue significant projects in these regions. The segment is also gaining momentum with its industrial steam generation offerings, such as package boilers, and is driving to leverage its large industrial installed base, particularly in Pulp & Paper, to grow its aftermarket business.
Other developments included moving our headquarters from Charlotte to Ohio, and our announcement that we will relocate our operations to a new, centrally-located leased facility in Akron, Ohio. This will not only reduce overhead costs, but also provides a vibrant, dynamic workplace that helps us to attract and retain our talented people. We also eliminated unnecessary spending, and we aggressively drove cost-improvement initiatives to take costs out of our businesses.
2018 PAY-FOR-PERFORMANCE
Our executive compensation programs are based on a strong alignment between pay and performance, and this is reflected in the payout amounts under our annual incentive program and the value of earned awards granted under our long-term incentive program. Decisions by the Compensation Committee in 2018 also took into account prior feedback from our stockholders and concern for retention of key personnel while we address operational issues.
The Company again did not perform as expected in 2018. Our safety metrics, which are evaluated independently from our financial performance, accounted for 10% of the target awards and all of the payout for our annual incentive program. Solely as a result of the Company’s safety performance, which exceeded the benchmark set by the Company, the payout percentage for each of our participating NEOs was 10% of the target annual incentive award. For the third year in a row, no payment was earned under the financial component of the annual incentive award. See “2018 Summary Compensation Table” for a comparison of the total compensation received by our NEOs in 2018 versus 2017 and 2016, as applicable.
Our long-term incentive compensation metrics for 2017 and 2016 awards (relative total stockholder return, earnings per share and return on invested capital), are designed to drive performance and align the interests of officers and employees with those of stockholders. In light of our recent financial performance, however, the current projected value of such performance-based share awards is significantly impaired.
MANAGEMENT OVERVIEW
The Company became a public company on July 1, 2015 as a spin-off from BWXT. Compensation decisions for our NEOs were made by the Compensation Committee of the Board, which we refer to in this discussion as the “Compensation Committee.” Key features of our executive compensation program for the NEOs described below are outlined in this document.
During 2018 and early 2019, we saw significant change in our executive team, as outlined below:

•
Chief Executive Officer Transitions: Effective November 18, 2018, Kenneth M. Young was appointed as the Company’s Chief Executive Officer. On January 31, 2018, the Board appointed Leslie C. Kass as President and Chief Executive Officer of the Company and elected Ms. Kass to the Board. In connection with Mr. Young’s appointment, Ms. Kass stepped down as Chief Executive Officer and as a member of the Board. Prior to January 31, 2018, E. James Ferland served as President and Chief Executive Officer. Mr. Ferland also served as Executive Chairman until March 2, 2018.

•
Chief Financial Officer Transitions: Effective November 18, 2018, Louis Salamone was appointed as Executive Vice President of Finance. Mr. Salamone transitioned to the role of Chief Financial Officer effective February 1, 2019, and Joel K. Mostrom, who had been serving as interim Chief Financial Officer of the Company since June 1, 2018, ceased serving as Interim Chief Financial Officer as a result. Jenny L. Apker stepped down as Senior Vice President and Chief Financial Officer of the Company, effective June 1, 2018, but remained employed by the Company in a different capacity through August 31, 2018 to assist with the Company’s transition to a new Chief Financial Officer.

•
Other Officer Transitions: Elias Gedeon, our former Senior Vice President and Chief Business Development Officer, stepped down from his role with the Company as of March 5, 2018. Mark A. Carano, Senior Vice President of the Company's Industrial segment, stepped down as an executive officer of the Company effective October 15, 2018. Mark S. Low, Senior Vice President of the Company’s Power segment, retired from the Company on December 31, 2018.

As a result of these officer transitions, we had 10 NEOs for 2018. The following five NEOs were still serving as our executive officers as of December 31, 2018:

NAME	TITLE (AS OF LAST DAY OF 2018)
Kenneth M. Young	Chief Executive Officer
Joel K. Mostrom	Interim Chief Financial Officer
Jimmy B. Morgan	Senior Vice President, Renewable
J. André Hall	Senior Vice President, General Counsel and Corporate Secretary
Mark S. Low	Senior Vice President, Power
The five remaining NEOs were no longer employed by us as of December 31, 2018:

NAME	TITLE
Leslie C. Kass	Former President and Chief Executive Officer
E. James Ferland	Former Chairman and Chief Executive Officer
Jenny L. Apker	Former Senior Vice President and Chief Financial Officer
Mark A. Carano	Former Senior Vice President, Industrial and Corporate Development
Elias Gedeon	Former Senior Vice President and Chief Business Development Officer
THIRD-PARTY COMPENSATION ARRANGEMENTS
During 2018, we entered into arrangements regarding the services of Messrs. Young and Mostrom that involved payments to third parties.
While employed by the Company, Mr. Young continues to receive his salary and benefits from B. Riley Financial, Inc. and its affiliates. Pursuant to a consulting agreement between the Company and an affiliate of B. Riley Financial, Inc. (the “B. Riley Affiliate”), the Company paid the B. Riley Affiliate $62,500 per month in return for Mr. Young’s services as Chief Executive Officer during 2018. The Company also granted the B. Riley Affiliate a cash-settled stock appreciation right in 2018 that is further described below. The Company provided no other compensation for 2018 with respect to Mr. Young’s services as Chief Executive Officer.
Mr. Mostrom has served as a Senior Director with Alvarez & Marsal North America, LLC, a global professional services firm (“Alvarez & Marsal”), since September 2009. Pursuant to an existing professional services agreement between the Company and Alvarez & Marsal, Mr. Mostrom received a salary and benefits from Alvarez & Marsal for 2018. In connection with the appointment of Mr. Mostrom as interim Chief Financial Officer of the Company, the Company paid Alvarez & Marsal an additional $130,000 per month under the professional services agreement. The Company provided no other compensation for 2018 with respect to Mr. Mostrom’s services, including as Interim Chief Financial Officer.
2018 SAY-ON-PAY VOTE
In 2018, we received roughly 85% approval on our advisory vote to approve NEO compensation. We considered this an affirmation that our stockholders support our executive compensation program. We took this into account when examining compensation policies and decisions for 2018, along with a number of other factors including our desire to balance our pay for performance philosophy with the need to retain key employees as we worked through our European Vølund loss projects.
WE HAVE ENGAGED WITH OUR STOCKHOLDERS
Three of our directors (Messrs. Avril, Bartoli and Siegel) were nominated by and provide valuable, ongoing feedback on behalf of Vintage, one of our largest stockholders. We believe the views expressed by these directors are consistent with the views held by a number of other stockholders on the best ways to align our executive compensation program and strategies to strengthen the Company and better position it for success. Generally, investors have supported our executive compensation program goals, encouraged us to focus on paying for demonstrable performance, and asked that we carefully consider eliminating our classified board structure.

2018 COMPENSATION PROGRAM DESIGN
The Compensation Committee took the following key actions with respect to the 2018 executive compensation program design, each as further described below:

•
modified the annual cash incentive program by (1) replacing the operating income measure with an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) measure, (2) changing the weightings of the two financial metrics used, (3) altering the impact of results at B&W Vølund (defined below), and (4) designing the individual performance component so that it could function as an independent metric;

•
instead of granting time-based and performance-based RSUs to our participating NEOs, granted each participating NEO an equity incentive award entirely in the form of stock options (or, for Ms. Kass, stock options and time-based RSUs);

•	granted stock appreciation rights with respect to one of our new executive officers in 2018; and

•	equitably adjusted outstanding equity awards (other than cash-settled performance units granted under our special 2017 retention program) in connection with the completion of our 2018 rights offering.

2018 COMPENSATION MIX
The following charts illustrate the target mix of base salary, annual incentive awards and equity incentive awards for Ms. Kass (who served as our Chief Executive Officer for most of 2018) and our other NEOs who were serving as executive officers as of the end of 2018 (other than Mr. Mostrom, who joined the Company in June 2018, and Mr. Young who is compensated pursuant to a consulting agreement as described above), highlighting the performance-driven focus of the compensation opportunities:
2018 Target Total Direct Compensation

KEY 2018 PROGRAM ELEMENTS
The main elements of the Company’s 2018 executive compensation program, a description of each element, and an explanation as to why we pay each element, are provided below (although not all NEOs received some or all of these compensation elements, as discussed above):

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate the NEO
Annual Cash Incentive Compensation	Short-term cash incentive compensation paid based on performance against annually established financial, safety and individual performance goals	Reward and motivate the NEO for achieving key short-term performance objectives
Annual Equity Compensation	Annual equity compensation awards of stock options (and, for Ms. Kass only, time-vesting RSUs)	Align NEO interests with those of our stockholders by rewarding the creation of stockholder value and encouraging stock ownership
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain the NEO by providing market-competitive benefits
Severance and Change in Control Arrangements	Reasonable severance payments and benefits provided upon an involuntary termination, including an involuntary termination following a change in control of the Company
Help attract and retain high quality talent by providing market-competitive severance protection, and help encourage the NEO to direct his or her attention to stockholders’ interests, notwithstanding the potential for loss of employment in connection with a change in control

Limited Perquisites	Financial planning services, executive physicals and airline club memberships	Attract and retain high quality talent
We Are Committed to Compensation Best Practices
The Compensation Committee believes that our executive compensation program follows best practices aligned to stockholder interests, summarized below:

WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value	No excise tax gross-ups upon a change in control
Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals and use of an independent compensation consultant
No discounting, reloading or re-pricing of stock options without stockholder approval
Multiple performance metrics for annual incentive compensation program
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination
Clawback provisions in annual and equity incentive compensation plans
Policies prohibiting executives from hedging or pledging Company stock
Strong stock ownership guidelines for executives (five times base salary for CEO and three times base salary for other NEOs)

Peer Group
PEER GROUP DESIGN
To help ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee reviewed in general the level and mix of compensation for our CEO and CFO (in 2018, for Mr. Ferland and Ms. Apker) against the compensation provided by a group of peer companies (in addition to survey data provided by Hay Group which was used to review the compensation for certain of our other NEOs). The Compensation Committee also used these peer companies to evaluate the Company’s incentive program designs against market practice.
The Compensation Committee, with advice from Hay Group, considered companies across a number of relevant factors, including companies within a specified size range based primarily on revenues and market capitalization, companies within similar industry groups and with similar degrees of business complexity, and companies with which we compete for executive talent. The Compensation Committee generally considered companies with total revenues in a range from 0.4x to 2.5x of our size, although some exceptions were made taking into account other factors (such as industry, complexity and competition for talent) and in order to create a group with a sufficient number of companies to provide meaningful comparative data.
Based on this review, the Compensation Committee approved the following compensation peer group for 2017:

Actuant Corp. Industrial Machinery	Crane Co. Industrial Machinery	MasTec Inc. Construction & Engineering
AMETEK Inc. Electronic Components & Equipment	Curtiss-Wright Corp Aerospace & Defense	Primoris Services Corp. Construction & Engineering
CECO Environmental Corp. Environmental & Facilities Services	Dycom Industries Inc Construction & Engineering	SPX Corp. Industrial Machinery
Chart Industries Inc. Industrial Machinery	Flowserve Corp. Industrial Machinery	Tetra Tech, Inc. Electronic Equipment & Instruments
CIRCOR Intl. Inc. Industrial Machinery	Harsco Corp. Industrial Machinery
Covanta Holding Corp. Environmental & Facilities Services	Idex Corp. Industrial Machinery
In January 2018, Hay Group presented to the Compensation Committee a competitive assessment of market pay levels and practices, which assessment considered the competitiveness of our executive compensation program, the pay mix of our executive officers relative to our peer group and survey data sets, and the prevalence of long-term incentive vehicles and practices among peer group members. No change to the peer group for 2018 was recommended as a result of such assessment.
Compensation Philosophy and Process
OUR COMPENSATION PHILOSOPHY
We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use annual cash incentives and equity incentives to drive for strong results for our stockholders.
Our compensation program is designed to:

•	Incent and reward annual and long-term performance;

•	Set rigorous, but motivating goals;

•	Align interests of our executives with stockholders; and

•	Attract and retain well-qualified executives.

The Compensation Committee generally works with management and Hay Group, an external advisory firm, to help ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.
The roles and the responsibilities of the Compensation Committee, our management and Hay Group for 2018 are summarized here.
Compensation Committee (Three Independent Directors)

•	Established and implemented our executive compensation philosophy;

•	Aimed to ensure the total compensation paid to our NEOs was fair and competitive, and motivated high performance;

•
Subscribed to a “pay-for-performance” philosophy when designing executive compensation programs that intended generally to place a substantial portion of each executive’s target compensation “at risk” and make it performance-based, where the value of one or more elements of compensation was tied to the achievement of financial and/or other measures the Company considered important drivers in the creation of stockholder value;

•	Engaged Hay Group as its outside consultant for executive and director compensation matters to review the design of our executive compensation programs; and

•	Worked directly with Hay Group on Ms. Kass’ compensation.
Company Management

•	Prepared information and materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee;

•	Mr. Ferland and Ms. Kass each provided recommendations regarding compensation of certain of the other NEOs (Messrs. Carano, Gedeon, Hall, Low and Morgan and Ms. Apker); and

•
Mr. Ferland, Ms. Kass and senior human resources personnel attended Compensation Committee meetings and, as requested by the Compensation Committee, participated in deliberations on executive compensation (other than their own).

Hay Group (Consultant to our Compensation Committee)

•	Provided the Compensation Committee with information and advice on the design, structure and level of executive and director compensation;

•	Attended Compensation Committee meetings, including executive sessions, to advise on compensation discussions;

•	Reviewed market survey and proxy compensation data for comparative market analysis;

•	Advised the Compensation Committee on selecting an appropriate peer group;

•	Advised the Compensation Committee on external market factors and evolving compensation trends; and

•	Provided the Company assistance with regulatory compliance and changes regarding compensation matters.
Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management did not direct or oversee the retention or activities of Hay Group. Following a review and assessment of the independence of Hay Group, the Compensation Committee concluded, after consideration of all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that no conflict of interest has been raised by the work of Hay Group.
PLAN DESIGN AND RISK MANAGEMENT
We subscribe to a “pay-for-performance” philosophy. As such:

•
Incentive Compensation Tied to Performance – Generally, our participating NEOs’ annual cash incentive compensation is “at risk,” with the value tied to the achievement of financial and other measures the Company considers important drivers of stockholder value. For 2018, equity incentive awards were granted in the form of stock options (which only have value to the extent the stock price increases after the grant date) and (for Ms. Kass) RSUs (the value of which is dependent on stock price performance).

•
Equity Incentive Compensation Subject to Forfeiture for Certain Acts — The Compensation Committee may terminate any outstanding equity award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•
Annual and Equity Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•
Linear and Capped Incentive Compensation Payouts — The Compensation Committee established financial performance goals that were used to plot a linear payout formula for incentive compensation to avoid an over-emphasis on short-term decision making. The maximum payout for the annual incentive compensation program was capped at 200% of target.

•
Use of Multiple and Appropriate Performance Measures — We used multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. Our annual incentive program was based on a mix of financial, safety and individual goals. Our financial performance measures were based on adjusted EBITDA and free cash flow. Free cash flow maintains the focus on operational performance while adjusted EBITDA aligns with the way investors measure the profitability of the Company.

•
Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviewed the risks and rewards associated with our compensation programs. The programs were designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Key 2018 Compensation Decisions
BASE SALARIES
For our participating NEOs, we generally targeted base salaries at median (+/- 15%) of a survey group using data furnished by our independent compensation consultant, Hay Group. The Compensation Committee used Hay Group’s Industrial Executive Compensation Survey for this purpose. It also considered publicly available compensation data from the custom peer group described above comprised of 16 companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. In the case of Mr. Ferland and Ms. Apker, the Compensation Committee used the peer group data to validate the ranges established using the survey data provided by Hay Group to evaluate their base salaries. For purposes of this evaluation, it was survey results themselves, and not the identities of the particular entities surveyed, that was material. For more information regarding this comparative compensation information, see “Peer Group” above.
We followed our normal compensation process and made certain adjustments to base salary rates effective as of April 1, 2018, as follows:
2018 BASE SALARY ADJUSTMENTS

NAME	BASE SALARY AT JAN 1, 2018	BASE SALARY AT APRIL 1, 2018	PERCENTAGE INCREASE
Jenny L. Apker	$435,000	$465,000	6.9%
Jimmy B. Morgan	$325,000	$360,000	10.8%
J. André Hall	$330,000	$360,000	9.1%
Mark S. Low	$340,000	$375,000	10.3%
Mark A. Carano	$425,000	$433,500	2.0%

Mr. Morgan’s base salary was set to be about 119% of the market median, in recognition of the scope of Mr. Morgan’s responsibilities to oversee the successful completion of our renewable energy projects.
In connection with her appointment as President and Chief Executive Officer effective January 31, 2018, the Company initially provided Ms. Kass a base salary of $750,000 per year, which was an increase over her prior salary of $340,000, reflecting the significantly expanded scope of her new responsibilities. This salary level was approximately 23% below the market median, reflecting the Compensation Committee’s initial desire to gradually increase her salary as she developed tenure in her role. No other changes were made to Ms. Kass’ base salary in 2018.
Certain other NEOs are not included in the table above because they were not eligible for a base salary increase when such increases were initially approved by the Compensation Committee in early 2018. As discussed above, Mr. Young continued to receive his annual salary from B. Riley Financial, Inc., and Mr. Mostrom was paid his annual salary by Alvarez & Marsal, while we paid compensation with respect to these individuals pursuant to third-party arrangements. Mr. Gedeon was not considered for a base salary increase due to his departure from the Company effective March 5, 2018. Mr. Ferland’s base salary was not increased, as he ceased serving as Chief Executive officer effective January 31, 2018.
ANNUAL CASH INCENTIVES
For 2018, we provided participating NEOs with an annual incentive compensation program that rewarded them for three areas of performance:

•	70% based on achievement of pre-established financial goals;

•	10% based on achievement of pre-established safety goals; and

•	20% based on an assessment of pre-established individual performance goals.
Each participating NEO had a target annual incentive award based on a percentage of base salary (referred to as the “target award percentage”). The final award could range from 0% to 200% of the target based on actual performance results. The target award percentages were established by the Compensation Committee based on a review of Hay Group’s survey data, and taking into account each participating NEO’s experience, role and scope of duties. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group’s peer group data. We generally targeted annual incentives for participating NEOs at median (+/- 15%) of market. Ms. Kass’ target annual incentive was 19% below the market median, reflecting the Compensation Committee’s initial desire to gradually increase her target annual incentive as she developed tenure in her role. Ms. Apker’s target annual incentive was 21% above the market median, reflecting the level of experience Ms. Apker brought to her role and the Compensation Committee’s desire to retain her with an award tied to the Company’s performance.
The following table summarizes the target award percentages for each participating NEO:
TARGET AWARD % FOR 2018 ANNUAL INCENTIVE AWARD

NAME	TARGET AWARD %
Leslie C. Kass	100%
E. James Ferland	100%
Jenny L. Apker	70%
Jimmy B. Morgan	60%
J. André Hall	60%
Mark S. Low	60%
Mark A. Carano	60%
In connection with her appointment as President and Chief Executive Officer, Ms. Kass’ target award percentage was increased from 40% to 100%. The target award percentages for the other participating NEOs were unchanged from 2017.
As discussed, for 2018, Mr. Young was compensated by B. Riley Financial, Inc., and Mr. Mostrom was compensated by Alvarez & Marsal, while we paid compensation with respect to these individuals pursuant to third-party arrangements.

As such, Messrs. Young and Mostrom did not participate in 2018 annual incentive awards from the Company. Due to his departure from the Company on March 5, 2018, Mr. Gedeon was not eligible for annual incentive compensation for 2018.
2018 ANNUAL INCENTIVE PAYOUT
As described in more detail below, based on our 2018 performance, the annual incentive payout percentage for our participating NEOs was, on average, 10% of the target award.
2018 ANNUAL INCENTIVE AWARD DESIGN
The Compensation Committee determined that the 2018 annual incentive award for our participating NEOs would be made up of three components, as follows:

COMPONENT	WEIGHTING	MEASURES	PAYOUT CALCULATION
Financial	70%	Adjusted EBITDA (35%) Free cash flow (35%)
Range from 0% – 200% based on achievement against goals
Result referred to as “Financial Multiplier”
Results measured for the consolidated Company without its subsidiary, Babcock & Wilcox Vølund A/S (“B&W Vølund”)
“B&W Vølund Modifier” may adjust the Financial Multiplier +/-25x

Safety	10%	Total recordable incident rate (5%); Days away, restricted or transferred rate (5%)	Range from 0% – 100% multiplied by “Financial Multiplier” (if greater than 0)
Individual	20%	Assessment of pre-established individual performance goals	Range from 0% – 100% multiplied by “Financial Multiplier” (if greater than 0)
The components of the 2018 annual incentive award reflected the following changes from the components of the 2017 annual incentive award that were approved by the Compensation Committee:

•
in order to simplify the financial performance component and better align with investor communications and internal management of the Company’s business, the operating income measure (previously weighted at 45%) was replaced by an adjusted EBITDA measure (now weighted at 35%);

•	the weighting of the free cash flow measure was increased from 25% to 35% to reflect the importance of cash flow to the Company’s operations;

•	in order to reduce plan volatility, both financial performance components excluded the performance of B&W Vølund;

•	in order to maintain Company-wide focus on B&W Vølund results, the Compensation Committee implemented the B&W Vølund Modifier; and

•
in order to mitigate business volatility and mirror the safety metric, the individual performance component was designed to function as an independent metric if financial performance was below the threshold level.

For purpose of the 2018 annual incentive awards:

•	Adjusted EBITDA meant our adjusted earnings before interest, taxes, depreciation and amortization.

•	Free cash flow meant our net cash flow from operating activities (operating cash flow) less capital expenditures.
In order for these measures to reflect core operating results, the Compensation Committee determined that the measures above calculated according to generally accepted accounting principles should be adjusted for the following items to arrive at Adjusted EBITDA and free cash flow: (1) acquisition, disposition and divestiture costs; (2) restructuring expenses (including termination costs and advisor fees); (3) expenses associated with the spin-off; (4) pension mark-to market adjustments; (5) acquisition related amortization; (6) losses from divestitures; (7) impairments of tangible and intangible assets; (8) losses in respect of legal proceedings and dispute resolutions; (9) changes in accounting policies/standards and tax regulations; and (10) foreign exchange impacts recorded in “Other Income”. Adjusted EBITDA and free cash flow exclude the results of our Vølund subsidiary, and free cash flow is also adjusted to add back cash paid for interest payments. These adjustments allowed for changing business strategies, fostered consistency in the incentive plan, facilitated flexibility in assessing goal attainment, and promoted objective business decision making.
The Compensation Committee acknowledged that the anticipated losses on the European Vølund loss projects are difficult to forecast and add a significant amount of volatility to the Company’s overall results of operations. Rather than set target levels of financial performance that include the financial results of B&W Vølund, the Compensation Committee determined to tie the completion dates for the renewable energy projects described below in the description of the “B&W Vølund Modifier” as a means to modify the Financial Multiplier up or down by 25%, subject in all cases to the minimum and maximum thresholds for payment under the annual incentive plan. This design was intended to mitigate the volatility associated with the renewable energy projects while maintaining an incentive to complete those projects in a timely and cost-effective manner.
The Compensation Committee believes that our forecasting process produces rigorous goals that are reasonably achievable if the businesses perform as expected. As a result, the Compensation Committee set the target level of performance based on forecast. The Compensation Committee also established a maximum level of performance above which no more than 200% of the target award amount would be earned, and a threshold level of performance below which no incentive would be earned. There is no annual incentive payout (other than with respect to the safety and individual components of the award) if adjusted EBITDA is below the threshold level.
The following table summarizes the financial goals that the Compensation Committee established for 2018. Performance below the threshold level for either of the financial metrics resulted in no annual incentive award being earned with respect to that metrics. Performance at or above the maximum level for either of the financial metrics resulted in 200% of the annual incentive award being earned with respect to that metric.
2018 FINANCIAL PERFORMANCE GOALS

PERFORMANCE LEVEL	INCENTIVE PAYOUT %(1)	ADJUSTED EBITDA	FREE CASH FLOW
Below threshold	0%	Less than $74.8 million	Less than $32.8 million
Threshold	50%	$74.8 million	$32.8 million
Target	100%	$93.5 million	$46.9 million
Maximum	200%	$112.2 million or more	$61.0 million or more

1.	The payout percentage would be prorated on a straight-line basis for results between threshold and target or between target and maximum.
The Financial Multiplier was designed so that it would be further modified based on performance against goals established for 2018 with respect to B&W Vølund, as demonstrated in the following table:

B&W VØLUND MODIFIER GOALS	IMPACT ON COMBINED FINANCIAL MULTIPLIER
Complete the following milestones for each project by the specified date:
•    Margam & Templeborough: ROC accreditation (6/30/2018)
•    Teesside: ROC accreditation (9/30/2018)
•    Dunbar: generation to the grid (7/31/2018)
•    SKV40: takeover certificate (9/30/2018)
•    ARC: takeover certificate (6/30/2018)
Increase 0.25X(1)
Failure to timely complete the milestones noted above	Decrease 0.25X(1)

1.	Regardless of impact of B&W Vølund Modifier, the payout percentage based on the Financial Multiplier (if any) would not be less than 50% and no more than 200%.
The Compensation Committee also approved safety goals for 2018. These goals emphasized our strategic business goal of maintaining our commitment to safety. The goals related to two components of measuring safety results:

•	Total Recordable Incident Rate (“TRIR”), which measured the rate of recordable workplace injuries; and

•	Days Away, Restricted or Transferred (“DART”), which measured injuries resulting in lost or restricted days.

TRIR and DART each accounted for 5% of the total annual incentive payout. For 2018, the Compensation Committee established the threshold and target for TRIR at 1.44 and 1.18, respectively, and the threshold and target for DART at 0.54 and 0.41, respectively. In each case, the target levels represented a 5% improvement over the average of the prior three years.
For each safety goal, there was a threshold level of performance at which 50% of the target incentive was earned (and below which no incentive was earned), and a target level of performance at which 100% of the target incentive was earned. There was no interpolation between levels, and the safety component of the annual incentive award could not pay out at a level greater than 100%. Unless the Financial Multiplier is 0%, the final level of safety achievement was multiplied by the Financial Multiplier. If the 2018 TRIR or DART result met or exceeded the 2018 goal but did not represent an improvement over the corresponding 2017 result, the Financial Multiplier applied to TRIR and DART, as applicable, was limited to 1.0X.
Individual performance was generally assessed against individual goals and performance priorities established early in the year for each participating NEO. Separate goals and priorities were set forth for each of the NEOs using a balanced scorecard approach. The Compensation Committee established individual goals and priorities for the CEO, and the CEO established individual goas and priorities for each of the other NEOs. Individual performance goals allowed the Compensation Committee to differentiate final annual incentive awards for each participating NEO based on the Committee’s informed judgment, taking into account individual efforts and achievements in their respective areas of responsibility. The performance assessment was intended to result in an individual performance result that ranged from 0% to 100% of target. Unless the Financial Multiplier is 0%, each participating NEO’s individual performance result was multiplied by the Financial Multiplier.
2018 FINANCIAL PERFORMANCE RESULTS
In early 2019, our Compensation Committee reviewed the 2018 financial, safety and individual performance results. For 2018 annual incentive compensation purposes, our adjusted EBITDA was $73.3 million. In accordance with our 2018 annual incentive plan design, this amount included. For 2018 annual incentive compensation purposes, we generated adjusted free cash flow of $21.7 million.
We did not achieve our threshold adjusted EBITDA or free cash flow goal, and as a result, the financial payout percentage was determined to be 0%. The following table, which summarizes how the Company performed relative to the financial goals established by the Compensation Committee, shows the final performance with respect to the 2018 annual incentive award financial goals:
2018 FINANCIAL PERFORMANCE PAYOUT PERCENTAGE

METRIC	THRESHOLD		TARGET	MAX	ACTUAL	WEIGHTING	RESULT
Adjusted EBITDA (35%)	Goal	$74.8 million	$93.5 million	$112.2 million	$73.3 million
	Payout %	50%	100%	200%		35/70	0%
Free Cash Flow (35%)	Goal	$32.8 million	$46.9 million	$61.0 million	$21.7 million
	Payout %	50%	100%	200%		35/70	0%
					Financial Payout %		0%
With respect to the performance of the NEOs relative to their individual goals, the Compensation Committee determined that the Company’s performance under their leadership created liquidity needs necessitating negative discretion related to their individual performance. As a result, the Compensation Committee determined that the payout percentage for the individual performance goals was 0%.
The Compensation Committee also reviewed our performance relative to the safety goals for 2018, and determined that the Company improved its safety performance as measured by both TRIR and DART. The Company’s calculated TRIR for 2018 was 0.84 (29% over the 2018 goal), and its calculated DART was 0.33 (20% over the 2018 goal). As noted above, if the Financial Multiplier is 0%, it does not apply to the safety metrics. As a result, the Compensation Committee determined that the payout percentage for the safety metrics was 10% of the target annual incentive award.
The following table summarizes the 2018 award calculation results. The total amount for each participating NEO appears in the “2018 Summary Compensation Table” as 2018 compensation under “Non-Equity Incentive Plan Compensation.”

2018 TOTAL ANNUAL INCENTIVE AWARD

NAME	TOTAL AWARD
Leslie C. Kass	N/A
E. James Ferland	N/A
Jenny L. Apker	N/A
Jimmy B. Morgan	$26,344
J. André Hall	$21,150
Mark S. Low	N/A
Mark A. Carano	N/A
Ms. Kass, Ms. Apker and Mr. Carano were not eligible for annual incentive award payouts due to their departures from the Company during 2018. Mr. Ferland was eligible for a pro-rata payout based on actual performance as a result of the non-renewal of his employment agreement, pursuant to the terms of such employment agreement. Mr. Low was eligible for a full payout based on actual performance, due to the timing of his separation.
EQUITY INCENTIVE AWARDS
For Ms. Kass, we provided equity incentive compensation awards in a mix of stock options (representing 1/3 of the value of her awards) and time-vesting RSUs (representing 2/3 of the value of her awards). For the other participating NEOs, we provided equity incentive compensation awards entirely in the form of stock options. The decision by the Compensation Committee to grant stock options rather than performance-based RSUs was based on the belief that the Company’s stock price is the best metric by which to incent improved management performance. For Ms. Kass, the mix of stock options and time-vesting RSUs was intended to strike an appropriate balance between performance-based awards on the one hand (stock options), and the retention value provided by time-based awards (RSUs) on the other hand. The RSU and option grants made in 2018 for the participating NEOs are set forth in the "2018 Grants of Plan-Based Awards" table of this proxy statement.
Stock options granted in 2018 generally vest in full on the first anniversary of the date of grant, subject to continued employment through such date. However, Mr. Ferland’s option award vested on June 30, 2018. The 2018 stock option awards were generally granted by the Compensation Committee effective March 6, 2018, but the stock option awards for participating NEOs other than Ms. Kass were made subject to stockholder approval of an amendment and restatement of the 2015 LTIP (which was approved by stockholders on May 16, 2018).
RSUs granted to Ms. Kass in 2018 generally vest on the following schedule: 50% vest on the second anniversary of the date of grant, and 50% vest on the third anniversary of the date of grant. Ms. Kass’ 2018 RSU award was granted by the Compensation Committee effective March 6, 2018, and was designed so that it can be settled in either our common stock or cash, at the discretion of the Compensation Committee. The decision to settle the RSUs in either common stock or cash was driven primarily by the relatively small number of shares available for issuance under the 2015 LTIP at that time.
The aggregate value of the awards granted in 2018 was generally based on the Compensation Committee’s review of equity incentive compensation award opportunities based on Hay Group’s survey data described above, and took into account each participating NEO’s experience, role and scope of duties, in order to provide competitive equity incentive opportunities. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group’s peer group data. We generally targeted equity incentives for participating NEOs at median (+/- 15%) of market. Use of equity-based awards, together with our meaningful stock ownership requirements, was intended to align the interests of participating NEOs with the interests of our stockholders, which is another important objective of our executive compensation program.
However, with respect to the participating NEOs other than Mr. Ferland and Ms. Kass who were eligible for a 2018 equity incentive award from the Company, the Compensation Committee determined that (1) those who participated in the special 2017 retention program awards (as described below) would have a target equity incentive award value equal to just 1/3 of the target value initially considered and recommended by management and (2) those who did not participate in the special 2017 retention program awards would have a target equity incentive award value equal to just 1/2 of the target value initially considered and recommended by management. The reduction in award value was driven by the relatively small number of shares available for issuance under the 2015 LTIP at that time, along with the fact that the vesting period was only one year. The Compensation Committee determined that, in light of these significantly lower award values, it was appropriate to impose only a one-year vesting period on stock option awards. The Compensation Committee did not similarly reduce Ms. Kass’ award value, in recognition of her assumption of new responsibilities as the Company’s Chief Executive Officer. However, the Compensation Committee determined that it was appropriate, in light of the magnitude of Ms. Kass’ awards, to provide for a three-year vesting period for the aggregate value of such awards, with the stock options (1/3 of the total value) vesting on the first anniversary of the grant date and the time-based RSUs (2/3 of the total value) vesting in equal installments on the second and third anniversaries of the grant date. The Compensation Committee expects to take into consideration these lower 2018 equity incentive award values when it reviews equity incentive awards for 2019.
Pursuant to the supplement to his employment agreement entered into on January 31, 2018 (as described below), Mr. Ferland and the Company agreed that Mr. Ferland would receive a reduced annual equity award for 2018, with a total value of $450,000. In connection with her promotion to President and Chief Executive Officer, Ms. Kass’ target equity incentive award value was increased from $400,000 to $1,500,000.
The following table summarizes the aggregate target 2018 equity incentive awards for each participating NEO:
2018 LONG-TERM INCENTIVE AWARDS

NAME	TARGET VALUE EQUITY AWARDS[1]
Leslie C. Kass	$1,500,000
E. James Ferland	$450,000
Jenny L. Apker	$250,000
Jimmy B. Morgan	$156,667
J. André Hall	$116,667
Mark S. Low	$156,667
Mark A. Carano	$200,000

1.
The value of the target equity incentive awards represents the nominal value used to determine the number of stock options and (if applicable) RSUs granted, taking into account the vesting schedule of the awards, rather than the grant date fair value computed for financial reporting purposes. See the “2018 Grants of Plan-Based Awards” table for more information regarding the stock awards.

Messrs. Young and Mostrom were not eligible for these kinds of annual equity incentive awards from the Company during 2018, but the B. Riley Affiliate was granted cash-settled stock appreciation rights, as further described below.
As previously announced on April 5, 2019, we also intend to put in place an equity pool of 16,666,666 shares of the Company’s common stock for issuance for long-term incentive planning purposes. The terms and amounts of awards to be made as part of this program have not yet been decided by the Compensation Committee.
Stock Appreciation Right Grants
As noted above, on December 18, 2018, the Company granted an award of 8,435,000 cash-settled SARs to the B. Riley Affiliate. These SARs generally vest after two years of service. After vesting, the SARs will be exercisable (1) with respect to 5,061,000 SARs, during the first ten business days subsequent to a calendar quarter in which the weighted average price of the Company’s common stock for such calendar quarter (the “FMV”) is at least $2.25 per share and (2) with respect to an additional 3,374,000 SARs, during the first ten business days subsequent to a calendar quarter in which the FMV is at least $2.50 per share. Upon exercise, the amount of cash to be paid will equal the product obtained by multiplying the applicable number of SARs being exercised by the difference between the base price ($2.00) and the “exercise price” determined in accordance with the applicable award agreement.
2018 LONG-TERM INCENTIVE PERFORMANCE UPDATE
Our 2017 and 2018 financial results (as applicable) will make it difficult to achieve a threshold level of performance for our 2017 long-term incentive awards when performance is measured at the end of each three-year performance cycle, which is a further reflection of our strong pay-for-performance philosophy.

In April, 2019, the Compensation Committee determined that the threshold performance objectives to earn payment with respect to performance-based RSUs granted to certain of our NEOs in 2016 (“2016 PSUs”) were not met. From 0% to 200% of the target levels of the 2016 PSU awards could have been earned based on achievement with respect to cumulative adjusted diluted earnings per share (“Cumulative EPS”), average annual return on invested capital (“ROIC”), and relative total shareholder return (“RTSR”) performance for the period beginning on January 1, 2016 and ending on December 31, 2018 (the “2016-2018 Performance Period”).
For purposes of the 2016 PSUs:

•	Cumulative EPS was the net income attributable to our common stock over the 2016-2018 Performance Period divided by our weighted average diluted shares outstanding for that period;

•
ROIC was a ratio of our net operating profit after tax (“NOPAT”) in relation to our invested capital, with NOPAT defined as operating income less tax expense, and “invested capital” defined as our total debt (short- and long-term) plus total stockholders’ equity; and

•
RTSR was a measure comparing the Company’s total shareholder return over the 2016-2018 Performance Period to that of the companies in the custom peer group described in our 2017 proxy statement. For this purpose, “total shareholder return” was [(a) – (b) + (c)]/b, where (a) is the Stock Price (as defined below) on the last business day of the 2016-2018 Performance Period, (b) is the Stock Price on the first business day of the 2016-2018 Performance Period and (c) is dividends paid and reinvested during the 2016-2018 Performance Period. The term “Stock Price” means the average daily closing price of a share of common stock of the applicable company during the preceding 30 calendar days.

In order for Cumulative EPS and ROIC to reflect core operating results, the Compensation Committee determined that the measures should be adjusted for the following items: (1) acquisition, disposition and divestiture costs; (2) restructuring expenses (including termination costs and advisor fees); (3) expenses associated with the spin-off; (4) pension mark-to market adjustments; (5) acquisition related amortization; (6) losses from divestitures; (7) impairments of tangible and intangible assets; (8) losses in respect of legal proceedings and dispute resolutions; and (9) changes in accounting policies/standards and tax regulations. These adjustments allowed for changing business strategies, fostered consistency in the long-term incentive program, facilitated flexibility in assessing goal attainment, and promoted objective business decision making.
Each participating NEO earned 0% of the target 2016 PSU award, as reflected in the table below:

METRIC	THRESHOLD		TARGET	MAX	ACTUAL(1)	WEIGHTING	RESULT
Cumulative EPS (60%)	Goal	$3.57	$4.47	$4.99	< Threshold
	Payout %	50%	100%	200%		60/100	0%
ROIC (20%)	Goal	8.0%	8.5%	9.0%	< Threshold
	Payout %	50%	100%	200%		20/100	0%
RTSR (20%)	Goal	25Thpercentile	50th percentile	≥75thpercentile	< Threshold
	Payout %	50%	100%	200%		20/100	0%
					Total Payout %		0%
The Company has determined that the “Actual” amount was below the “Threshold” amounts for each of these metrics. The “Actual” performance of these metrics was not calculated due to the difficulty caused by the significant changes in the Company’s capital structure over the course of the 2016-2018 Performance Period.
As a result, no payouts were earned with respect to the 2016 PSUs. Messrs. Young and Mostrom were not granted 2016 PSUs, as their employment commenced after the applicable grant date.
RETENTION PROGRAM
As discussed in our 2018 proxy statement, in order to maintain continuity of management we believe is needed to work through operational challenges, the Compensation Committee implemented a special retention program in 2017. Participation in the special retention program was limited to a small number of senior executives whose leadership and continued contributions were deemed vitally important to the completion of the Company’s renewable energy projects and our efforts to stabilize and strengthen our businesses, including Mmes. Apker and Kass and Messrs. Carano, Gedeon, Hall, Low and Morgan. At his request, Mr. Ferland did not participate in the special retention program. Mr. Ferland was, however, a party to a retention arrangement entered into in connection with the spin-off in 2015. See “Other Outstanding Long-Term Performance and Retention Awards” for additional information.
Special retention program participants received both cash-settled and stock-settled awards, which were intended to balance near- and long-term performance and retention risks. The cash-settled component incorporated a stock price performance feature to maintain important near-term alignment with the Company’s stockholders as well as incorporated a performance element in the retention program, and the stock-settled component was comprised of an award of time-vesting RSUs that generally vest in equal installments on the second and third anniversary of the grant date (which was August 14, 2017). As described below, the cash-settled awards were paid to the participating NEOs in 2018, while the stock-settled awards remain outstanding.
CASH-SETTLED PERFORMANCE UNITS UPDATE
The cash-settled component of the special retention program was comprised of an award of cash-settled performance units (“CPUs”). Each CPU represented the right to receive an amount in cash equal to the “measurement value” of our stock at the time of vesting. Generally, the measurement value was determined based on the average fair market value of our stock for the 30-day period immediately preceding the vesting date. However, the measurement value was designed to be no less than 75% of the market value of our stock determined as of the grant date of August 14, 2017, and no greater than 150% of the value of our stock determined as of the grant date. In general, 40% of the CPU grant vested six months after the grant date, and the remaining 60% vested 12 months after the grant date. The CPU awards were subject to repayment (adjusted for taxes paid by the grantee) if the grantee’s employment is terminated between the first and second vesting dates other than due to death or disability, a termination by the Company without cause (as defined in the CPU award agreement) or a termination for good reason (as defined in the CPU award agreement) following a change in control (as defined in the 2015 LTIP). As discussed further below, the measurement values with respect to the CPUs were not adjusted in connection with the rights offering the Company conducted during 2018.
The following participating NEOs received the following cash payouts with respect to their CPUs on the February 14, 2018 vesting date (for which the measurement value was $4.35) and the August 14, 2018 vesting date (for which the measurement value was $2.18):

NAME[1]	2/14/2018 CPU Payout	8/14/2018 CPU Payout
Leslie C. Kass	$112,200	$84,342
Jenny L. Apker	$169,650	$127,530
Jimmy B. Morgan	$107,249	$80,621
J. André Hall	$108,898	$81,863
Mark S. Low	$112,200	$84,342
Mark A. Carano	$140,248	$105,429
Elias Gedeon	$131,340	$197,007[2]

1.	Messrs. Young and Mostrom did not receive a CPU award because they commenced employment with the Company after the grant of CPU awards.

2.	For Mr. Gedeon, this payment was made on March 16, 2018 in connection with his termination of employment, and had a measurement value of $4.35.
OTHER OUTSTANDING LONG-TERM PERFORMANCE AND RETENTION AWARDS
In 2015, BWXT approved certain long-term arrangements designed to ensure management continuity through and after the spin-off that were in addition to the long-term incentive awards described above. Among other things, BWXT approved a Restructuring Transaction Retention Agreement with Mr. Ferland. Pursuant to his retention agreement, in recognition of Mr. Ferland’s unique skills and industry background, and to further encourage his continued service to the Company after the spin-off, BWXT granted him a cash retention award equal to two times the sum of his 2014 annual base salary rate and target annual incentive award (a total of $3,800,000), 50% of which vested on the second anniversary of the spin-off in 2017 and 50% of which vested on the third anniversary of the spin-off on June 30, 2018. BWXT believed this arrangement was fair and reasonable, especially in light of the fact that the Board asked Mr. Ferland to remain with the smaller of the two companies following the spin-off. BWXT also believed that these arrangements would result in the best opportunities to create stockholder value in the future.
In 2016, the Company approved a special, cash-settled award to Mr. Morgan of up to $300,000. This award was granted primarily as a retention tool, in light of Mr. Morgan’s critical role in successfully completing our renewable energy projects. The award to Mr. Morgan provided for the payment of up to $100,000 in each of May 2017, May 2018 and May 2019 depending on the Company’s performance on these projects. The performance goals for 2018 were as follows: complete the renewable energy projects within the revised budgets; negotiate settlements with customers as necessary; develop a new business model for B&W Vølund and restructure that organization to accommodate the new model; and develop a structure to deliver future renewable energy projects in a profitable manner. Our CEO evaluated Mr. Morgan’s performance relative to these goals to determine that a payment of $82,500 be made pursuant to this award in May 2018.
In 2018, the Company approved a special, cash-settled award to Mr. Hall of $175,000. This award was granted to Mr. Hall primarily as a retention tool, in light of his extraordinary workload as our General Counsel. The first installment of the award ($43,750) was paid to Mr. Hall in December 2018, and the remainder will be paid on November 30, 2019. If Mr. Hall leaves the Company under certain specified circumstances prior to that date, he will forfeit the unpaid amount and be required to repay the after-tax portion of the amount he received as the first installment in December 2018.
ADJUSTMENTS TO CERTAIN EQUITY INCENTIVE AWARDS IN CONNECTION WITH RIGHTS OFFERING
Following the completion of our 2018 rights offering, outstanding equity-based awards (other than 2017 CPU awards) were equitably adjusted as described in the narrative disclosure that follows the “Outstanding Equity Awards at 2018 Fiscal Year-End” table in this proxy statement.
Other Compensation Practices and Policies
BENEFITS
To the extent they participate, NEOs participate in the Company’s tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. The 401(k) plan includes employer matching contributions of up to 4% of eligible compensation for participants who are not eligible for a defined benefit pension plan.
Participating NEOs are also involved in two non-qualified defined contribution retirement plans, referred to as the “Restoration Plan” and the “Supplemental Executive Retirement Plan” (or “SERP”). Both plans permit our participating NEOs to choose to defer eligible compensation above the limited amounts permitted under the 401(k) plan. The Restoration Plan also provides for an employer match on the same basis as under the 401(k) plan but without regard to certain limits that otherwise apply to the 401(k) plan under the Code's rules. The SERP also provides for an additional discretionary employer contribution for eligible employees. In recent years, this discretionary contribution has equaled 5% of prior year salary and bonus, but the Compensation Committee determined not to approve a Company SERP contribution for 2018. The Compensation Committee believes that the opportunities to defer compensation and receive employer contributions under both the Restoration Plan and the SERP reflect competitive market practices and provide our participating NEOs with reasonable retirement benefit opportunities given their compensation. Neither the Restoration Plan nor the SERP provides for above-market earnings on any deferred amounts. See “2018 Non-qualified Deferred Compensation” for additional information about these plans.
Participating NEOs also receive limited perquisites for items such as financial planning, an annual executive physical and annual airline club memberships. The Compensation Committee views these benefits as customary arrangements and a standard part of a competitive total compensation package.
SEVERANCE AND CHANGE IN CONTROL PROTECTION
Participating NEOs are eligible to receive certain severance benefits in case of an involuntary termination without “cause,” including a termination for “good reason.” Different provisions apply for an involuntary termination that occurs before or following a change in control of the Company. Severance benefits for a termination occurring before a change in control would generally have been provided for Mr. Ferland under an employment agreement that became effective upon the spin-off (as described below), and for the other participating NEOs in accordance with the Company’s Executive Severance Plan (the "Executive Severance Plan"). With the exception of Messrs. Ferland, Young and Mostrom, all of our NEOs participate (or, during their employment with the Company, participated) in the Executive Severance Plan. Severance benefits for an involuntary termination during a two-year protected period following a change in control are provided under a separate change in control agreement with each participating NEO. With the exception of Messrs. Young and Mostrom, all of our NEOs are party to a change in control agreement (or were party to one during their employment with the Company). These agreements require both a change in control and a “Covered Termination” (in other words, a double trigger) for any payments thereunder. The Compensation Committee believes the amounts of severance payable are reasonable in both amount and type. The change in control agreements do not provide for any tax gross-ups. Mr. Ferland’s employment agreement and the change in control agreements with each participating NEO include covenants regarding protection of confidential information, non-solicitation of employees and customers and non-competition as a condition to the severance benefits. Our equity grant agreements also provide for double-trigger vesting upon a change in control.
Effective June 1, 2018, the Company amended the Executive Severance Plan to provide for salary continuation payments of the severance benefit rather than a single lump sum payment. As amended, the Executive Severance Plan also provides for (1) the Company to pay the employer share of the “applicable premium” for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for a period of three months rather than a lump sum payment for nine months of coverage, and (2) continuation coverage under COBRA of 18 months rather than 24 months following termination of employment. The benefits under the Executive Severance Plan are further described below under “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these arrangements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.
Effective as of the spin-off, our employment agreement with Mr. Ferland went into effect. The employment agreement governed the basic terms and conditions of Mr. Ferland’s employment. The agreement provided for a minimum level of base salary, participation in our annual and long-term incentive programs, and certain other customary benefits. The employment agreement had an initial term of one year, but would generally automatically renew for additional one-year terms unless notice of termination was given by either party. In the event of a termination of employment, Mr. Ferland was entitled to severance compensation under the employment agreement (as noted above).
In connection with Mr. Ferland’s transition out of the Chief Executive Officer role, on January 31, 2018, the Company and Mr. Ferland entered into a supplement to his employment agreement that (1) served as notice of nonrenewal of Mr. Ferland’s employment agreement and provided that such employment agreement would terminate on June 30, 2018, (2) provided that Mr. Ferland would continue to serve as Executive Chairman of the Board, and (3) provided that Mr. Ferland would receive a reduced annual equity award for 2018 with a value of $450,000, which award would vest 100% on June 30, 2018 rather than pro-rata under the non-renewal severance provisions of his employment agreement. On March 1, 2018, the Company and Ferland entered into an additional supplement to his employment agreement whereby, in connection with Mr. Ferland’s resignation from the Board, the Company and Mr. Ferland agreed that Mr. Ferland would serve the Company as Strategic Advisor for the remainder of his employment period.
SEPARATION PAY AND BENEFITS FOR 2018 AND EARLY 2019 DEPARTURES
In connection with their departures from the Company, Ms. Kass, Mr. Ferland, Mr. Low, Mr. Carano and Mr. Gedeon were entitled to separation payments and benefits that are described below under “Potential Payments Upon Termination or Change in Control.” In connection with his separation from employment, Mr. Low entered into a consulting agreement with the Company which began on January 1, 2019 and continues through December 31, 2019, unless terminated earlier by the Company or Mr. Low with no less than 30 days prior written notice, Mr. Low will provide consulting services to the Company at a fixed hourly rate of $250 per hour, for a total consulting fee of up to $250,000 during the term of the consulting agreement. The Company will also reimburse Mr. Low for actual and reasonable out-of-pocket expenses incurred in connection with such consulting services.
STOCK OWNERSHIP REQUIREMENTS
The Company maintains stock ownership guidelines for its employee NEOs. These guidelines establish minimum stock ownership levels of two to five times annual base salary for executives. The ownership multiples applicable to our continuing NEOs are:

•	CEO – Five times base salary; and

•	Other NEOs – Three times base salary.

Continuing NEOs have five years to achieve their respective minimum ownership levels. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines. All continuing NEOs are currently in compliance with our stock ownership guidelines. Continuing NEOs are expected to hold 100% of the net shares issued to them under our equity incentive program, and should not sell or otherwise dispose of any other shares of Company common stock unless they have met their respective guideline.
NO HEDGING OR PLEDGING TRANSACTIONS
The Company maintains a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on Company common stock or otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of Company common stock. The directors, officers and employees are also prohibited from pledging Company securities and engaging in short sales of Company securities.
COMPENSATION RECOVERY (CLAWBACK) POLICY
All annual and equity incentive compensation awards generally include provisions allowing the Company to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.
TIMING OF EQUITY AWARD APPROVALS
To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock option and other stock awards effective as of the third day following the filing of the Company’s annual report on Form 10-K or quarterly report on Form 10-Q with the SEC.
TAX CONSIDERATIONS
Section 162(m) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.
Compensation decisions for our NEOs prior to 2018 were generally made after consideration of the Section 162(m) implications, but the Compensation Committee retained discretion to make compensation decisions in light of a variety of considerations. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Compensation Committee may not qualify as “performance-based compensation” under certain circumstances. The Compensation Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
THE COMPENSATION COMMITTEE
Matthew E. Avril
Alan B. Howe
Brian R. Kahn

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes (as applicable) the 2018, 2017 and 2016 compensation of each person who served as our Chief Executive Officer (“CEOs”) during 2018, each person who served as our Chief Financial Officer (“CFOs”) during 2018, the three highest-paid executive officers other than the CEOs and CFOs who were still serving as executive officers as of December 31, 2018, and two other executive officers who ceased employment with us during 2018. We refer to these persons as our Named Executive Officers or NEOs. As discussed below, references in the following tables to stock awards and option awards relate to either BWXT stock or our stock, depending on the timing of the grant and the reference date for the particular disclosure.
2018 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Kenneth M. Young	2018	$88,356(1)	$—	$—	$1,536,405	$—	N/A	$—	$88,356
Chief Executive Officer

Leslie C. Kass	2018	$624,924	$—	$1,381,576	$221,971	$—	N/A	$142,322	$2,370,793
Former President & Chief Executive Officer

E. James Ferland	2018	$489,250	$1,900,000	$—	$199,772	$—	N/A	$46,815	$2,635,837
Former Chairman & Chief Executive Officer	2017	$978,821	$1,900,000	$3,323,550	$—	$97,850	N/A	$186,469	$6,486,690
	2016	$978,500	$—	$3,769,685	$758,464	$—	N/A	$178,670	$5,685,319
Joel K. Mostrom	2018	$910,000	$—	$—	$—	$—	N/A	$—	$910,000
Former Interim Chief Financial Officer

Jenny L. Apker	2018	$302,500	—	—	$110,985	$—	N/A	$27,156	$440,641
Former Senior Vice President & Chief Financial Officer	2017	$435,321	$—	$1,852,883	$—	$30,450	N/A	$69,270	$2,387,924
	2016	$420,000	$—	$538,498	$108,357	$—	N/A	$63,895	$1,130,750
Jimmy B. Morgan	2018	$351,250	$82,500	—	$69,549	$26,344	N/A	$13,865	$543,508
Senior Vice President, Babcock & Wilcox

J. André Hall	2018	$352,500	$43,750	—	$51,792	$21,150	N/A	$25,993	$495,185
Senior Vice President, General Counsel and Corporate Secretary

Mark S. Low	2018	$366,250	—	—	$69,549	$—	$(40,334)	$35,311	$430,776
Former Senior Vice President, Power	2017	$336,571	$—	$1,057,136	$—	$20,175	$33,328	$74,784	$1,521,994

Mark A. Carano	2018	$341,062	—	—	$88,786	$—	N/A	$199,841	$629,689
Former Senior Vice President, Industrial & Corporate Development	2017	$425,321	$—	$1,492,483	$—	$25,500	N/A	$75,776	$2,019,080
	2016	$424,325	$—	$403,874	$81,259	$—	N/A	$77,970	$987,428
Elias Gedeon	2018	$82,917	—	—	—	$—	N/A	$643,982	$726,899
Former Senior Vice President & Chief Business Development Officer	2017	$396,321	$—	$1,028,059	$—	$23,760	N/A	$60,031	$1,508,171
	2016	$389,050	$—	$291,723	$58,691	$—	N/A	$54,219	$793,683

1.	Mr. Young was appointed Chief Executive Officer effective November 19, 2018. His annual salary of $750,000 has been pro-rated for 2018.

Salary
Amounts reported in the “Salary” column above for 2018 include amounts that have been deferred under qualified and non-qualified deferred compensation plans. See the “Compensation Discussion and Analysis” for more information regarding the base salaries for the participating NEOs in 2018. For Mr. Young, the amount reported consists entirely of the fee paid to the B. Riley Affiliate for Mr. Young’s services as Chief Executive Officer during 2018. For Mr. Mostrom, the amount reported consists entirely of the fee paid to Alvarez & Marsal under the professional services agreement for Mr. Mostrom’s services as Interim Chief Financial Officer during 2018.
Bonus
The amount reported for 2018 for Mr. Morgan represents the 2018 payout of a portion of a cash-settled award granted to him in 2016. The amount reported for 2018 for Mr. Hall represents the 2018 payout of a portion of a cash retention award of $175,000 made to Mr. Hall in 2018.
Stock and Option Awards
The amount reported for Ms. Kass for 2018 in the “Stock Awards” column represents the grant date fair value of the time-based RSU award granted to Ms. Kass in 2018 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
The amount reported for the NEOs other than Messrs. Young, Mostrom and Gedeon for 2018 in the “Option Awards” column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of the stock option awards granted to such NEOs during 2018.
The amount reported for 2018 in the “Option Awards” column for Mr. Young represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the SAR award granted to the B. Riley Affiliate during 2018.
For a discussion of the valuation assumptions used in determining the grant date fair values, see Note 9 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. See the “2018 Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the stock awards and option awards granted to or with respect to the NEOs in 2018.
Non-Equity Incentive Plan Compensation
The amounts are reported in the “Non-Equity Incentive Plan Compensation” column for 2018 are attributable to the achievement of safety performance goals under the EICP. The payout percentage for such goals was, on average 10% of target. See the “2018 Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the annual incentive award opportunities for the participating NEOs in 2018.
Change in Pension Value and Non-qualified Deferred Compensation Earnings
The amount reported in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column for 2018 for Mr. Low represents the changes in actuarial present values of his accumulated benefits under our defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to such pension plans was 4.32% for the Qualified Plan and 4.27% for the Excess Plans (each as described under the “2018 Pension Benefits” table) at December 31, 2018. The discount rate applicable to the Qualified Plan was 3.69% and 4.20% at December 31, 2017 and 2016, respectively. The discount rate applicable to the Excess Plans was 3.62% and 4.11% at December 31, 2017 and 2016, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits. No portion of this amount represents above-market or preferential earnings under non-qualified deferred compensation plans.

All Other Compensation
The amounts reported for 2018 in the “All Other Compensation” column are attributable to the following:
ALL OTHER COMPENSATION

	SERP Contribution	401(k) Plan Contributions	Restoration Plan Contributions	Perquisites	Severance
Mr. Young	–	–	–	–	–
Ms. Kass	–	$20,550	$12,108	$12,394	$97,270
Mr. Ferland	–	$19,250	$14,997	$12,568	–
Mr. Mostrom	–	–	–	–	–
Ms. Apker	–	$14,588	–	$12,568	–
Mr. Morgan	–	$10,875	–	$2,990	–
Mr. Hall	–	$13,425	–	$12,568	–
Mr. Low	–	$19,975	$863	$14,473	–
Mr. Carano	–	$14,977	–	$13,068	$171,796
Mr. Gedeon	–	$5,017	–	$500	$638,465
SERP Contribution
See the “2018 Non-qualified Deferred Compensation” table for more information regarding these Company contribution amounts and the SERP.
401(k) Plan Contributions and Restoration Plan Contributions
The amounts reported in these columns represent the total amount of matching and service-based contributions made to each participating NEO under the Company’s 401(k) plan and Restoration Plan, respectively. Under the Company’s 401(k) plan, the Company will match 50% of the first 8% of an employee’s contributions to the plan. Under the Company’s Restoration Plan, the Company will match 50% of the first 8% of an employee’s deferral contributions.
Perquisites
Perquisites and other personal benefits received by a participating NEO are included even if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our participating NEOs in 2018 are as follows:

•	The $12,394 reported for Ms. Kass is attributable to financial planning services.

•	The $12,568 reported for Mr. Ferland is attributable to financial planning services.

•	The $12,568 reported for Ms. Apker is attributable to financial planning services.

•	The $2,990 reported for Mr. Morgan is attributable to an annual executive physical and an airline club membership.

•	The $12,568 reported for Mr. Hall is attributable to financial planning services.

•	The $14,473 reported for Mr. Low is attributable to financial planning services and an annual executive physical.

•	The $13,068 reported for Mr. Carano is attributable to financial planning services and an airline club membership.

•	The $500 reported for Mr. Gedeon is attributable to an airline club membership.
Severance
The amounts reported in this row represent the following for 2018:

•
For Ms. Kass, the following benefits and payments under the Executive Severance Plan: continuation of base salary ($62,500), and outplacement services ($1,000). Upon termination, Ms. Kass was also entitled to acceleration of a portion of her unvested equity awards ($33,770).

•
For Mr. Ferland, the following benefits and payments described in his employment agreement: a lump sum cash severance payment equal to his annualized base salary and target bonus as in effect immediately prior to termination ($1,957,000), a pro-rated annual incentive award for 2018 based on actual performance or the full fiscal year ($48,523) and a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination ($67,383). Upon termination, Mr. Ferland was also entitled to acceleration of a portion of his unvested equity awards ($27,946). The Company has not paid these benefits and payments to date pending ongoing discussions. However, the Company has described the contractual provisions solely for purposes of compliance with applicable disclosure rules.

•
For Mr. Gedeon, the following benefits and payments under the Executive Severance Plan: a lump sum payment equal to 52 weeks of base salary ($398,000), a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for Mr. Gedeon and his qualified beneficiaries as of the date of termination ($17,106),and outplacement services for 9 months ($9,000). Upon termination, Mr. Gedeon was also entitled to acceleration of a portion of his unvested equity awards ($17,352) and acceleration of his CPUs ($197,007).

•
For Mr. Carano, the following benefits and payments under the Executive Severance Plan: continuation of base salary ($90,313), financial planning services ($3,187) and outplacement services ($2,000). Upon termination, Mr. Carano was also entitled to acceleration of a portion of his unvested equity awards ($76,296).

2018 Grants of Plan-Based Awards
The following table provides additional information on stock awards and option awards, plus non-equity incentive plan awards, made to our participating NEOs by us during the year ended December 31, 2018. With respect to stock awards and option awards, the amounts of such awards (and, if applicable, the exercise prices) in this table and the tables that follow reflect adjustments to such awards that were approved by the Compensation Committee in connection with our 2018 rights offering, as further described below in the narrative disclosure following the “Outstanding Equity Awards at 2018 Fiscal Year-End” table.

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS($/S)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Mr. Young	12/18/2018	12/18/2018	—	—	—	—	8,435,000	$2.00	$1,536,405
Ms. Kass	—	—	$18,750	$750,000	$1,500,000	—	—	—	—
	3/6/2018	2/19/2018	—	—	—	—	191,354	$4.17	$221,971
	3/6/2018	2/19/2018	—	—	—	239,857	—	—	$1,381,576
Mr. Ferland	—	—	$24,463	$978,500	$1,957,000	—	—	—	—
	3/6/2018	2/19/2018	—	—	—	—	172,217	$4.17	$199,772
Mr. Mostrom	—	—	—	—	—	—	—	—	—
Ms. Apker	—	—	$8,138	$325,500	$651,000	—	—	—	—
	3/6/2018	2/19/2018	—	—	—	—	95,677	$4.17	$110,985
Mr. Morgan	—	—	$5,400	$216,000	$432,000	—	—	—	—
	3/6/2018	2/19/2018	—	—	—	—	59,956	$4.17	$69,549
Mr. Hall	—	—	$5,400	$216,000	$432,000	—	—	—	—
	3/6/2018	2/19/2018	—	—	—	—	44,648	$4.17	$51,792
Mr. Low	—	—	$5,625	$225,000	$450,000	—			—
	3/6/2018	2/19/2018	—	—	—	—	59,956	$4.17	$69,549
Mr. Carano	—	—	$6,503	$260,100	$520,200	—			—
	3/6/2018	2/19/2018	—	—	—	—	76,540	$4.17	$88,786
Mr. Gedeon	—	—	—	—	—	—			—

1.
Amounts shown represent the range of potential payouts under our EICP for 2018. The actual amounts paid to our participating NEOs are included in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table” above.

2.	Amounts shown represent shares of our common stock underlying time-based RSUs.

3.	Amounts shown represent the number of shares of our common stock underlying 2018 stock option and SAR awards.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each participating NEO under our EICP for 2018. Generally, with respect to our EICP, payout depends on three principal factors: (1) the Company’s financial performance, safety performance, and the participating NEO’s individual performance, (2) the participating NEO’s target percentage, and (3) the participating NEO’s earnings from base salary.
The amounts reflected in the “target” column under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent the value of the payout opportunity under the EICP at target financial performance levels. This amount was calculated by multiplying the participating NEO’s target percentage by the amount of base salary earned by each participating NEO for 2018.
The amounts shown in the “maximum” column represent the maximum payout opportunity for 2018, which for all participating NEO was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity for 2018, which for all participating NEO was 2.5% of the target amount, if the threshold level of either of the safety metrics (TRIR and DART) was attained.
All threshold, target and maximum amounts reported in the table above assume that the Compensation Committee does not exercise discretion with respect to the annual incentive compensation award ultimately paid.
See “Compensation Discussion and Analysis—Key 2018 Compensation Decisions” on the previous pages for more information about the annual incentive awards and performance goals for 2018.
All Other Stock Awards
The amount shown for Ms. Kass reflects a 2018 grant of time-based RSUs granted by the Company under our 2015 LTIP. The RSU award is scheduled to vest on the following schedule: 50% on the second anniversary of the date of grant, and 50% on the third anniversary of the date of grant. Each RSU granted by the Company represents the right to receive one share of our common stock. See “Compensation Discussion and Analysis—Key 2018 Compensation Decisions” above for more information regarding the 2018 RSU award.
All Other Option Awards
The amounts shown for NEOs other than Mr. Young reflect 2018 grants of stock options by the Company under its 2015 LTIP. Each such option represents the right to purchase one share of our common stock at the indicated exercise price. Stock options granted to participating NEOs other than Mr. Ferland are scheduled to vest on the first anniversary of the date of grant. Stock options granted to Mr. Ferland vested on June 30, 2018. Options generally expire ten years from the date of grant. See “Compensation Discussion and Analysis—2016 Compensation Decisions” above for more information regarding the 2016 stock options.
The amount shown for Mr. Young reflects 2018 grants of SARs by the Company (to the B. Riley Affiliate). Each SAR represents the right to receive an amount in cash equal to the product of the number of SAR being exercised by the difference obtained by subtracting the applicable base price from the volume weighted average price of a share of the Company’s common stock for the 30-day period ending on the last day of the applicable calendar quarter. This 2018 SAR grant vests upon completion of two years of service for the Company. The SARs expire on the tenth anniversary of the date of grant.
Grant Date Fair Value of Stock and Option Awards
The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each NEO represent the grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of the Company’s common stock on the date of grant for RSUs. A Black-Scholes option-pricing model was used for determining the grant date fair value of stock options and SARs granted to our NEOs. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility.
The grant date fair values reported in the table above differ from the “target” values discussed in the “Compensation Discussion and Analysis,” because such “target” values were converted into the number of shares granted taking into account the vesting schedule of the awards, as determined by Hay Group. For more information regarding the compensation expense related to the awards, see the information set forth under the heading “Stock Options” in Note

9, “Stock-Based Compensation,” to the combined financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018.
Narrative Disclosure Relating to the “2018 Summary Compensation Table” and the “2018 Grants of Plan-Based Awards” Table
For more information regarding the change in control severance agreements with the participating NEOs and the employment agreements with Mr. Ferland, refer to “Potential Payments Upon Termination or Change in Control” below.  For information regarding the amount of salary and bonus compensation in proportion to total compensation, see “2018 Compensation Mix” above.
Outstanding Equity Awards at 2018 Fiscal Year-End
The following “Outstanding Equity Awards at 2018 Fiscal Year-End” table summarizes the equity awards with respect to shares of our common stock that were held by our NEOs and outstanding as of December 31, 2018.

NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Young
SARs	12/18/18	—	8435000[3]	$2.00	12/18/28	—	—	—	—
Ms. Kass
Stock Options	03/04/13	5,179	—	11.50	03/06/20	—	—	—	—
Stock Options	03/03/14	4,289	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/03/15	22,155	—	$13.27	03/02/25	—	—	—	—
Stock Options	07/01/15	4,579	—	$14.41	07/01/25	—	—	—	—
Stock Options	03/01/16	11,615	—	$13.76	03/01/26	—	—	—	—
Mr. Ferland
Stock Options	04/19/12	47,489	—	$10.05	04/19/19	—	—	—	—
Stock Options	04/19/12	58,844	—	$10.05	04/19/19	—	—	—	—
Stock Options	03/04/13	99,944	—	$11.50	03/04/20	—	—	—	—
Stock Options	03/03/14	120,104	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/02/15	620,326	—	$13.27	03/02/25	—	—	—	—
Stock Options	03/01/16	173,470	62,427	$13.76	03/01/26	—	—	—	—
Stock Options	03/06/18	172,217	—	$4.17	03/01/26	—	—	—	—
PSU	03/03/17	—	---	---	---	---	---	137,055[6]	$53,451
Mr. Mostrom
—	—	—	—	—	—	—	—	—	—
Ms. Apker
Stock Options	03/05/12	2,703	—	$11.40	03/05/19	—	—	—	—
Stock Options	03/04/13	5,147	—	$11.50	03/04/20	—	—	—	—
Stock Options	03/03/14	6,146	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/02/15	31,756	—	$13.27	03/02/25	—	—	—	—
Stock Options	07/01/15	21,519	—	$14.41	07/01/25	—	—	—	—
Stock Options	03/01/16	24,782		$13.76	03/01/26	—	—	—	—
Mr. Morgan
Stock Options	03/01/16	8,261	4,131[4]	$13.76	03/01/2026	—	—	—	—
Stock Options	03/06/18	—	59,956[5]	$4.17	03/06/28	—	—	—	—
RSU	03/01/16	—	—	—	—	1,060[4]	$413	—	—
RSU	03/03/17	—	—	—	—	12,487[7]	$4,870	—	—
RSU	08/14/17	—	—	—	—	101,474[8]	$39,575	—	—
PSU	03/03/17	—	—	—	—	—	—	27,915[6]	$10,887

NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Hall
Stock Options	03/03/14	4,117	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/02/15	22,155	—	$13.27	03/02/2025	—	—	—	—
Stock Options	07/01/15	13,735	—	$14.41	07/01/25	—	—	—	—
Stock Options	03/01/16	12,389	6,196[4]	$13.76	03/01/26	—	—	—	—
Stock Options	03/06/18	—	44,648[5]	$4.17	03/06/28	—	—	—	—
RSU	03/01/16	—	—	—	—	1,590[4]	$620	—	—
RSU	03/03/17	—	—	—	—	12,487[7]	$4,870	—	—
RSU	08/14/17	—	—	—	—	153,498[8]	$59,864	—	—
PSU	03/03/17	—	—	—	—	—	—	27,915[6]	$10,887
Mr. Low
Stock Options	03/05/12	2,684	—	$11.40	03/05/19	—	—	—	—
Stock Options	03/04/13	6,813	—	$11.50	03/04/20	—	—	—	—
Stock Options	03/03/14	6,434	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/02/15	44,304	—	$13.27	03/02/25	—	—	—	—
Stock Options	03/01/16	16,779	—	$13.76	03/01/26	—	—	—	—
PSU	03/03/17	—	—	—	—	—	—	8,590[6]	$3,350
Mr. Carano
Stock Options	06/12/13	14,521	—	$12.78	06/12/20	—	—	—	—
Stock Options	03/03/14	12,153	—	$14.03	03/03/21	—	—	—	—
Stock Options	03/02/15	62,773	—	$13.27	03/02/25	—	—	—	—
Stock Options	03/01/16	23,231	—	$13.76	03/01/26	—	—	—	—
Mr. Gedeon
Stock Options	05/15/14	8,661	—	$13.89	05/15/21	—	—	—	—
Stock Options	03/02/15	44,304	—	$13.27	03/02/25	—	—	—	—
Stock Options	03/01/16	11,185	5,594[4]	$13.76	03/01/26	—	—	—	—

1.
The dates presented in this column represent the dates the awards were granted (a) by BWXT (but converted into awards covering our common stock) prior to July 2015, and (b) by the Company on or after July 1, 2015. We are presenting the original grant dates for BWXT awards prior to our spin-off to assist in understanding the vesting dates associated with those awards.

2.	Market values in these columns are based on the closing price of our common stock as of December 31, 2018 ($0.39), as reported on the New York Stock Exchange.

3.	These SARs vest on November 18, 2020.

4.	These RSUs and stock options vested on March 1, 2019.

5.	These stock options vested on March 6, 2019.

6.
These performance-based stock units (“PSUs”) represent the right to receive a share of the Company’s common stock for each PSU that vests. The number of PSUs that vest depends upon the attainment of specified performance goals over a performance period beginning on January 1, 2017 and ending on December 31, 2019. The number of PSUs reported is based on achieving threshold performance levels.

7.	Half of these RSUs vested on March 3, 2019, and the other half vest on March 3, 2020.

8.	Half of these RSUs vest on August 14, 2019, and the remaining half vest on August 14, 2020.
Each stock option award set forth in the table above (which only shows awards based on or related to shares of the Company) with a grant date prior to July 1, 2015 is an award resulting from an adjustment made to a corresponding BWXT award in connection with the spin-off.
On March 1, 2018, the Board approved a rights offering under a set of initial terms pursuant to which the Company offered to its stockholders the right to purchase approximately $182,000,000 of the Company’s common stock and fixed March 15, 2018 as the record date. On April 10, 2018, the Company announced that it was extending the expiration date for the rights offering and amending certain other terms regarding the rights offering, including the number of shares of the Company’s common stock that could be purchased by each stockholder in the rights offering and the applicable subscription price. The rights offering expired on April 30, 2018. In accordance with the terms of the 2015 LTIP, the Compensation Committee approved equitable adjustments to outstanding equity awards (other than CPUs) in connection with the rights offering and related transactions. Specifically, effective May 1, 2018, the Compensation Committee approved adjustments to the equity awards outstanding at such time (other than the CPUs), in general, as described below:

•
Stock options and SARs were adjusted to have an option price or base price (rounded up to the nearest cent) of (1) the original option price or base price multiplied by (2) the ratio of the simple average of the volume weighted average per share price of the Company’s common stock on each of March 14, 2018, March 15, 2018 and March 16, 2018 (the “Post-Impact Price”) to the volume weighted average per share price of the Company’s common stock on March 13, 2018 (the “Pre-Impact Price”). Further, the number of shares of the Company’s common stock subject to the option or SAR was adjusted to be (rounded down to the nearest whole share) (1) the number of shares subject to the original stock option or SAR as of May 1, 2018 and (2) the ratio of the Pre-Impact Price to the Post-Impact Price.

•
RSUs were adjusted to cover a number of shares equal to the product (rounded up or down to the nearest whole share) of (1) the number of shares subject to the original RSU award as of May 1, 2018 and (2) the ratio of the Pre-Impact Price to the Post-Impact Price.

•
PSUs were adjusted to cover a target number of shares equal to the product (rounded up or down to the nearest whole share) of (1) the target number of shares subject to the original PSU award as of May 1, 2018 and (2) the ratio of the Pre-Impact Price to the Post-Impact Price.

Such adjusted awards are generally subject to substantially the same vesting requirements and dates and other terms and conditions as the original awards to which they relate. the Compensation Committee also approved adjustments to the number of shares of the Company’s common stock available for awards under the 2015 LTIP and certain other award limits under the 2015 LTIP to reflect the impact of the rights offering and related transactions.
2018 Option Exercises and Stock Vested
The following “2018 Option Exercises and Stock Vested” table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of stock awards with respect to our common stock during the year ended December 31, 2018.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Young	—	—	—	—
Ms. Kass	—	—	51,988	$91,103
Mr. Ferland	—	—	171,162	$953,960
Mr. Mostrom	—	—	—	—
Ms. Apker	—	—	26,188	$121,453
Mr. Morgan	—	—	9,246	$35,201
Mr. Hall	—	—	14,594	$65,612
Mr. Low	—	—	62,392	$100,425
Mr. Carano	—	—	79,417	$135,547
Mr. Gedeon	—	—	16,066	$83,278
Stock Awards
For each NEO, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of common stock acquired by the NEO in connection with RSUs under the 2015 LTIP that vested in 2018. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting.
The number of shares acquired in connection with the vesting of RSUs includes shares withheld by us in the amounts and for the NEOs reported below to satisfy the minimum statutory withholding tax due on vesting.

NAME	SHARES WITHHELD ON VESTING OF RSUS
Mr. Young	—
Ms. Kass	15,610
Mr. Ferland	51,615
Mr. Mostrom	—
Ms. Apker	7,839
Mr. Morgan	2,719
Mr. Hall	4,319
Mr. Low	18,740
Mr. Carano	24,209
Mr. Gedeon	4,877
2018 Pension Benefits
The following “2018 Pension Benefits” table shows the present value of accumulated benefits payable to each of our NEOs under our qualified and non-qualified pension plans.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING 2018 ($)[1]
Mr. Young	N/A	N/A	N/A	N/A
Ms. Kass	N/A	N/A	N/A	N/A
Mr. Ferland	N/A	N/A	N/A	N/A
Mr. Mostrom	N/A	N/A	N/A	N/A
Ms. Apker	N/A	N/A	N/A	N/A
Mr. Morgan	N/A	N/A	N/A	N/A
Mr. Hall	N/A	N/A	N/A	N/A
Mr. Low	Qualified Plan	29	$1,050,354	$7,475
	Excess Plan	29	$348,706	$0
Mr. Carano	N/A	N/A	N/A	N/A
Mr. Gedeon	N/A	N/A	N/A	N/A

1.	Represents payments made in 2018 by the Qualified Plan trust on behalf of Mr. Low.
Overview of Qualified Plans
The Company maintains retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Low is the only NEO who participates in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “Qualified Plan”).
Overview of Non-qualified Plans
To the extent benefits payable under the Company’s qualified plans are limited by Section 415(b) or 401(a)(17) of the Code, pension benefits will be paid directly by the Company’s applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Low is the only NEO who participates in the Excess Plan for certain employees of Babcock & Wilcox Commercial Operations.
Due to the date of initial employment, none of the NEOs (other than Mr. Low) were eligible to participate in the Company’s defined benefit pension plans.

Participation and Eligibility
Generally, certain salaried employees over the age of 21 years participate in the pension plans, as follows:

•
For salaried participants hired before April 1, 2001, benefit accruals were frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their 401(k) plan account; and

•
For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments were discontinued. Affected employees receive a service-based cash contribution to their 401(k) account.

Benefits
For eligible NEOs, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses).
The present value of accumulated benefits reflected in the “2018 Pension Benefits” table above is based on a discount rate at December 31, 2018 and the RP2014 mortality table projected with the MP2018 mortality improvement scale. The discount rate applicable to the pension plans at December 31, 2018 was 4.32% for the Qualified Plan and 4.27% for the Excess Plans. The discount rate applicable to the pension plans at December 31, 2017 was 3.69% for the Qualified Plan and 3.62% for the Excess Plans. Additional benefit accruals offset by reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.
Retirement
Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin.

2018 Non-qualified Deferred Compensation
The following “2018 Non-qualified Deferred Compensation” table summarizes our NEOs’ compensation under the non-qualified defined contribution plans.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2018 ($)(2)	REGISTRANT CONTRIBUTIONS IN 2018 ($)(2)	AGGREGATE EARNINGS IN 2018 ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT 12/31/18 ($)(2)
	SERP	-	-	-	-	-
Mr. Young	Restoration Plan	-	-	-	-	-
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($1,533)	-	$23,461
Ms. Kass	Restoration Plan	$22,899	$12,108	($4,593)	-	$37,577
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($22,883)	-	$464,947
Mr. Ferland	Restoration Plan	$12,855	$14,997	($49,553)	-	$582,308
	LTIP[1]	-	-	-	-	$17,375
	SERP	-	-	-	-	-
Mr. Mostrom	Restoration Plan	-	-	-	-	-
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($5,582)	-	$208,269
Ms. Apker	Restoration Plan	-	-	($4,619)	-	$25,331
	LTIP[1]	-	-	-	-	-
	SERP	-	-	-	-	-
Mr. Morgan	Restoration Plan	-	-	($145)	-	$1,528
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($1,728)	-	$34,476
Mr. Hall	Restoration Plan	-	-	($1,167)	-	$11,952
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($1,663)	-	$34,476
Mr. Low	Restoration Plan	$5,875	$863	($1,818)	-	$28,930
	LTIP[1]	-	-	-	-	-
	SERP	-	-	($6,753)	-	$109,055
Mr. Carano	Restoration Plan	-	-	($17,009)	-	$86,187
	LTIP[1]	-	-	-	-	$11,035
	SERP	-	-	($35,789)	-	$419,350
Mr. Gedeon	Restoration Plan	-	-	($3,709)	-	$49,025
	LTIP[1]	-	-	-	-	-

1.	The amount reflected in these rows represent the value of RSUs deferred by each NEO under the 2015 LTIP.

2.
See the narrative disclosure that follows for information regarding the extent to which amounts reported in the contributions and earnings columns are reported as 2018 compensation in the “2018 Summary Compensation Table” and amounts reported in the “Aggregate Balance at 12/31/18” column previously were reported as compensation in our Summary Compensation Tables for previous years.

SERP
The Company’s SERP is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to a participant’s notional account, which is referred to as a participant’s company account. Participants include officers selected by the Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.
For 2018, participants could elect to defer the payment of certain compensation earned from the Company (as described below) under the SERP. Any amounts deferred by a participant are maintained in a notional account separate from the account into which the Company makes annual contributions. This separate account is referred to as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.
Restoration Plan
The Company’s Restoration Plan is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to each participant’s notional accounts, which are referred to as a participant’s company matching account and company service-based account. Participants include the participating NEOs whose base salary exceeds certain compensation limits imposed by the Code. Benefits under the Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing three years of service with the Company, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control. Effective July 1, 2018, the Company discontinued any further service-based contributions to the Restoration Plan.
Participants may elect to defer the payment of certain compensation earned from the Company or its subsidiaries (as described below) that is in excess of limits imposed by the Code under the Company’s Restoration Plan. Participants are 100% vested in their deferral accounts at all times.
Executive Contributions in 2018
Under the SERP, an officer selected by the Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2018 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2018” do not include any contributions of any 2018 EICP awards. Amounts reported in this column for each NEO are reported as “Salary” for each NEO in the “2018 Summary Compensation Table” above.
The Company’s Restoration Plan allows participants to defer a percentage of their base salary in excess of the Code's Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.
Company Contributions in 2018
The Company makes annual notional contributions to participating NEOs’ SERP company accounts equal to a percentage of the NEO’s prior-year compensation, as determined by the Compensation Committee. Under the terms of the SERP, the contribution percentage may not be the same for all participants. Additionally, the Compensation Committee may approve a discretionary contribution to a participant’s account at any time. In light of the Company’s recent financial performance, the Compensation Committee determined not to make any contributions to the SERP on behalf of the participating NEOs for 2018.
Under the Company’s Restoration Plan, the Company makes notional matching and service-based contributions to each eligible participant’s Company matching account and service-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under the Restoration Plan are credited with a Company matching contribution equal to 50% of the first 8% of their deferral contribution. Prior to June 30, 2018, for each participant in the Restoration Plan who was not eligible to participate in the Company’s pension plans, the Company also made a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution was based on a percentage of the participant’s eligible compensation in excess of the Code limit and ranged between 3% and 8%, depending on the participant’s years of service. This service-based contribution was made regardless of whether the participant elected to make deferral contributions under the Company’s Restoration Plan. Beginning July 1, 2018, the Company did not make any additional service-based contributions to the Restoration Plan. All 2018 Company contributions are included in the “2018 Summary Compensation Table” as “All Other Compensation.”
Aggregate Earnings in 2018
The amounts reported in this column for the SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2018 on all accounts for each NEO under the Company’s SERP and Restoration Plan. Under these plans, each participant elects to have his or her notional accounts hypothetically invested in one or more of the investment funds designated by the Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the “2018 Summary Compensation Table.”

Aggregate Balance at December 31, 2018
The aggregate balance of a participating officer’s notional SERP account consists of contributions made by the Company to the officer’s Company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan account consists of contributions made by the Company to the officer’s Company matching account and company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each NEO as of December 31, 2018. Each of the participating NEOs was 100% vested in their SERP balances as shown above, with the exception of Messrs. Hall and Morgan who were 60% and 40% vested, respectively. Each of the participating NEOs is 100% vested in their Restoration Plan balance as shown above. Portions of the amounts in this column were reported as compensation in our Summary Compensation Tables for previous years.
Deferred Restricted Stock Units Under LTIP
Under the terms of the 2015 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. These deferred RSUs will be paid by the Company in the form of Company common stock. Mr. Ferland’s deferred RSUs will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred RSUs will be delivered in five annual installments beginning six months following his termination of employment. Mr. Gedeon’s deferred RSUs will be delivered in a single lump sum one year after his termination of employment. All of the amounts reported for the 2015 LTIP in the “Aggregate Balance at 12/31/18” column were reported as compensation to the NEO in the “2018 Summary Compensation Table” or in Summary Compensation Tables for previous years.
Potential Payments Upon Termination or Change In Control
The following tables show potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our NEOs, assuming a December 31, 2018 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $0.39 (as reported on the NYSE) as of December 31, 2018. These tables do not reflect amounts that would be payable to the NEOs pursuant to benefits or awards that are already vested.
Except as otherwise indicated, amounts reported in the below tables for stock options, SARs, RSUs and PSUs represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•
for stock options and SARs: multiplying the number of accelerated stock options or SARs by the difference between the exercise price or base price and $0.39 (the closing price of the Company’s common stock on December 31, 2018); and

•	for RSUs and PSUs: multiplying the number of accelerated units by $0.39 (the closing price of the Company’s common stock on December 31, 2018).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON INVOLUNTARY TERMINATION WITHOUT CAUSE
The following table shows the estimated value of payments and other benefits due to Messrs. Hall and Morgan assuming their involuntary termination without cause as of December 31, 2018. In the event of an NEO’s termination with cause, none of these payments and other benefits would be due. For NEOs who actually departed from the Company during 2018 (or, for Mr. Low, whose last day at the Company was December 31, 2018), we have provided information regarding the actual compensation and benefits that they accrued based on such departures at the end of this “Potential Payments Upon Termination or Change In Control” section.
Messrs. Young and Mostrom would generally not be eligible for any special benefits or compensation in connection with a termination of employment, and they are therefore not included in the tables and narrative discussion throughout the rest of this section. However, with respect to 2018 SAR awards to the B. Riley Affiliate, if the service of the B. Riley Affiliate is terminated by the Company prior to the end of the Term (as defined in the consulting agreement) for any reason other than “cause” or if the B. Riley Affiliate’s service is terminated prior to the end of the Term upon the mutual agreement of the B. Riley Affiliate and the Company, then 100% of the SARs will vest as of the date of such termination and will remain exercisable until the second anniversary of the day of such termination. Such 2018 SAR awards would also vest in full upon a change in control on written notice to the grantee by the Company, provided that the share price paid or deemed paid in the change in control transaction is greater than or equal to the share price goal applicable to the SARs.

	MR. HALL	MR. MORGAN
Severance Payments	$360,000	$360,000
Benefits Payment	$4,660	$4,660
Financial Planning	$12,568	$—
Outplacement Services	$12,000	$12,000
Stock Options (unvested and accelerated)	$—	$—
RSUs (unvested and accelerated)	$16,495	$11,319
PSUs (unvested and accelerated)	$5,527	$4,592
Total	$411,250	$392,571
Severance Payment
The severance payment reported for Messrs. Hall and Morgan represents salary continuation payments equal to 52 weeks of base salary as in effect on the date of termination. This is the amount that would have been payable under the Executive Severance Plan. The Executive Severance Plan generally provides for benefits in the event a participating NEO is terminated by the Company for reasons other than “cause.”
Receipt of the severance benefits under the Executive Severance Plan is generally subject to executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants.
Under the Executive Severance Plan, “cause” generally means:

•
the willful and continued failure of the executive to perform substantially his duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the executive by the Compensation Committee or the Chief Executive Officer, which specifically identifies the manner in which the Compensation Committee or the Chief Executive Officer believes that the executive has not substantially performed his duties, after which the executive will have 30 days to defend or remedy such failure to substantially perform his duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company; or

•	the conviction of an executive with no further possibility of appeal for, or plea of nolo contendere by the executive to, any felony.
Benefits Payment
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, Messrs. Hall and Morgan would be entitled to reimbursement of the employer share of the “applicable premium” for continuation coverage under COBRA for the medical, dental and/or vision benefits in effect for the participating NEO and his qualified beneficiaries as of the date of termination for a period of three months. The amounts reported were determined by multiplying the monthly employer cost of 2018 medical, dental and/or vision benefits for the participating NEO and his qualified beneficiaries by three. Our Executive Severance Plan no longer provides for extended availability of COBRA coverage beyond 18 months.
These payments are subject to the same conditions described above for severance payments.
Financial Planning
If the participating NEO is terminated for any reason other than cause and he participated in the Company’s financial planning services as of December 29, 2018, our agreement with the financial planning service provider provides for financial planning benefits until June 30th of the year following the year in which the termination without cause occurred, so long as the services are not earlier terminated for all similarly situated employees. Mr. Morgan did not participate in the financial planning benefit during 2018. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable participating NEO to receive such benefits.
Outplacement Services
Messrs. Hall and Mr. Morgan would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following their termination by the Company for reasons other than cause. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.
Equity Awards
For the time-vesting RSUs granted under the special retention program in 2017, (1) 25% of the then-remaining outstanding RSUs would vest on the date of such termination if the termination occurs prior to the second anniversary of the grant date and (2) 50% of the then-remaining outstanding RSUs will vest on the date of such termination if the termination occurs on or after the second anniversary of the grant date.
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON VOLUNTARY TERMINATION
No payments or other benefits would be due to our NEOs assuming their voluntary termination as of December 31, 2018 (except for accrued but unpaid compensation).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON TERMINATION DUE TO DEATH OR DISABILITY
The following table shows the value of payments and other benefits due to Messrs. Hall and Morgan assuming the termination of their employment by reason of death or disability as of December 31, 2018.

	MR. HALL	MR. MORGAN
Severance Payments	$360,000	$360,000
Benefit Payments	$4,660	$4,660
Supplemental Executive Retirement Plan (SERP)	$9,598	$—
Restoration Plan	$—	$—
Stock Options (unvested and accelerated)	$—	$—
RSUs (unvested and accelerated)	$65,354	$44,858
PSUs (unvested and accelerated)	$16,496	$14,626
Total	$456,108	$424,144
Severance Payment
The severance payments reported for Messrs. Hall and Morgan represent salary continuation payments equal to 52 weeks of base salary as in effect on the date of termination. This is the amount that would have been payable under the Executive Severance Plan. Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated due to a termination by the Company by reason of a NEO being unable to perform his duties due to his physical or mental illness or disability. The Executive Severance Plan generally provides for benefits in the event an NEO is terminated by the Company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his duties by reason of his physical or mental illness or disability.
Benefit Payments
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, Messrs. Hall and Morgan would be entitled to reimbursement of the employer share of the “applicable premium” for continuation coverage under COBRA for the medical, dental and/or vision benefits in effect for the NEO and his qualified beneficiaries as of the date of termination for a period of three months. The amounts reported were determined by multiplying the annual cost of 2018 medical, dental and/or vision benefits for the participating NEO and his qualified beneficiaries by three. Our Executive Severance Plan no longer provides for extended availability of COBRA coverage beyond 18 months.

SERP
Under the terms of the SERP, an executive’s Company account fully vests on, among other events, the executive’s death or disability. Messrs. Hall and Morgan were 60% and 40% vested in their Company accounts, respectively as of December 31, 2018. Accordingly, for Messrs. Hall and Morgan, 40% and 60% respectively, of the amount in their Company accounts would be subject to accelerated vesting upon their termination due to death or disability.
Restoration Plan
Under our Restoration Plan, an executive’s Company matching account and Company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Messrs. Hall and Morgan are 100% vested in their respective Restoration Plan accounts as of December 31, 2018. Accordingly, none of the amounts in their Company matching accounts and Company service-based accounts would be subject to accelerated vesting upon his termination of employment due to death or disability.
Equity Awards
Under the terms of the awards outstanding for each NEO as of December 31, 2018, all unvested stock awards become vested (for PSUs, at the “target” level) and all unvested stock option awards become vested and exercisable in the event the applicable NEO’s employment terminates by reason of his death, or if the NEO becomes disabled (or, in some cases, experiences a termination of employment due to disability).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED IN CONNECTION WITH CHANGE IN CONTROL
The following table shows the estimated value of payments and other benefits due to Messrs. Hall and Morgan assuming a change in control and termination as of December 31, 2018.

	MR. HALL	MR. MORGAN
Severance Payments	$1,152,000	$1,152,000
Benefits Payment	$68,426	$67,383
EICP	$216,000	$216,000
Financial Planning	$12,568	$—
Supplemental Executive Retirement Plan (SERP)	$9,598	$—
Restoration Plan	$—	$—
Stock Options (unvested and accelerated)	$—	$—
RSUs (unvested and accelerated)	$65,354	$44,858
PSUs (unvested and accelerated)	$16,496	$14,626
Excise Tax Gross-Up	$—	$—
Total	$1,540,442	$1,494,867
The Company has change in control agreements with various officers, including Messrs. Hall and Morgan. Generally, under the Company’s change in control agreements and certain other compensation arrangements, if an NEO is terminated within two years following a change in control either (1) by the Company for any reason other than cause or death or disability, or (2) by the NEO for good reason (in each case, a “qualifying termination”), the NEO is entitled to receive:

•	accelerated vesting in the executive’s SERP and Restoration Plan accounts;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination;

•	a cash payment representing health benefits coverage costs; and

•	continued financial planning services.

In addition to these payments, the NEO would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.
Under the Company’s change in control agreements, a “change in control” will be deemed to have occurred upon any of the following (as further clarified in the change in control agreements):

•
any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors (as defined in the change in control agreements) cease for any reason to constitute a majority of the members of the Board;

•
consummation of certain business combinations (as further described in the agreements) unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•
consummation of certain major asset dispositions (as further described in the agreements) unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

Severance Payment
The severance payment made to Messrs. Hall and Morgan in connection with a qualifying termination following a change in control is a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2018, the severance payment on a qualifying termination following a change in control would have been calculated based on the following:

•	Mr. Hall: $360,000 base salary and $216,000 target annual incentive compensation (60% of his annual base salary); and

•	Mr. Morgan: $360,000 base salary and $216,000 target annual incentive compensation (60% of his annual base salary).

Benefits
The amounts reported represent three times the full annual cost that would be payable by the NEO for continuation of coverage for medical, dental and vision benefits if elected by the NEO for himself and his eligible dependents under COBRA for the year ended December 31, 2018, which would be paid in a lump sum.
EICP Payment
Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a change in control, as follows:

•
If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2017 EICP awards were paid before December 31, 2018. As a result, no payment would have been due to our NEOs in this respect.

•
The executive would be entitled to an EICP payment equal to the product of the NEO’s annual base salary multiplied by such NEO’s EICP target percentage, with the product prorated based on the number of days the NEO was employed during the year in which the termination occurs. We have assumed for purposes of this disclosure that, in the event of a December 31, 2018 termination date, each NEO would have been entitled to an EICP payment equal to 100% of his 2018 target EICP, as in effect immediately prior to the date of termination.

Financial Planning
Under the terms of the agreement with the Company’s financial planning service provider, each NEO is entitled to financial planning benefits until June 30th of the year following the year of a change in control, so long as the agreement has not been earlier terminated. Mr. Morgan did not participate in this benefit. The amounts reported in this column represent the fee that would be required to be paid for each such NEO to receive such benefits. “Change of control” is not defined under the agreement.
SERP
Under the terms of the Company’s SERP, an executive’s Company account becomes fully vested on, among other events, the date a change in control occurs. Messrs. Hall and Morgan were 60% and 40% vested in their Company accounts, respectively as of December 31, 2018. Accordingly, for Messrs. Hall and Morgan, 40% and 60%, respectively, of the amount in their Company accounts would be subject to accelerated vesting upon a change in control. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to the change-in-control agreements.
Restoration Plan
Under the Company’s Restoration Plan, an executive’s Company matching account and Company service-based account become fully vested on, among other events, the date a change in control occurs. Messrs. Hall and Morgan were 100% vested in their Restoration Plan accounts as of December 31, 2018. Accordingly, none of the amounts in their Company matching accounts and Company service-based accounts would be subject to accelerated vesting upon their termination of employment following a change of control.
Tax Reimbursements
The change in control agreements do not provide for any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a NEO to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the NEO retaining a larger after-tax amount.
Equity Awards
Under the terms of the awards outstanding, all unvested RSU, PSU and option awards would become vested on a qualifying termination following a change in control (for PSUs, at target levels). Under the Company’s 2015 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change in control agreements.

Actual Termination Events
As noted above, several of our NEOs departed the Company during or after the 2018 fiscal year. The payments and benefits provided to such NEOs in connection with their departures are described below, and with the exception of Mr. Gedeon, payments straddle the fiscal years 2018 and 2019. To the extent payments were made in 2018, such amounts have been reported as “All Other Compensation” under the “2018 Summary Compensation Table.”
Ms. Kass
As a result of her separation from the Company on November 18, 2018, Ms. Kass was entitled to payments under the Executive Severance Plan and the terms of her separation agreement consisting of salary continuation for 52 weeks of base salary ($750,000), financial planning services ($9,426) and outplacement services for 12 months ($12,000). Upon termination, Ms. Kass was also entitled to acceleration of a portion of her unvested equity awards ($33,770) and acceleration of her SERP balance ($14,224).
Mr. Ferland
In connection with the expiration and non-renewal of Mr. Ferland’s employment agreement on June 30, 2018, Mr. Ferland’s employment agreement describes the following benefits and payments: a lump sum cash severance payment equal to his annualized base salary and target bonus as in effect immediately prior to termination ($1,957,000), a pro-rated annual incentive award for 2018 based on actual performance or the full fiscal year ($48,523), vesting of the unvested portion of his Company account in the SERP ($95,500), pro-rata vesting of his outstanding and unvested equity awards other than his 2018 stock option award (for PSUs, based on achievement of the applicable performance conditions for the full performance period) ($131,130), and a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination ($67,383). In addition, Mr. Ferland’s 2018 stock option award vested in full. Receipt of the severance benefits under Mr. Ferland’s employment agreement was generally subject to executing a general release of claims. The Company has not paid these benefits and payments to date pending ongoing discussions. However, the Company has described the contractual provisions solely for purposes of compliance with applicable disclosure rules.
Ms. Apker
Ms. Apker resigned effective as of August 31, 2019, and as a result, was not entitled to any payments or benefits under the Executive Severance Plan or additional equity award vesting.
Mr. Low
In connection with his termination of employment on December 31, 2018, Mr. Low was entitled to payments and benefits under the Executive Severance Plan consisting of salary continuation for 52 weeks of base salary ($375,000), financial planning services ($12,568) and outplacement services for 12 months ($12,000). Upon termination, Mr. Low was also entitled to a portion of his unvested equity awards ($18,612). In connection with separation from employment, Mr. Low entered into a consulting agreement with the Company as described under “Other Compensation Practices and Policies—Separation Pay and Benefits for 2018 and Early 2019 Departures.”
Mr. Carano
In connection with his departure from the Company on October 15, 2018, Mr. Carano was entitled to payments under the Executive Severance Plan and his separation agreement consisting of salary continuation for 52 weeks of base salary ($433,500), financial planning services ($3,142) and outplacement services for 12 months ($12,000). Upon termination, Mr. Carano was also entitled to acceleration of a portion of his unvested equity awards ($76,296) and acceleration of his SERP balance ($44,423).
Mr. Gedeon
In connection with his termination of employment on March 5, 2018, Mr. Gedeon received payments under the Executive Severance Plan and his separation agreement, consisting of salary continuation for 52 weeks of base salary ($398,000), a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for Mr. Gedeon and his qualified beneficiaries as of the date of termination ($17,106), and outplacement services for 12 months ($12,000). Upon termination, Mr. Gedeon was also entitled to acceleration of a portion of his unvested equity awards ($214,359) and acceleration of his SERP balance ($46,552).

CEO PAY RATIO
We identified our employee (the “Median Employee”) who we estimate received the median of total compensation for all employees of the Company and its consolidated subsidiaries, excluding our former CEO, Ms. Kass, (the “Median Annual Compensation”) using our employee population as of December 31, 2018 (the “Determination Date”), for purposes of the pay ratio disclosure in our 2019 proxy statement. Although we are providing pay ratio disclosure here with respect to Mr. Young’s compensation, Ms. Kass served as our CEO from February 1, 2018 until November 18, 2018, and we believe that a comparison of the total compensation received by the Median Employee to the total compensation received by Ms. Kass provides an accurate depiction of the pay ratio within the Company. As of the Determination Date, the applicable employee population consisted of 3,650 global full-time, part-time, temporary and seasonal employees employed by us or our consolidated subsidiaries. Our employee population as of the Determination Date is significantly less than as of December 31, 2017 (the determination date used for last year’s pay ratio disclosure) primarily as the result of divestitures and reductions in force during 2018. As permitted under applicable SEC rules, we excluded employees of our joint ventures in China and India (not under the de minimis exception), and independent contractors paid by third parties. We did not exclude any other non-U.S. employees and did not exclude any employees of businesses acquired by us or combined with the Company. In addition, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. We used a consistently applied compensation measure across this employee population to identify the Median Employee. For our consistently applied compensation measure, we used total cash compensation, which consisted of salary, bonus and vested incentive compensation awards but excluded the value of health and welfare benefits, for the period beginning on January 1, 2018 and ending on December 31, 2018. The majority of our employee population receive base salary (paid on an hourly, weekly or biweekly basis) along with the potential for an annual cash bonus. As a result, total cash compensation provides an accurate depiction of total earnings for the purpose of identifying our Median Employee. A portion of our employee population identified above worked for less than the full fiscal 2018 due to commencing employment after January 1, 2018 or commencing an unpaid leave of absence during 2017. In determining the Median Employee, we annualized the total cash compensation for such individuals (but avoided creating full-time equivalencies).
We calculated the Median Employee’s compensation for 2018 in the same manner as the NEOs in the “2018 Summary Compensation Table.”
We estimate that the Median Annual Compensation was $63,124. Ms. Kass’ 2018 total compensation was $1,078,059. Accordingly, the ratio of Ms. Kass’ 2018 total compensation to the Median Annual Compensation is approximately 17:1. On an annualized basis, Mr. Young’s 2018 total compensation was $750,000. Accordingly, the ratio of Mr. Young’s 2018 total compensation to the Median Annual Compensation is approximately 12:1. In order to annualize Mr. Young’s 2018 total compensation, we used the monthly amount paid to the B. Riley Affiliate ($62,500) pursuant to a consulting agreement. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

STOCKHOLDERS’ PROPOSALS
Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders must send notice of the proposal to our Corporate Secretary at our principal executive office no later than January 14, 2020. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
In addition, any stockholder who intends to submit a proposal for consideration at our 2020 annual meeting of stockholders, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on February 15, 2020 or later than March 16, 2020 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our Web site at www.babcock.com at “Investors — Corporate Governance —Governance Documents.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 14, 2019.
The Proxy Statement and 2018 Annual Report are available on the Internet at www.proxyvote.com.
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the Annual Meeting.
GENERAL INFORMATION
The Board has made these materials available to you over the Internet and has mailed you a printed version of these materials in connection with the Annual Meeting, which will take place on June 14, 2019. We mailed our proxy materials to our stockholders beginning on May 13, 2019, and our proxy materials were posted at www.proxyvote.com on that same date.
We have sent and provided access to the materials to you because the Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D. F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $17,500. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.
VOTING INFORMATION
Record Date and Who May Vote
The Board selected May 8, 2019 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the NYSE, none of the proposals presented at the Annual Meeting are considered “routine” matters except for (i) the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock (Proposal 8), and (ii) the ratification of the appointment of the independent auditor (Proposal 10). That means that for those proposals that are considered “non-routine” matters, brokers may not vote your shares if you have not given your broker specific instructions as to how to vote, and your shares will not be represented in those matters. Brokers may only vote your shares for the amendment of the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock (Proposal 8) and the ratification of the appointment of the independent auditor (Proposal 10). Please be sure to give specific voting instructions to your broker.
On the record date, 168,879,620 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.
If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or virtually at the Annual Meeting. You may give us your proxy by following the instructions included in the enclosed proxy card.
By giving us your proxy, you will be directing us how to vote your shares at the Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.
If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote your shares virtually at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.
You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.
How to Change Your Vote or Revoke Your Proxy
For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 20 South Van Buren Avenue, Barberton, Ohio 44203, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting virtually at the Annual Meeting. Unless you attend the meeting and vote your shares, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.
For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting virtually at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

How to Participate in the Annual Meeting
This year’s Annual Meeting will be held exclusively via live webcast enabling stockholders from around the world to participate, submit questions in writing and vote. Stockholders of record as of the close of business on May 8, 2019, are entitled to participate in and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/BW2019. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time. Please allow ample time for the online check-in procedures.
The online format for the Annual Meeting also allows us to communicate more effectively with you via www.virtualshareholdermeeting.com/BW2019.
How to locate your 16-digit control number prior to the day of the Annual Meeting
Prior to the day of the Annual Meeting, if you need assistance with your 16-digit control number and you hold your shares in your own name, please email investors@babcock.com. If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.
Quorum
The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.
Proposals Presented for Vote
We are asking you to vote on the following:

•	Proposal 1: approve amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2021 annual meeting of stockholders;

•	Proposal 2: if Proposal 1 is approved, elect Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel as Class I directors of the Company to serve a term of two years;

•	Proposal 3: if Proposal 1 is not approved, elect Henry E. Bartoli, Cynthia S. Dubin and Kenneth Siegel as Class I directors of the Company to serve a term of three years;

•
Proposal 4: approve amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws;

•	Proposal 5: approve amendments to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock from 200,000,000 shares to 500,000,000 shares;

•	Proposal 6: approve the Equitization Transactions;

•
Proposal 7: approve an amendment to the Company’s Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees;

•	Proposal 8: approve amendments to our Certificate of Incorporation to effect a reverse stock split of the Company’s common stock;

•	Proposal 9: approve an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan;

•	Proposal 10: ratify our Audit and Finance Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2019; and

•	Proposal 11: approve, on a non-binding advisory basis, the compensation of our named executive officers.

Vote Required
For Proposal 1, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 1.
For Proposal 2, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees.
For Proposal 3, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, under our bylaws, any nominee for director is required to submit an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
For Proposal 4, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 4.
For Proposal 5, you may “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions will have the same effect as votes “AGAINST” this proposal.
For Proposal 6, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.
For Proposal 7, you may “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions will have the same effect as votes “AGAINST” this proposal.
For Proposal 8, you may “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Abstentions will have the same effect as votes “AGAINST” this proposal. Because the proposal to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 8.
For Proposal 9, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.
For Proposal 10, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and the ratification of the appointment of the independent auditor are considered “routine” matters, there will be no broker non-votes with respect to Proposals 8 and 10.
For Proposal 11, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 11 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 11. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on Proposal 11, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 11.

How Votes are Counted
For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2021 annual meeting of stockholders; (2) if Proposal 1 is approved, “FOR” the election of the Board’s nominees as Class I directors for a term of two years; (3) if Proposal 1 is not approved, “FOR” the election of the Board’s nominees as Class I directors for a term of three years; (4) “FOR” the approval of amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws; (5) “FOR” the approval of amendments to our Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock from 200,000,000 shares to 500,000,000 shares; (6) “FOR” the approval of the Equitization Transactions; (7) “FOR” the approval of an amendment to the Company’s Certificate of Incorporation to renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is presented to B. Riley, Vintage or their respective directors, officers, shareholders, or employees; (8) “FOR” the approval of amendments to our Certificate of Incorporation to effect a reverse stock split of the Company’s common stock; (9) “FOR” the approval of an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan; (10) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; (11) “FOR” the approval of the compensation of our named executive officers; and (12) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable NYSE rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm.
Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.
We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.

Confidential Voting
All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to the Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.
By Order of the Board of Directors,

J. André Hall
Corporate Secretary
Dated: May 13, 2019

APPENDIX A
*If Proposal 1 is approved, Article FIFTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix A. If Proposal 4 is also approved, Article FIFTH of the Company's Certificate of Incorporation will be further amended as set forth in Appendix B.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election~~, Classification~~ and Terms of Directors. The number of the directors ~~which will constitute the whole~~of the Company will be determined solely by resolution of the Board of Directors ~~shall be fixed from time to time exclusively by,~~ and may be increased or decreased from time to time exclusively by~~,~~ the affirmative vote of ~~at least~~ a majority of the directors then in office (subject to such rights of holders of a class or series of shares of Preferred Stock to elect one or more directors pursuant to ~~any provisions contained in~~ a Directors’ Resolution with respect to such series)~~, but in any event will not be less than three. The directors, other than those who may be elected by~~. Subject to such rights of the holders of ~~any~~a class or series of Preferred Stock:
~~, will be~~(i)Prior to the election of directors at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”), the Board Directors was divided into three classes~~:~~, Class I, Class II and Class III~~. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that~~, with the directors ~~first designated as~~in Class I ~~directors will serve for~~having a term expiring at the ~~annual meeting~~2019 Annual Meeting ~~of stockholders following the end of the calendar year 2015~~, the directors ~~first designated as~~in Class II ~~directors will serve for~~having a term expiring at the 2020 annual meeting of stockholders ~~next following the end of the calendar year 2016,~~(the “2020 Annual Meeting”) and the directors ~~first designated as~~in Class III ~~directors will serve for~~having a term expiring at the ~~annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.~~2021 annual meeting of stockholders (the “2021 Annual Meeting”).

(ii)
Following the election of directors at the 2019 Annual Meeting, the Board of Directors will be divided into two classes, Class I and Class II, with the directors in Class I having a term expiring at the 2021 Annual Meeting and the directors in Class II having a term expiring at the 2020 Annual Meeting. The directors in Class I will be the directors elected to the Board of Directors at the 2019 Annual Meeting and the directors who, immediately prior to the 2019 Annual Meeting, were in Class III and had terms expiring at the 2021 Annual Meeting; the directors in Class II will be the directors who, immediately prior to the 2019 Annual Meeting, were in Class II and had terms expiring at the 2020 Annual Meeting.

(iii)
Commencing with the election of directors at the 2020 Annual Meeting, the directors in Class II will be up for election for a one-year term ending at the 2021 Annual Meeting and, commencing with the election of directors at the 2021 Annual Meeting, the Board of Directors will no longer have classified terms and all directors will be elected for a term expiring at the following annual meeting of stockholders, or if earlier, their death or resignation and may be removed with or without cause as provided in the DGCL.

At each annual election prior to the 2021 Annual Meeting, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors ~~shall have~~has designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
Prior to the 2021 Annual Meeting, (i) in ~~In~~ the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a

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member until the expiration of his or her current term, or his or her prior death, resignation or removal~~. The~~, and (ii) the Board of Directors will specify the class to which a newly created directorship will be allocated.
~~Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.~~
~~(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.~~
(~~d~~c) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(~~e~~d) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least a majority of the directors then in office. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(~~f~~e) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.

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APPENDIX B
*If Proposal 4 is approved, Article FIFTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix B. If Proposal 1 is also approved, Article FIFTH of the Company's Certificate of Incorporation will be further amended as set forth in Appendix A.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election, Classification and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the directors then in office (subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series), but in any event will not be less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be divided into three classes: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2015, the directors first designated as Class II directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2016, and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
At each annual election, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board of Directors will specify the class to which a newly created directorship will be allocated.
Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’

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Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.
(d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(e) Amendment of Bylaws. The Board of Directors ~~shall~~will have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors ~~shall~~will require the approval of ~~at least~~ a majority of the directors then in office. The stockholders ~~shall~~will also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~eighty percent (80%)~~a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, ~~shall~~will be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
~~(f) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.~~

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APPENDIX C
*If Proposal 5 is approved, Article FOURTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix C.
FOURTH: The aggregate number of shares of capital stock which the Corporation will have authority to issue is ~~200,000,000~~500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series will be such as are stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of that series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The Board of Directors hereby is authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets on liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions) as between series and as between or among series of Preferred Stock and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.
Consistent with this Article FOURTH and applicable law, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation (this “Certificate of Incorporation”) or any amendment hereto, or outside resolutions of the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.
No stockholder will, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless a Directors’ Resolution specifically so provides with respect to a series of Preferred Stock.
Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock. Furthermore, the Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

C-1

APPENDIX D
BACKSTOP EXCHANGE AGREEMENT
This Backstop Exchange Agreement (this “Agreement”), dated as of April 30, 2019, is made by and among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”) and B. Riley FBR, Inc. (the “Backstop Exchange Party”). As used herein, “Parties” refers collectively to the Company and the Backstop Exchange Party.
RECITALS
1.The Company intends to pursue a rights offering (the “Rights Offering”) on the terms described in this Agreement and the attached Exhibit A hereto (the “Term Sheet”) pursuant to which the Company is proposing to offer and sell, in the aggregate, a number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) resulting in gross cash proceeds to the Company of approximately $50 million (the “Aggregate Offering Amount”).
2.This Agreement sets forth the terms and conditions under which the Backstop Exchange Party has agreed to provide the Backstop Exchange Commitment (as defined below) in connection with the Rights Offering.
Now, therefore, in consideration of the mutual promises, agreements, representations, warranties, and covenants contained herein, the Parties hereby as follows:
Section 1.    Rights Offering and Company Stockholder Meeting.
(a)    On the terms and subject to the conditions set forth herein, the Company shall distribute, at no charge, to each holder of Common Stock as of the record date (the “Record Date”) set by the Company’s Board of Directors (the “Board of Directors”), in consultation with each of the Backstop Exchange Party and Vintage Capital Management, LLC (“Vintage”), one non-transferable purchase right (each a “Right”) per share of Common Stock owned by such holder as of the Record Date. Each Right will entitle the holder thereof to purchase the number of shares of Common Stock at a subscription price of $0.30 per whole share of Common Stock (the “Subscription Price”) determined by dividing 166,666,667 (the “Offered Shares”) by the total number of shares of Common Stock issued and outstanding as of the Record Date. The holders of Common Stock as of the Record Date and any person to whom Rights have been validly transferred are collectively referred to as “Holders.”
(b)    Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to commence and consummate the Rights Offering shall be subject to the conditions set forth in Section 7(d).
(c)    As promptly as practicable following the date of this Agreement, the Company shall prepare and file (i) a proxy statement for a meeting of Company stockholders (the “Proxy Statement”) to consider, among any other items to be considered at the meeting, the Equitization Proposals (as defined below) and (ii) a registration statement registering the sale of the Offered Shares in the Rights Offering on Form S-1, or any such other form as is available for the purposes of completing such registration (such registration statement, the “Registration Statement” and, together with the Proxy Statement, the “SEC Transaction Documents”). The Company shall use its reasonable best efforts to have the Proxy Statement and the Registration Statement cleared or declared effective, as the case may be, by the Securities and Exchange Commission (the “Commission”) as promptly as practicable after they are filed with the Commission.
(d)    The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable (and in any event no later than the third (3rd) business day) after (i) the tenth (10th) day after the preliminary Proxy Statement therefor has been filed with the Commission if by such date the Commission has not informed the Company that it intends to review the Proxy Statement or (ii) if the Commission has, by the tenth (10th) day after the preliminary Proxy Statement has been filed with the Commission, informed the Company that it intends to review the Proxy Statement, the date on which the Commission confirms that it has no further comments on the Proxy Statement). Subject to applicable law, the Board of Directors shall take all action necessary, in accordance with and subject to the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, to duly call, give notice of, and convene and hold, as promptly as practicable, an annual or special meeting of its stockholders to consider and vote upon, among other proposals, the Equitization Proposals, to the extent required by applicable law or regulations or New York Stock Exchange (“NYSE”) rules (such meeting, the “Company Stockholder Meeting”). The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to obtain the requisite stockholder approval of the Equitization Proposals. The Company shall not, without the prior written consent of the Backstop Exchange Party, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, without the prior written consent of the Backstop Exchange Party, adjourn, postpone or delay the commencement or conclusion of the Company Stockholder Meeting, after consultation with the Backstop Exchange Party, if the Company believes in good faith, after consultation with outside legal counsel, that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (i) solicit additional proxies necessary to obtain approval of the Equitization Proposals, or (ii) distribute any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting.
(e)    The Company shall (1) provide the Backstop Exchange Party with a reasonable opportunity to review each of the SEC Transaction Documents, as well as any amendment thereto or any prospectus or prospectus supplement with regard to the Registration Statement, before its filing with the Commission and shall duly consider in good faith any comments by the Backstop Exchange Party and its counsel, (2) advise the Backstop Exchange Party promptly of the time when each SEC Transaction Document, or any amendment thereto or any prospectus or prospectus supplement with regard to the Registration Statement, has been filed or has become effective, as applicable, and shall furnish the Backstop Exchange Party with copies thereof, (3) advise the Backstop Exchange Party promptly after the Company receives notice of any comments or inquiries by the Commission (and furnish the Backstop Exchange Party with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any SEC Transaction Document, or of the initiation or threatening of any proceedings for any such purpose, or of any request by the Commission for amending or supplementing any SEC Transaction Document, and (4) in the event of the issuance of any stop order or of any order preventing or suspending the use of any SEC Transaction Document or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.
(f)    The Company represents, warrants and covenants that (i) the Registration Statement and any post-effective amendment thereto, as of the Securities Act Effective Date (as defined below), and each Issuer Free Writing Prospectus (as defined below), if any, at the time of use thereof, will comply in all material respects with the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) as of the applicable date of the Prospectus (as defined below) and any amendment or supplement thereto and as of the Closing Date (as defined below), the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) at the time of its distribution and at the Expiration Time (as defined in the Term Sheet), the Investment Decision Package (as defined below) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) the Proxy Statement, at the time of filing thereof, will comply in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, in each case, the Company makes no representation, warranty or agreement with respect to any statements or omissions made in reliance on and in conformity with information relating to the Backstop Exchange Party furnished to the Company in writing by the Backstop Exchange Party for use in the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or the Proxy Statement, or any amendment or supplement thereto.
For the purposes of this Agreement, (i) the term “Prospectus” means the final prospectus contained in the Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A or Rule 430B, as applicable, and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Registration Statement; (ii) the term “Investment Decision Package” means the Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Offered Shares to Holders pursuant to the Rights Offering, (iii) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, and (iv) the term “Securities Act Effective Date” means the date and time as of which the Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission.

(g)    The Backstop Exchange Party represents, warrants and covenants that all information furnished to the Company by the Backstop Exchange Party in writing for use in the SEC Transaction Documents will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(h)    If at any time prior to the Expiration Time, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Backstop Exchange Party of any such event and prepare an amendment or supplement to the Investment Decision Package that will correct such statement or omission or effect such compliance.
Section 2.    Backstop Exchange Commitment.
(a)    Subject to the consummation of the Rights Offering and the terms and conditions of this Agreement, to the extent the Rights Offering is not fully subscribed, the Backstop Exchange Party agrees, severally and not jointly, to (i) exchange borrowings extended to the Company by the Backstop Exchange Party under the Tranche A-2 Last-Out Term Loan or Tranche A-3 Last-Out Term Loan (collectively, the “Last-Out Term Loan”) contained in the Credit Agreement, dated as of May 11, 2015, among the Company, as the borrower, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, as it has been amended from time to time since (as it may be further amended, the “Credit Agreement”) or (ii) pay cash in immediately available funds (or some combination of (i) and (ii)) for an aggregate number of shares of Common Stock (the “Backstop Acquired Shares”) equal to (x) the Offered Shares minus (y) the number of shares of Common Stock subscribed for and purchased pursuant to the Rights Offering, and at a price per share of Common Stock exchanged equal to the Subscription Price (the “Backstop Exchange Commitment”). As soon as reasonably practicable after the Expiration Time of the Rights Offering (if possible, within two business days after the Expiration Time), the Company shall issue to the Backstop Exchange Party a notice (the “Exchange Notice”) setting forth the number of shares of Common Stock subscribed for in the Rights Offering and, based on the foregoing, the number of shares of Common Stock to be acquired by the Backstop Exchange Party pursuant to the Backstop Exchange Commitment and the aggregate principal amount of borrowings under the Last-Out Term Loan to be exchanged by the Backstop Exchange Party pursuant to the Backstop Exchange Commitment.
(b)    On the terms and subject to the conditions set forth in this Agreement, the closing of the Backstop Exchange Commitment and the Rights Offering (the “Closing”) shall occur concurrently on the second business day following the later of (i) the issuance by the Company of the Exchange Notice and (ii) the date that all of the conditions to the Closing set forth in Section 7 of this Agreement have been satisfied or, to the extent permitted by applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at 10:00 a.m. (Eastern Time) at the offices of King & Spalding LLP, 1185 6th Ave, New York, New York 10036, or such other place, time, and date as shall be agreed between the Company and the Backstop Exchange Party (the date on which the Closing occurs, the “Closing Date”).
(c)    At the Closing (i) the Backstop Exchange Party shall deliver to the Company or to any other person, as applicable, such documentation as is necessary under the Credit Agreement to exchange and cancel that portion of the Backstop Exchange Party’s loans to the Company under the Last-Out Term Loan representing the aggregate principal amount of loans to be exchanged by it as set forth in the Exchange Notice, and (ii) the Company shall deliver to the Backstop Exchange Party the shares of Common Stock to be acquired by the Backstop Exchange Party pursuant to the Backstop Exchange Commitment in book-entry form, free and clear of all liens, other than liens arising by reason of the transactions contemplated by this Agreement and applicable federal or state laws, to the account of the Backstop Exchange Party with the Company’s transfer agent, which shares of Common Stock shall be legended to reflect the fact that the shares have not been registered under the Securities Act and may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.
(d)    No fees will be paid by the Company to the Backstop Exchange Party for providing the Backstop Exchange Commitment.

Section 3.    Representations and Warranties of the Company. The Company represents and warrants to the Backstop Exchange Party as set forth below:
(a)    Organization. The Company is duly organized and is validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby. The Company has the requisite power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to conduct its business as currently conducted.
(b)    Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and, subject to receipt of stockholder approval of the Equitization Proposals, to perform its obligations hereunder and thereunder. The Board of Directors has determined to recommend that Company stockholders vote in favor of (i) an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 500,000,000 shares; (ii) the approval of the Equitization Transactions (as defined in the Proxy Statement) and (iii) a waiver of corporate opportunities with respect to director nominees designated by either the Backstop Exchange Party or Vintage to the fullest extent permitted by law (collectively, the “Equitization Proposals”).
(c)    Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.
(d)    Authorized and Issued Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of April 25, 2019, (i) 168,867,532 shares of Common Stock were issued and outstanding, (ii) 5,925,248 shares of Common Stock were held in the treasury of the Company, (iii) 5,249,297 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units and restricted stock granted under the Company’s stock option or stock-based compensation plans and (iv) no shares of Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar rights. Except as set forth in this Section 3(d), and except as contemplated by the Investor Rights Agreement, dated as of April 30, 2019, among the Backstop Exchange Party, Vintage and the Company, the Letter Agreement, dated April 5, 2019, among the Backstop Exchange Party, Vintage and the Company, and the Agreement, dated as of January 3, 2018, among the Company, Vintage, Kahn Capital Management, LLC and Brian R. Kahn, as of the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company are issued, reserved for issuance, or outstanding. Except as set forth in this Section 3(d), and except as contemplated by the Investor Rights Agreement, dated as of April 30, 2019, among the Backstop Exchange Party, Vintage and the Company, the Letter Agreement, dated April 5, 2019, among the Backstop Exchange Party, Vintage and the Company, and the Agreement, dated as of January 3, 2018, among the Company, Vintage, Kahn Capital Management, LLC and Brian R. Kahn, as of the date of this Agreement, as of the date hereof, the Company is not party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription, or other right (including any preemptive right), agreement, or commitment that (w) obligates the Company to issue, deliver, sell, or transfer, or repurchase, redeem, or otherwise acquire, or cause to be issued, delivered, sold, or transferred, or repurchased, redeemed, or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, contract, arrangement, or undertaking, (y) restricts the transfer of any shares of capital stock of the Company (other than pursuant to restricted stock award agreements under the Company’s stock option or stock-based compensation plans), or (z) relates to the voting of any shares of capital stock of the Company (other than the Investor Rights Agreement, dated as of April 30, 2019, among the Backstop Exchange Party, Vintage and the Company, and the Agreement, dated as of January 3, 2018, among the Company, Vintage, Kahn Capital Management, LLC and Brian R. Kahn).
(e)    Issuance. The Offered Shares to be issued and sold by the Company to Holders pursuant to the Rights Offering, when such Offered Shares are issued and delivered against payment therefor, will, upon receipt of approval of the Equitization Proposals, be duly authorized, validly issued and delivered, and fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights. The Backstop Acquired Shares, if any, to be issued and sold by the Company to the Backstop Exchange Party hereunder, when the Backstop Acquired Shares are issued and delivered against payment therefor by the Backstop Exchange Party hereunder will, upon receipt of approval of the Company’s stockholders, be duly authorized, validly issued and delivered, and fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights.
(f)    No Conflict. The distribution of the Rights, the sale, issuance, and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Backstop Acquired Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, and the and performance of and compliance with all of the provisions hereof by the Company and the consummation of the transactions contemplated herein, (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws or any of the organizational or governance documents of the Company’s subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, lien, termination, or impairment which does not involve any agreement or plan with or for the benefit of any employee of the Company or any of its subsidiaries and which would not reasonably be expected to be, individually or in the aggregate, to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
(g)    Consents and Approvals. No consent, approval, authorization, order, registration, or qualification of or with any third party or any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance, and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Backstop Acquired Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, and the execution and delivery by the Company of this Agreement and performance of and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein, except (i) the registration under the Securities Act of the issuance of the Rights and the Offered Shares pursuant to the exercise of Rights, and (ii) such consents, approvals, authorizations, registrations, or qualifications (A) as may be required under state securities or blue sky laws in connection with the purchase of the Backstop Acquired Shares by the Backstop Exchange Party, or the distribution of the Rights and the sale of the Offered Shares to Holders, or (B) pursuant to the rules of the NYSE, including the requisite approval of Company stockholders of the issuance and sale of shares of Common Stock pursuant to the Backstop Exchange Commitment in accordance with this Agreement.
(h)    Arm’s Length. The Company acknowledges and agrees that the Backstop Exchange Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Backstop Exchange Party is not advising the Company or any other person or entity as to any legal, tax, investment, accounting, or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Backstop Exchange Party shall not have any responsibility or liability to the Company or its stockholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Backstop Exchange Party of the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Backstop Exchange Party and shall not be on behalf of the Company or its stockholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies with respect thereto.
(i)    No Broker’s Fees. Except as set forth in the Credit Agreement, as amended on the date hereof, and the fees payable to Ducera Partners LLC, neither the Company nor any of its subsidiaries is a party to any contract, agreement, or understanding with any person that would give rise to a valid claim against the Company for a financial advisory fee, brokerage commission, finder’s fee, or like payment in connection with the Rights Offering, including the issuance of the Offered Shares upon exercise of Rights or the issuance and sale of the Backstop Acquired Shares in accordance with the terms hereof.

(j)    No Litigation. There are no actions, causes of action, claims, suits, proceedings or orders pending or, to the knowledge of the executive officers of the Company, threatened against the Company at law, in equity, or before or by any governmental agency, which seeks to restrain or enjoin, or could adversely affect the ability of the Company to effect, the consummation of the transactions contemplated hereby.
(k)    No Reliance. The Company acknowledges that it is not, with respect to its entry into this Agreement on the date hereof, relying upon any representation or warranty made by the Backstop Exchange Party not expressly set forth in this Agreement or the Investor Rights Agreement.
Section 4.    Representations and Warranties of the Backstop Exchange Party. The Backstop Exchange Party represents and warrants as set forth below:
(a)    Formation. It has been duly organized and is validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its respective jurisdiction of organization.
(b)    Power and Authority. It has the requisite power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization of this Agreement.
(c)    Execution and Delivery. This Agreement is duly and validly executed and delivered by the Backstop Exchange Party and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Backstop Exchange Party, enforceable against the Backstop Exchange Party in accordance with its respective terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.
(d)    No Registration. The Backstop Exchange Party understands that the Backstop Acquired Shares issued to the Backstop Exchange Party have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Backstop Exchange Party’s representations as expressed herein or otherwise made pursuant hereto.
(e)    Investment Intent. The Backstop Exchange Party is acquiring the Backstop Acquired Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and the Backstop Exchange Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.
(f)    Securities Laws Compliance. The Backstop Acquired Shares will not be offered for sale, sold, or otherwise transferred by the Backstop Exchange Party except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws.
(g)    Sophistication. The Backstop Exchange Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Backstop Acquired Shares being acquired hereunder. The Backstop Exchange Party understands and is able to bear any economic risks associated with such investment (including necessity of holding the Backstop Acquired Shares for an indefinite period of time). The Backstop Exchange Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein.
(h)    Accredited Investor. The Backstop Exchange Party represents that it is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
(i)    Legended Securities. The Backstop Exchange Party understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Backstop Acquired Shares have not been registered under the Securities Act and that the Backstop Acquired Shares may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.

(j)    No Conflict. Assuming the accuracy of the representations and warranties of the Company hereunder, the purchase of the Backstop Acquired Shares acquired by the Backstop Exchange Party, and the performance of and compliance with all of the provisions hereof by the Backstop Exchange Party, and the consummation of the transactions contemplated herein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Backstop Exchange Party is a party or by which the Backstop Exchange Party is bound or to which any of the property or assets of the Backstop Exchange Party or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation, bylaws, or similar governance documents of the Backstop Exchange Party, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Backstop Exchange Party or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, or lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely affect the Backstop Exchange Party’s performance of its obligations under this Agreement.
(k)    Consents and Approvals. Assuming the accuracy of the representations and warranties of the Company hereunder, no consent, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body having jurisdiction over the Backstop Exchange Party or any of its properties is required to be obtained or made by the Backstop Exchange Party for the purchase of the Backstop Acquired Shares in accordance with the terms hereof and the execution and delivery by the Backstop Exchange Party of this Agreement and performance of and compliance by the Backstop Exchange Party with all of the provisions hereof and the consummation of the transactions contemplated herein, except for any consent, approval, authorization, order, registration, or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely affect the Backstop Exchange Party’s performance of its obligations under this Agreement.
(l)    No Reliance. The Backstop Exchange Party acknowledges that, with respect to its entry into this Agreement on the date hereof, it is not relying upon any representation or warranty made by the Company not expressly set forth in this Agreement or the Investor Rights Agreement.
Section 5.    Additional Covenants of the Company.
(a)    Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the Common Stock, including the Offered Shares, on the NYSE; provided, however, that the Company shall have no obligation to list and maintain the listing of the Common Stock, including the Offered Shares, on the NYSE.
(b)    Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.
(c)    Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its or their part under this Agreement and applicable laws to cooperate with the Backstop Exchange Party and to consummate and make effective the transactions contemplated by this Agreement, including (i) defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (ii) making and seeking all material governmental and third-party notifications, filings, consents, waivers and approvals required for the commencement and consummation of the Rights Offering.
Section 6.    Additional Covenants of the Backstop Exchange Party. The Backstop Exchange Party agrees with the Company as follows:
(a)    Information. To provide the Company with such information as the Company reasonably requests regarding the Backstop Exchange Party for inclusion in the SEC Transaction Documents that is required under applicable law.

(b)    Cooperation. The Backstop Exchange Party shall use its commercially reasonable efforts to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms, including executing, delivering, and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement in accordance with its terms and to fully carry out the purposes of this Agreement and the transactions contemplated hereby, including defending any lawsuits or other actions or proceedings to which the Backstop Exchange Party has been named a party, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.
(c)    No Transfer of Common Stock. Until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10, the Backstop Exchange Party will not, without the prior written consent of the Company, Transfer any shares of Common Stock held, directly or indirectly, by the Backstop Exchange Party; provided, however, that the Backstop Exchange Party may Transfer all or any portion of its shares of Common Stock to one or more of its affiliates, which shall agree in writing to take such securities subject to, and to comply with, the terms of this Agreement.
(d)    No Transfer of Last-Out Term Loans. Until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10, the Backstop Exchange Party will not, without the prior written consent of the Company, hold an aggregate principal amount of Last-Out Term Loan which, when combined with the unrestricted cash held by the Backstop Exchange Party available to satisfy the Backstop Exchange Party's obligations under Section 2, would be less than $50.0 million.
(e)    No Stabilization. The Backstop Exchange Party will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock in violation of applicable law.
Section 7.    Conditions to the Obligations of the Parties.
(a)    Conditions to the Parties’ Obligations under this Agreement. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by any Party with respect to such Party in such Party’s sole discretion):
(i)    The Registration Statement shall have been declared effective by the Commission and shall continue to be effective, and no stop order shall have been entered by the Commission with respect thereto.
(ii)    The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and shall have been consummated without the waiver of any condition thereto.
(iii)    All material governmental and third-party notifications, filings, consents, waivers, and approvals required for the consummation of the transactions contemplated by this Agreement, including the Rights Offering, shall have been made or received.
(iv)    No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state, or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering, and the issuance and sale of Common Stock in the Rights Offering, or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering and the issuance and sale of Common Stock in the Rights Offering.
(v)    Stockholder approval of the Equitization Proposals shall have been received in accordance with the Proxy Statement.

(vi)    The Offered Shares shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Common Stock ceases to be listed and traded on the NYSE on or prior to the Closing Date.
(vii)    The Investor Rights Agreement and Registration Rights Agreement, each dated the date hereof, to which the Company and the Backstop Exchange Party are parties shall remain in full force and effect with regard to the Company and the Backstop Exchange Party.
(b)    Additional Conditions to the Company’s Obligations under this Agreement. In addition to the conditions set forth in Section 7(a), the obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):
(i)    The representations and warranties of the Backstop Exchange Party contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Backstop Exchange Party’s performance of its obligations or similar qualifications) as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except where such failures to be so true and correct have not, individually or in the aggregate, prohibited, materially delayed, or materially and adversely affected, and would not reasonably be expected to prohibit, materially delay, or materially and adversely affect, the Backstop Exchange Party’s performance of its obligations under this Agreement, other than with respect to the Backstop Exchange Party’s representations in Sections 4(b) and 4(c) which shall be true and correct in all respects.
(ii)    The Backstop Exchange Party shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.
(c)    Additional Conditions to the Obligations of the Backstop Exchange Party under this Agreement. In addition to the conditions set forth in Section 7(a), the obligations of the Backstop Exchange Party to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Backstop Exchange Party in its sole discretion):
(i)    The representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or similar qualifications) as of the date hereof and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where such failures to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole, other than with respect to the representations in Sections 3(b), 3(c), 3(d) and 3(e), which shall be true and correct in all respects.
(ii)    The Company shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.
(d)    Conditions to the Company’s Obligations to Consummate the Rights Offering. The obligation of the Company to commence and consummate the Rights Offering shall be subject to the satisfaction prior to the closing of the Rights Offering of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):
(i)    The Rights Offering shall be, or shall have been, conducted in all material respects in accordance with this Agreement.
(ii)    All material governmental and third-party notifications, filings, consents, waivers, and approvals required for the commencement or consummation of the Rights Offering, as applicable, shall have been made or received.
(iii)    No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state, or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering and the issuance and sale of Common Stock in the Rights Offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering and the issuance and sale of Common Stock in the Rights Offering.
(iv)    The Registration Statement shall have been declared effective by the Commission and shall continue to be effective, and no stop order shall have been entered by the Commission with respect thereto.
(v)    Stockholder approval of the Equitization Proposals shall have been received in accordance with the Proxy Statement.
(vi)    With regard to the consummation of the Rights Offering only, the Offered Shares shall have been approved for listing on the NYSE, subject to official notice of issuance; provided however, that this condition shall not apply in the event the Common Stock ceases to be listed and traded on the NYSE on or prior to the Closing Date.
(vii)    The concurrent Closing of the purchase of the Backstop Acquired Shares pursuant to this Agreement.
(viii)    The Investor Rights Agreement and Registration Rights Agreement, each dated the date hereof, to which the Company and the Backstop Exchange Party are parties shall remain in full force and effect with regard to the Company and the Backstop Exchange Party.
Section 8.    Indemnification and Contribution.
(a)    Whether or not this Agreement is terminated or the transactions contemplated hereby consummated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Backstop Exchange Party, its affiliates (other than the Company), and their respective officers, directors, members, partners, employees, agents, and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, and reasonable expenses (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation, or proceeding (“Proceedings”) instituted by a third party with respect to the Rights Offering, this Agreement, or the other Transaction Documents, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, any amendment or supplement thereto, or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable and documented legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses to the extent that they directly resulted from (i) any willful breach by such Indemnified Person or any Backstop Exchange Party or any of their respective affiliates (other than the Company), and their respective officers, directors, members, partners, employees, agents, and controlling persons of this Agreement, (ii) any Losses to the extent resulting from any such Indemnified Person’s bad faith or willful misconduct, or (iii) statements or omissions in the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, or any amendment or supplement thereto made in reliance upon or in conformity with information relating to any Backstop Exchange Party furnished to the Company in writing for use in the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, or any amendment or supplement thereto.
(b)    If for any reason the foregoing indemnification is unavailable to any Indemnified Person (except as set forth in the proviso to the immediately preceding section) or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. The indemnity, reimbursement, and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Indemnifying Party and any Indemnified Person.

(c)    Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded, based on the advice of counsel, that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.
(d)    The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Person.
Section 9.    Survival of Representations and Warranties. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the covenants shall survive in accordance with their specific terms.
Section 10.    Termination.
(a)    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(i)    by mutual written agreement of the Company and the Backstop Exchange Party;
(ii)    by either the Company or the Backstop Exchange Party if the Closing Date shall not have occurred by the Additional Term Loan Prepayment Transaction Deadline (as defined in the Credit Agreement) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10(a)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or prior to such date;
(iii)    by the Company,

(A)
if there has been a breach of any covenant or a breach of any representation or warranty of the Backstop Exchange Party, which breach would cause the failure of any condition precedent set forth in Section 7(b), provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to the Outside Date; or

(B)
upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 7(a) or Section 7(d), which failure is not reasonably capable of cure on or prior to the Outside Date;

(iv)    by the Backstop Exchange Party,

(A)
if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 7(c), provided that any such breach of a covenant or representation or warranty is not reasonably capable of cure on or prior to the Outside Date; or

(B)	upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 7(a), which failure is not reasonably capable of cure on or prior to the Outside Date.
(b)    Upon termination under this Section 10, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that (i) nothing contained herein shall release any Party hereto from liability for any willful breach of this Agreement and (ii) the covenants and agreements made by the Parties herein in Sections 8 through 19 will survive indefinitely in accordance with their terms.
Section 11.    Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic transmission, mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
If to the Company:
Babcock & Wilcox Enterprises, Inc.
20 South Van Buren Avenue
Barberton, Ohio 44203
Attention: J. André Hall, General Counsel
with a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309
Attention: William Calvin Smith, III
Zachary L. Cochran
Email:    calsmith@kslaw.com
zcochran@kslaw.com

If to B. Riley:
c/o B. Riley Financial, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171
Attention: Alan N. Forman, General Counsel
Tel: (212) 409-2420
Email: aforman@brileyfin.com
with a copy to
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven Levine
Email:    slevine@brownrudnick.com
Section 12.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the previous sentence, the Backstop Exchange Party may assign, delegate, or transfer, in whole or in part, this Agreement or any of its obligations hereunder to any affiliate of the Backstop Exchange Party; provided that any such assignee assumes the obligations of the Backstop Exchange Party hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Backstop Exchange Party; provided, further, that, notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Backstop Exchange Party of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 8 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Any Indemnified Persons shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement.
Section 13.    Prior Negotiations; Entire Agreement. This Agreement, the documents attached as exhibits to and referred to in this Agreement, that certain Registration Rights Agreement, dated as of the date hereof, that certain Investor Rights Agreement dated as of the date hereof, that certain Debt Exchange Agreement dated as of the date hereof, and the Credit Agreement, together constitute the entire agreement of the Parties with respect to the Backstop Exchange Commitment and supersedes all prior agreements, arrangements, or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby.
Section 14.    GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY OR, IF THE COURT OF CHANCERY LACKS SUBJECT MATTER JURISDICTION, ANY COURT OF THE STATE OF DELAWARE SITUATED IN NEW CASTLE COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 11, AND THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED IN ANY SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT EACH OF THE OTHER PARTIES HERETO SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY A COURT PERMITTED BY THIS SECTION 14 IN ANY OTHER COURT OR JURISDICTION.

Section 15.    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
Section 16.    Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power, or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power, or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.
Section 17.    Adjustment to Shares. If, prior to the Closing Date, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.
Section 18.    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
Section 19.    Interpretation. When a reference is made in this Agreement to “Sections,” or “Exhibits,” such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered all as of the date first written above.

Babcock & Wilcox Enterprises, Inc.

By:	/s/ Kenneth M. Young
Name: Kenneth M. Young Title: CEO

B. Riley FBR, Inc.

By:	/s/ Perry Mandarino
Name: Perry Mandarino Title: Senior Managing Director

Term Sheet
Capitalized terms used in this Term Sheet but not defined herein shall have the meaning given to them in the Agreement to which it is attached.
THIS TERM SHEET IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION MUST COMPLY WITH ALL APPLICABLE SECURITIES LAWS.

Aggregate Offering Amount	Approximately $50 million

Rights Issued	One Right for every share of Common Stock issued and outstanding as of the Record Date

Subscription Price	$0.30 per share of Common Stock

Offered Shares	166,666,667 shares of Common Stock

Use of Proceeds	All proceeds received by the Company in the Rights Offering will be used to pay down borrowings under the Last-Out Term Loan.

Record Date	Such date as is established for such purpose by the Board of Directors.

Commencement Date	The Company shall commence the Rights Offering by mailing of the subscription and disclosure documents on a date specified by the Board of Directors.

Termination Date	The date that is the earlier of (i) the date the Company publicly announces that it is terminating the Rights Offering, and (ii) the Outside Date.

Subscription Period
The Rights may be exercised during a period commencing on the date on which the Rights are issued and ending no more than 20 days thereafter (as it may be extended, the “Expiration Time”), subject to extension by the Company; provided, however, the Subscription Period may not be extended by more than 10 days without the prior written consent of the Backstop Exchange Party.

Cancellation, Amendment and Termination
The Company may cancel, terminate, or amend the Rights Offering at any time prior to the expiration of the Subscription Period; provided, however, that the prior written consent of the Backstop Exchange Party is required once the Subscription Period is commenced, subject to the right of the Company to extend the Subscription Period as set forth above.

Transferability	Each Right will not be transferable.

Fractional Shares
If the exercise of Rights would create any fractional shares of Common Stock, the Company will not issue such fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock. Any fractional shares of Common Stock that would be created by such an exercise of Rights will be rounded to the nearest whole share, with such adjustments as necessary to ensure that all of the Offered Shares are issued and the Company receives the Aggregate Offering Amount.

No Oversubscription Right	No oversubscription right will be provided as part of the Rights Offering.

Backstop Commitment	The Backstop Exchange Party will provide the Backstop Exchange Commitment on the terms specified in Section 2 of the Agreement to which this Term Sheet is attached.

APPENDIX E
*If Proposal 7 is approved, the Company's Certificate of Incorporation will be amended by adding a new Article TENTH of as set forth in this Appendix E.
TENTH: (a) Certain Acknowledgments. In recognition and anticipation that (a) the directors, officers and/or employees of either B. Riley or Vintage or both may serve as directors and/or officers of the Corporation, (b) B. Riley, Vintage and their respective Affiliates thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) that the Corporation and Subsidiaries thereof will engage in material business transactions with B. Riley, Vintage and their respective Affiliates thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve B. Riley, Vintage or their respective Affiliates, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
(b) Competition and Corporate Opportunities. None of B. Riley, Vintage or any of their respective Affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, and none of B. Riley, Vintage or any of their respective Affiliates (except as provided in Section (c) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of B. Riley, Vintage or any of their respective Affiliates. In the event that B. Riley, Vintage or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for itself and the Corporation or any of its Subsidiaries, none of B. Riley, Vintage or any of their respective Affiliates shall have any duty to communicate or offer such corporate opportunity, or information regarding such corporate opportunity, to the Corporation or any of its Subsidiaries and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that any of B. Riley, Vintage or any of their respective Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation or any of its Subsidiaries.
(c) Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a director or officer of either B. Riley or Vintage acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or any of its Subsidiaries and any of B. Riley, Vintage or any of their respective Affiliates, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(A)
A corporate opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of either B. Riley or Vintage, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

(B)	Otherwise, such corporate opportunity shall belong to B. Riley or Vintage, as applicable.
(d) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article TENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article THIRD or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
(e) Agreements and Transactions with B. Riley and Vintage. In the event that any of B. Riley, Vintage or any of their respective Affiliates enters into an agreement or transaction with the Corporation or any of its Subsidiaries, a director or officer of the Corporation who is also a director or officer of B. Riley or Vintage, as applicable, shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(A)
The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or a Subsidiary thereof, on the one hand, and any of B. Riley or Vintage or any of their respective Affiliates thereof, on the other hand, and the material terms

E-1

and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors consisting of members who are not Interested Persons or (iii) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors or a committee thereof in the manner set forth in (i) and (ii) above;

(B)	The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(C)
The agreement or transaction was approved by an affirmative vote of the stockholders holding a majority of the shares entitled to vote upon such agreement or transaction, voting as a single voting group, excluding B. Riley, Vintage, any of their respective Affiliates or any Interested Person.

(f) Notice. Any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article TENTH.
(g) Severability. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article TENTH (including, without limitation, each such portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Restated Certificate of Incorporation, the Bylaws of the Corporation, applicable law, any agreement or otherwise.
(h) Definitions. For purposes of this Article TENTH, the following terms shall have the respective meanings specified herein:

(A)
“Affiliate” means, in respect of B. Riley and Vintage, any of their respective officers, directors, employees, agents, stockholders, members, partners, or any entity controlling, controlled by or under common control with B. Riley or Vintage, as applicable (other than the Corporation and any of its Subsidiaries)

(B)	“B. Riley” means B. Riley Financial, Inc., together with its affiliates.

(C)	“Subsidiary” means, in respect of the Corporation, any entity controlled by the Corporation.

(D)	“Vintage” means Vintage Capital Management, LLC, together with its affiliates.

E-2

APPENDIX F
*If Proposal 8 is approved, Article FOURTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix F.
FOURTH: The aggregate number of shares of capital stock which the Corporation will have authority to issue is 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The Corporation may issue shares of any class of its capital stock for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.
The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series will be such as are stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of that series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The Board of Directors hereby is authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets on liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions) as between series and as between or among series of Preferred Stock and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.
Consistent with this Article FOURTH and applicable law, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation (this “Certificate of Incorporation”) or any amendment hereto, or outside resolutions of the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of capital stock of the Corporation.
No stockholder will, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless a Directors’ Resolution specifically so provides with respect to a series of Preferred Stock.
Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock. Furthermore, the Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.
Upon filing this Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [        ]1 shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, in lieu of receiving any such fractional share, the holder (other than with respect to shares of Common Stock held by the Corporation as treasury stock) otherwise entitled to such fraction will receive a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

1.
Final split ratio, within a range of 1:5 to 1:50, to be determined by the Corporation’s Board or an authorized committee thereof pursuant to the authority granted by stockholders, as described in the accompanying proxy statement.

F-1

APPENDIX G
BABCOCK & WILCOX ENTERPRISES, INC.
AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of June 14, 2019)
ARTICLE 1
Establishment, Objectives and Duration
1.1    Establishment of the Plan. Babcock & Wilcox Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”), established the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan as of June 1, 2015 (the “2015 Plan”). The Company amended and restated in its entirety the 2015 Plan as of May 6, 2016 (the “Amended and Restated 2015 Plan”), again as of May 16, 2018 (the “Second Amended and Restated 2015 Plan”), and then again as of November 2, 2018 (the “Third Amended and Restated 2015 Plan”). The Company hereby again amends and restates in its entirety, as of June 14, 2019, the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan in the form of this document (the “Fourth Amended and Restated 2015 Plan”). Hereinafter, the 2015 Plan, as amended and restated by the Amended and Restated 2015 Plan, the Second Amended and Restated 2015 Plan, the Third Amended and Restated 2015 Plan, and the Fourth Amended and Restated 2015 Plan is referred to as this “Plan”). This Plan permits the grant of, among other permitted awards, Nonqualified Stock Options, Incentive Stock Options, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Cash Incentive Awards (each as hereinafter defined). For clarification purposes, the terms and conditions of the Second Amended and Restated 2015 Plan, the Third Amended and Restated 2015 Plan, and the Fourth Amended and Restated 2015 Plan to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended and Restated 2015 Plan, shall not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended and Restated 2015 Plan, as applicable.
1.2    Objectives. This Plan is designed to promote the success and enhance the value of the Company by linking the personal interests of Participants (as hereinafter defined) to those of the Company’s stockholders, and by providing Participants with an incentive for performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the employment and/or services of Participants.
1.3    Duration. The 2015 Plan commenced on June 1, 2015 and the Amended and Restated 2015 Plan commenced on May 6, 2016. The Second Amended and Restated 2015 Plan commenced on May 16, 2018. The Third Amended and Restated 2015 Plan commenced on November 2, 2018. The Fourth Amended and Restated 2015 Plan commenced on June 14, 2019 and then this Plan shall remain in effect, subject to the right of the Board of Directors (as hereinafter defined) to amend or terminate this Plan at any time pursuant to Article 16 hereof, until all Shares (as hereinafter defined) subject to it shall have been purchased or acquired according to this Plan’s provisions; provided, however, that in no event may an Award (as hereinafter defined) be granted under this Plan on or after the tenth anniversary of May 16, 2018, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
ARTICLE 2
Definitions
As used in this Plan, the following terms shall have the respective meanings set forth below:
2.1    “Appreciation Right” means a right granted pursuant to Article 7 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
2.2    “Award” means a grant under this Plan of any Nonqualified Stock Option, Incentive Stock Option, Appreciation Right, Restricted Stock, Restricted Stock Unit, Cash Incentive Award, Performance Share or Performance Unit, dividend equivalents that are settled in Shares, or other award granted pursuant to Article 11 of the Plan.
2.3    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and provisions applicable to an Award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
2.4    “Award Limitations” has the meaning ascribed to such term in Section 4.2.
2.5    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.
2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.8    “Cash Incentive Award” means a cash award granted pursuant to Article 9 of this Plan.
2.9    “Change in Control” means, for purposes of this Plan and any Awards, unless otherwise set forth in an applicable Award Agreement by the Committee, the occurrence of any of the following:
(a)    30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or
(b)    Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or
(c)    Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or
(d)    Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.
For purposes of this definition of “Change in Control”,
(1)    “Person” means an individual, entity or group;

(2)    “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
(3)    “beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;
(4)    “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;
(5)    “Incumbent Director” means a director of the Company (x) who was a director of the Company on the Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;
(6)    “Business Combination” means:
(x) a merger or consolidation involving the Company or its stock; or
(y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.
(7)    “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and
(8)    “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (x) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (y) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).
2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer this Plan, as specified in Article 3 hereof.
2.12    “Consultant” means a natural person (qualifying as an “employee” for purposes of Form S-8) who is neither an Employee nor a Director and who performs services for the Company or a Subsidiary pursuant to a contract, provided that those services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
2.13    [Intentionally Omitted]
2.14    “Date of Grant” means the date specified by the Committee on which a grant of Options, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Article 11 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Article 11 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
2.15    “Director” means any individual who is a member of the Board of Directors; provided, however, that any member of the Board of Directors who is employed by the Company shall be considered an Employee under this Plan.

2.16    “Disability” means, unless otherwise set forth in an applicable Award Agreement by the Committee and as determined by the Committee in its sole discretion, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.17    “Economic Value Added” means net operating profit after tax minus the product of capital and the cost of capital.
2.18    “Effective Date” shall mean June 1, 2015; provided, however, the effective date of this amended and restated Plan is June 14, 2019, subject to the requisite approval of the shareholders of the Company as of such date.
2.19    “Employee” means any person who is employed by the Company.
2.20    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
2.22    “Fair Market Value” of a Share shall mean, as of a particular date, (a) if Shares are listed on a national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed on that date, or, if no such sale is so reported on that date, on the last preceding date on which such a sale was so reported, (b) if Shares are not so listed but are traded on an over-the-counter market, the mean between the closing bid and asked prices for Shares on that date, or, if there are no such quotations available for that date, on the last preceding date for which such quotations are available, as reported by the National Quotation Bureau Incorporated, or (c) if no Shares are publicly traded, a value determined in good faith by the Committee, provided that such value is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
2.23    “Fiscal Year” means the year commencing January 1 and ending December 31.
2.24    “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is not granted in tandem with an Option.
2.25    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 hereof and which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422, or any successor provision.
2.26    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and which is not an Incentive Stock Option.
2.27    “Officer” means an Employee of the Company included in the definition of “Officer” under Section 16 of the Exchange Act and rules and regulations promulgated thereunder or such other Employees who are designated as “Officers” by the Board.
2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
2.29    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
2.30    “Participant” means an eligible Officer, Director, Consultant or Employee who has been selected for participation in this Plan in accordance with Section 5.2.
2.31    “Performance-Based Award” means an Award (other than an Option) that is based on the performance measure(s) set forth in Article 12.
2.32    [Intentionally Omitted]
2.33    “Performance Period” means, with respect to a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to that Performance-Based Award, and with respect to an Award that is not a Performance-Based

Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to such Award.
2.34    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Article 9 of this Plan.
2.35    “Performance Unit” means a bookkeeping entry awarded pursuant to Article 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
2.36    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion) as set forth in the related Award Agreement, and/or the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), as provided in Article 8 hereof.
2.37    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” (as that term is used in Section 13(d)(3) thereof).
2.38    “Restricted Stock” means Shares granted or sold pursuant to Article 8 of this Plan as to which neither the substantial risk of forfeiture (within the meaning of Section 83 of the Code) nor the prohibition on transfers has expired.
2.39    “Restricted Stock Unit” or “RSU” means a contractual promise to distribute to a Participant one Share and/or cash equal to the Fair Market Value of one Share, determined in the sole discretion of the Committee, which shall be delivered to the Participant upon satisfaction of the vesting and any other requirements set forth in the related Award Agreement.
2.40    “Retirement” shall have the meaning ascribed to such term by the Committee, as set forth in the applicable Award Agreement.
2.41    [Intentionally Omitted]
2.42     “Shares” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 4.4.
2.43    “Spread” means the excess of the Fair Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option or Free-Standing Appreciation Right, respectively.
2.44    “Subsidiary” means any corporation, partnership, joint venture, affiliate or other entity in which the Company has a majority voting interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.
2.45    “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is granted in tandem with an Option.
2.46    “Vesting Period” means the period during which an Award granted hereunder is subject to a service or performance-related restriction, as set forth in the related Award Agreement.
ARTICLE 3
Administration
3.1    The Committee. This Plan shall be administered by the Committee, as constituted from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Shares are traded, and (b) be a “non-employee director” within the meaning of Exchange Act Rule 16b-3. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
3.2    Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company (each as amended from time to time), the Committee shall have full and exclusive power and authority to take all actions specifically contemplated by this Plan or that are necessary or appropriate in connection with the administration hereof and shall also have full and exclusive power and authority to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as the Committee may deem necessary or proper. The Committee shall have full power and sole discretion to: select Officers, Directors, Consultants and Employees who shall be granted Awards under this Plan; determine the sizes and types of Awards; determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted; determine the terms and conditions of Awards in a manner consistent with this Plan; determine whether the conditions for earning an Award have been met and whether a Performance-Based Award will be paid at the end of an applicable performance period; determine the guidelines and/or procedures for the payment or exercise of Awards; and determine whether a Performance-Based Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance-Based Award granted to an Officer should qualify as performance-based compensation. The Committee may, in its sole discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to the Participant to whom such Award was granted or (b) consented to in writing by such Participant, and (c) consistent with the requirements of Section 12.2 and 12.3 hereof, and Section 409A of the Code, if applicable. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of this Plan. As permitted by law and the terms of this Plan, the Committee may delegate its authority as identified herein.
3.3    Delegation of Authority. To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that (a) the Committee may not delegate any authority to grant Awards to a Director or an Employee who is an officer, director or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant Awards sets forth the total number of Shares such officer(s) may grant and the terms of any Award that such officer(s) may grant, and (c) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
3.4    Decisions Binding. All interpretations, determinations and decisions made by the Committee pursuant to the provisions of this Plan, any Award Agreement and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons concerned, including the Company, its stockholders, Officers, Directors, Employees, Consultants, Participants and their estates and beneficiaries. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
3.5    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE 4
Shares Subject to this Plan
4.1    Number of Shares Available for Grants of Awards. Subject to adjustment as provided in Section 4.4 hereof and the Share counting rules set forth in this Plan, there are reserved for Awards under this Plan the sum of 17,000,000 new Shares plus the Shares previously authorized but not awarded under the Third Amended and Restated 2015 Plan (approximately 5,249,297 Shares). Shares subject to Awards under this Plan that are cancelled, forfeited, terminated or expire unexercised, are settled in cash, or are unearned, in whole or in part, shall immediately become available for the granting of Awards under this Plan to the extent of such cancellation, forfeiture, termination, expiration, cash settlement or unearned amount. Additionally, the Committee may from time to time adopt and observe such procedures concerning the counting of Shares against this Plan maximum as it may deem appropriate, provided that notwithstanding anything to the contrary contained herein, the following Shares will not be added to the aggregate number of Shares available for Awards under this Section 4.1: (a) Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option, (b) Shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation, (c) Shares subject to an Appreciation Right that are not actually issued in connection with its Shares settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. The Shares reserved for issuance under this Section 4.1 may be Shares of original issuance or Shares held in treasury, or a combination thereof.
4.2    Limits on Grants in Any Fiscal Year. Subject to adjustment as provided in Section 4.4 and the other Share counting rules set forth in this Plan, the following rules (“Award Limitations”) shall apply to grants of Awards under this Plan (or otherwise with respect to Directors):
(a)    Option and Appreciation Rights. The maximum aggregate number of Shares issuable pursuant to Awards of Options and/or Appreciation Rights that may be granted in any one Fiscal Year of the Company to any one Participant shall be 1,657,895.
(b)    Restricted Stock and Restricted Stock Units. The maximum aggregate number of Shares subject to Performance-Based Awards of Restricted Stock and RSUs that may be granted in any one Fiscal Year to any one Participant shall be 1,657,895.
(c)    Performance Shares. The maximum aggregate number of Shares subject to Performance-Based Awards of Performance Shares that may be granted in any one Fiscal Year to any one Participant shall be 1,657,895.
(d)    Performance Units. The maximum aggregate cash payout with respect to Performance-Based Awards of Performance Units granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant.
(e)    Cash Incentive Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of Cash Incentive Awards granted in any one Fiscal Year to any one Participant shall be $6,000,000.
(f)    Other Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of other awards payable in cash under Article 11 granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant, and the maximum aggregate number of Shares subject to Performance-Based Awards of other awards payable in Shares under Article 11 granted in any one Fiscal Year to any one Participant shall be 1,657,895.
(g)    Director Compensation. Subject to adjustment as described in Section 4.4, in no event will any Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.
4.3    Limit on Incentive Stock Options. Notwithstanding anything in this Article 4 or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 4.4, the maximum aggregate number of Shares actually issued pursuant to the exercise of Incentive Stock Options shall be 1,657,895.
4.4    Adjustments. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall adjust, in such manner as it deems equitable and that complies with Section 409A of the Code, as applicable, the number and kind of Shares that may be granted as Awards under this Plan, the number and kind of Shares subject to outstanding Awards, the exercise or other price applicable to outstanding Awards, the Award Limitations (to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify), the Fair Market Value of the Shares, Cash Incentive Awards and other value determinations and other terms applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the event of any such transaction or event, or in the event of a Change in Control, the Committee shall be authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume Awards by means of substitution of new Awards, as appropriate, for previously granted Awards or to assume previously granted Awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of Options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of Options and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Appreciation Right without any payment to the person holding such Option or Appreciation Right. Notwithstanding the foregoing, any adjustment to the number specified in Section 4.3 in accordance with this Section 4.4 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify.
ARTICLE 5
Eligibility and Participation
5.1    Eligibility. Persons eligible to participate in this Plan include all Officers, Directors, Employees and Consultants, as determined in the sole discretion of the Committee.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all Officers, Directors, Employees and Consultants those persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No Officer, Director, Employee or Consultant shall have the right to be selected for participation in this Plan, or, having been so selected, to be selected to receive a future award.
ARTICLE 6
Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, upon such terms, at any time, and from time to time, as shall be determined by the Committee; provided, however, that ISOs may be awarded only to Employees who meet the definition of “employees” under Section 3401(c) of the Code. Subject to the terms of this Plan, the Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.
6.2    Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains (subject to the limitations set forth in Article 4 of this Plan), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO (provided that, in the absence of such specification, the Option shall be an NQSO).
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, that, subject to any subsequent adjustment that may be made pursuant to the provisions of Section 4.4 hereof, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (except with respect to awards under Article 22 of this Plan). Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Options awarded under this Plan shall be permitted such that the terms of outstanding Options may not be amended to reduce the Option Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Options may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Option Price of the Options or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
6.4    Duration of Options. Subject to any earlier expiration that may be effected pursuant to the provisions of Section 4.4 hereof, each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that an Option shall not be exercisable on or after the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, and may provide that such Options be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control. The exercise of an Option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Article 7 of this Plan.
6.6    Payment. (a) Any Option granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company in the manner prescribed in the related Award Agreement, setting forth the number of Shares with respect to which the Option is to be exercised, and either (i) accompanied by full payment of the Option Price for the Shares issuable on such exercise or (ii) exercised in a manner that is in accordance with applicable law and the “cashless exercise” procedures (if any) approved by the Committee involving a broker or dealer.
(b)    The Option Price upon exercise of any Option shall be payable to the Company in full, subject to applicable law: (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (ii) by tendering previously acquired Shares owned by the Participants having a value at the time of exercise equal to the total Option Price; (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement; (iv) by a combination of such methods of payment; or (v) any other method approved by the Committee, in its sole discretion.
(c)    Subject to any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment, Service or Directorship. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Option Award, need not be uniform among all Options granted pursuant to this Article 6 and may reflect distinctions based on the reasons for termination.
6.9    Transferability of Options.
(a)    Incentive Stock Options. No ISO granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, all ISOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, NQSOs granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
6.10    No Dividend Rights. Options granted under this Plan may not provide for any dividend or dividend equivalents thereon.
6.11    Deferred Payment. To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
6.12    Performance Goals. Any grant of Options may specify performance goals that must be achieved as a condition to the exercise of such Options.
ARTICLE 7
Appreciation Rights
7.1    Grant of Appreciation Rights. Subject to the terms and provisions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (a) to any Optionee, of Tandem Appreciation Rights in respect of Options granted hereunder, and (b) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Options; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
7.2    Appreciation Rights Award Agreement. Each Appreciation Right grant shall be evidenced by an Award Agreement that shall specify the Base Price (if applicable), the duration of the Appreciation Right, identify the related Options (if applicable), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.
7.3    Payment. Each grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (a) will be paid by the Company in cash, Shares or any combination thereof and (b) may not exceed a maximum specified by the Committee at the Date of Grant.
7.4    Waiting Period and Exercisability. Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods. Furthermore, each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Moreover, any grant of Appreciation Rights may provide that such Appreciation Rights be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
7.5    Performance Goals. Any grant of Appreciation Rights may specify performance goals that must be achieved as a condition of the exercise of such Appreciation Rights.
7.6    Termination of Employment, Service or Directorship. Each Appreciation Rights Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Appreciation Rights following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Appreciation Rights Award, need not be uniform among all Appreciation Rights granted pursuant to this Article 7 and may reflect distinctions based on the reasons for termination.

7.7    Tandem Appreciation Rights. Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Option for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
7.8    No Dividend Rights. Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
7.9    Transferability. Except as otherwise provided in a Participant’s Award Agreement, Appreciation Rights granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all Appreciation Rights granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
7.10    Free-Standing Appreciation Rights. These terms apply only to Free-Standing Appreciation Rights:
(a)    Base Price. Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Article 22 of this Plan) may not be less than the Fair Market Value per Share on the Date of Grant. Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Appreciation Rights awarded under this Plan shall be permitted such that the terms of outstanding Appreciation Rights may not be amended to reduce the Base Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Appreciation Rights may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Base Price of the Appreciation Rights or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
(b)    Duration. No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
ARTICLE 8
Restricted Stock
8.1    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell Shares as Restricted Stock (“Shares of Restricted Stock”) to Participants in such amounts as the Committee shall determine.
8.2    Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted or to be sold, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in the Participant’s related Award Agreement and/or this Article 8, the Shares of Restricted Stock granted or sold to a Participant under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the related Award Agreement entered into with that Participant, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of Restricted Stock in violation of this Section 8.3 shall be null and void.

8.4    Other Restrictions. (a) The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable U.S. federal or state securities laws. Further, a grant or sale of Shares of Restricted Stock may provide for continued vesting or earlier termination of restrictions, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
(b)    Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.
8.5    Removal of Restrictions. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award made under this Plan shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or have lapsed.
8.6    Voting Rights. To the extent permitted by the Committee or required by law, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the applicable Period of Restriction.
8.7    Dividends. During the applicable Period of Restriction, Participants holding Shares of Restricted Stock granted or sold hereunder shall, unless the Committee otherwise determines, be credited with cash dividends paid with respect to the Shares, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that it deems appropriate; provided, however, that dividends or other distributions on Shares of Restricted Stock will in all cases be deferred until and paid contingent upon the vesting of the Restricted Stock.
8.8    Termination of Employment, Service or Directorship. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to Shares of Restricted Stock, need not be uniform among all Shares of Restricted Stock granted pursuant to this Article 8 and may reflect distinctions based on the reasons for termination.
ARTICLE 9
Performance Units, Performance Shares and Cash Incentive Awards
9.1    Grant of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the terms of this Plan, Performance Units, Performance Shares and Cash Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.
9.2    Award Agreement. Each Award of Performance Units, Performance Shares or Cash Incentive Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the number of Performance Units or Performance Shares or amount of Cash Incentive Award granted, and such other provisions as the Committee shall determine. Further, the Performance Period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control. In such event, the Award Agreement will specify the time and terms of delivery.
9.3    Value of Performance Units, Performance Shares and Cash Incentive Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares or Cash Incentive Awards which will be paid out to the Participant.
9.4    Form and Timing of Payment of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award

Agreement, payment of earned Performance Units, Performance Shares or Cash Incentive Awards to a Participant shall be made no later than March 15 following the end of the calendar year in which such Performance Units, Performance Shares or Cash Incentive Awards vest, or as soon as administratively practicable thereafter if payment is delayed due to unforeseeable events. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Any Shares issued or transferred to a Participant for this purpose may be granted subject to any restrictions that are deemed appropriate by the Committee.
9.5    Termination of Employment, Service or Directorship. Each Award Agreement providing for a Performance Unit, Performance Share or Cash Incentive Award shall set forth the extent to which the Participant shall have the right to receive a payout of cash or Shares with respect to unvested Performance Units, Performance Shares or Cash Incentive Award following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all Awards of Performance Units, Performance Shares or Cash Incentive Awards granted pursuant to this Article 9 and may reflect distinctions based on the reasons for termination.
9.6    Transferability. Except as otherwise provided in a Participant’s related Award Agreement, Performance Units, Performance Shares and Cash Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to Performance Units, Performance Shares or Cash Incentive Awards granted to that Participant under this Plan shall be available during the Participant’s lifetime only to the Participant. Any attempted assignment of Performance Units, Performance Shares or Cash Incentive Award in violation of this Section 9.6 shall be null and void.
9.7    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares shall not have voting rights with respect to the Shares underlying such units or shares. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional Performance Units or Performance Shares (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the Performance Units or Performance Shares with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to Performance Units or Performance Shares that do not vest shall be forfeited.
ARTICLE 10
Restricted Stock Units
10.1    Grant of RSUs. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell RSUs to eligible Participants in such amounts as the Committee shall determine.
10.2    RSU Award Agreement. Each RSU Award to a Participant shall be evidenced by an RSU Award Agreement entered into with that Participant, which shall specify the Vesting Period, the number of RSUs granted, the time and manner of payment for earned RSUs, and such other provisions as the Committee shall determine in its sole discretion. Further, any grant or sale of Restricted Stock Units may provide for continued vesting or the early termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change of Control; further provided, that no award of Restricted Stock Units intended to be a Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award.
10.3    Transferability. Except as provided in a Participant’s related Award Agreement, RSUs granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to an RSU Award granted to that Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of an RSU Award in violation of this Section 10.3 shall be null and void.
10.4    Form and Timing of Delivery. If a Participant’s RSU Award Agreement provides for payment in cash, payment equal to the Fair Market Value of the Shares underlying the RSU Award, calculated as of the last day of the applicable Vesting Period, shall be made in a single lump-sum payment. If a Participant’s RSU Award Agreement provides for payment in Shares, the Shares underlying the RSU Award shall be delivered to the Participant. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, such payment of cash or Shares shall be made no later than March 15 following the end of the calendar year during which the RSU Award vests, or as soon as practicable thereafter if payment is delayed due to unforeseeable events. Such delivered Shares shall be freely transferable by the Participant.
10.5    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding RSUs shall not have voting rights with respect to the Shares underlying such RSUs. During the applicable Vesting Period, Participants holding RSUs granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional RSUs (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the RSUs with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited.
10.6    Termination of Employment, Service or Directorship. Each RSU Award Agreement shall set forth the extent to which the applicable Participant shall have the right to receive a payout of cash or Shares with respect to unvested RSUs following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to RSUs, need not be uniform among all RSUs granted pursuant to this Article 10 and may reflect distinctions based on the reasons for termination.
ARTICLE 11
Other Awards
11.1    Grant of Other Awards. Subject to applicable law and the limits set forth in Article 4 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 11 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
11.2    Tandem Awards. Cash awards, as an element of, or supplement to, any other award granted under this Plan, may also be granted pursuant to this Article 11.
11.3    Shares as Bonus. The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
11.4    Early Terminations. Any grant of an award under this Article 11 may provide for continued vesting or the early vesting or termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control; further provided, that no award granted under this Article 11 that is intended to be a Performance-Based Award will provide for such early lapse or modification (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award. In such event, the Award Agreement will specify the time and terms of delivery.
11.5    Dividends and Dividend Equivalents. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on Awards granted under this Article 11 on a deferred and contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Awards granted under this Article 11 will be deferred until and paid contingent upon the earning of such Awards.
ARTICLE 12
Performance Measures
12.1    Performance Measures. Unless and until the Committee proposes and stockholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards, the performance measure(s) to be used for purposes of such Performance-Based Awards shall be chosen from among the following alternatives (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.
Subject to the terms of this Plan, each of these measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each of these measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Furthermore, in the case of a Performance-Based Award, each performance measure will be objectively determinable, and, unless otherwise determined by the Committee, may include or exclude specified research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, and such other unusual or infrequent items as defined by the Committee in its sole discretion and as identified on the Date of Grant.
12.2    Adjustments. The Committee shall have the sole discretion to adjust determinations of the degree of attainment of the pre-established performance goals. The Committee shall retain the discretion to adjust such Awards downward.
12.3    Grandfathered Performance-Based Awards. Notwithstanding anything in this Plan to the contrary, the Committee shall administer any Awards in effect on November 2, 2017 which qualify as “performance-based compensation” under Section 162(m) of the Code, as amended the by Tax Cuts and Jobs Act (the “TCJA”), in accordance with the “grandfathering” transition rules applicable to written binding contracts in effect on November 2, 2017 and shall have the discretion to amend this Plan to conform to the TCJA, all without obtaining further approval from the Company’s shareholders (unless otherwise required by applicable law). Further, this amended and restated Plan is not intended, and shall not be deemed as amending, any such Awards to the extent it would result in the loss of deductibility under the TCJA’s “grandfathering” rules applicable to Section 162(m) of the Code.
ARTICLE 13
Deferrals
The Committee may, in its sole discretion, permit selected Participants to elect to defer payment of some or all types of Awards, or may provide for the deferral of an Award in an Award Agreement; provided, however, that the timing of any such election and payment of any such deferral shall be specified in the Award Agreement and shall conform to the requirements of Section 409A(a)(2), (3) and (4) of the Code and the regulations and rulings issued thereunder. Any deferred payment, whether elected by a Participant or specified in an Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.
ARTICLE 14
Rights of Employees, Directors and Consultants
14.1    Employment or Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

14.2    No Contract of Employment. Neither an Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment contract with the Company or any Subsidiary, and accordingly, subject to the provisions of Article 16 hereof, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company or any Subsidiary for severance payments.
14.3    Transfers Between Participating Entities. For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, subject to the terms of this Plan, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the change in reporting relationships.
ARTICLE 15
Change in Control
The treatment of outstanding Awards upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, shall be determined in the sole discretion of the Committee in accordance with the terms of this Plan and shall be described in the Award Agreements and need not be uniform among all Participants or Awards granted pursuant to this Plan.
ARTICLE 16
Amendment, Modification and Termination
16.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, however, if an amendment to the Plan, for purposes of applicable stock exchange rules and except as permitted under Section 4.4 of this Plan, (a) would materially increase the benefits accruing to Participants under the Plan, (b) would materially increase the number of securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. No amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Notwithstanding anything in this Plan to the contrary, Participant consent shall not be required for any amendment to Article 20 hereof or otherwise that is deemed necessary or appropriate by the Company to ensure compliance with Section 409A of the Code, the Dodd-Frank Wall Street Reform and Consumer Protection Act or Section 10D of the Exchange Act, or any rules or regulations promulgated thereunder.
16.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. If permitted by Section 409A of the Code and subject to Sections 4.4, 6.3, 7.10(a) and 12.3 of this Plan, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate.
ARTICLE 17
Withholding
The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, or at the time applicable law otherwise requires, an appropriate amount of cash or number of Shares or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.

ARTICLE 18
Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom the Committee has delegated authority in accordance with Article 3 hereof, shall be indemnified and held harmless by the Company against and from: (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan, except for any such action or failure to act that constitutes willful misconduct on the part of such person or as to which any applicable statute prohibits the Company from providing indemnification; and (b) any and all amounts paid by him or her in settlement of any claim, action, suit or proceeding as to which indemnification is provided pursuant to clause (a) of this sentence, with the Company’s approval, or paid by him or her in satisfaction of any judgment or award in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws (each, as amended from time to time), as a matter of law, or otherwise.
ARTICLE 19
Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or other transaction.
ARTICLE 20
Clawback Provisions
Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment or service with the Company or its Subsidiaries, or within a specified period after termination of such employment or service, shall engage in any detrimental activity (as described in the applicable Award Agreement or such clawback policy). In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.
ARTICLE 21
General Provisions
21.1    Restrictions and Legends. No Shares or other form of payment shall be issued or transferred with respect to any Award unless the Company shall be satisfied that such issuance or transfer will be in compliance with applicable U.S. federal and state securities laws. The Committee may require each person receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares for investment without a view to distribution thereof. Any certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which they are admitted for quotation and any applicable U.S. federal or state securities law. In addition to any other legend required by this Plan, any certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.2    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.
21.3    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
21.4    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
21.5    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or transaction reporting system on which the Shares are listed or to which the Shares are admitted for quotation.
21.6    Unfunded Plan. Insofar as this Plan provides for Awards of cash, Shares or rights thereto, it will be unfunded. Although the Company may establish bookkeeping accounts with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, it will use any such accounts merely as a bookkeeping convenience. Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.
21.7    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
21.8    Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.
21.9    Compliance with Code Section 409A. (a) To the extent applicable, it is intended that this Plan and any grant made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.

(d)    Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.
(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
21.10    Incentive Stock Option Compliance. To the extent any provision of this Plan would prevent any ISO that was intended to qualify as an ISO from qualifying as such, that provision will be null and void with respect to such ISO. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.
ARTICLE 22
Stock-Based Awards in Substitution for Options or Awards Granted by Other Company
Notwithstanding anything in this Plan to the contrary:
(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article 4 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Article 4 of the Plan.
* * *

Babcock & Wilcox Enterprises, Inc.
20 South Van Buren Avenue
Barberton, Ohio, U.S.A. 44203
Phone: +1 330.753.4511
www.babcock.com

Babcock & Wilcox Enterprises, Inc.
Annual Meeting of Stockholders
June 14, 2019 at 10:30 a.m.

www.virtualshareholdermeeting.com/BW2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

E80484-P25142

BABCOCK & WILCOX ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
June 14, 2019

The undersigned stockholder(s) hereby appoint(s) Kenneth Young and J. André Hall, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. ("B&W") that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m. Eastern Time on June 14, 2019, at www.virtualshareholdermeeting.com/BW2019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

ATTENTION PARTICIPANTS IN B&W'S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the "Thrift Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company ("Vanguard"), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on June 12, 2019. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE